SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No. )
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☐	Preliminary Proxy Statement
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☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under § 240.14a-12

Immunocore Holdings plc
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Immunocore Holdings plc
(incorporated and registered in England and Wales under the Companies Act 2006 with registered number 13119746)
92 Park Drive, Milton Park, Abingdon, Oxfordshire OX14 4RY, United Kingdom
April 4, 2025
Dear Shareholder:
We are pleased to provide details of the 2025 Annual General Meeting (the “AGM”) of Immunocore Holdings plc to be held on Thursday, May 15, 2025, at 2:30 p.m. London time (9:30 a.m. Eastern Daylight Time), at the offices of Cooley (UK) LLP, 22 Bishopsgate, London EC2N 4BQ, United Kingdom and electronically via meetnow.global/IHCAGM2025. The AGM will be held as a hybrid general meeting so that holders of ordinary shares will be able to participate in the meeting in person or electronically.
Details regarding the business to be conducted at the AGM and admission to the AGM are described in the accompanying Notice of Annual General Meeting of Shareholders and proxy statement.
Your vote is important. You may vote through any of the means described in the accompanying proxy statement, or, if you are a holder of our American Depositary Shares (“ADSs”), the ADS proxy card provided to you. Please carefully review the instructions on each of your voting options described in this proxy statement, the notice, and, if applicable, the voting instructions.
Thank you for your ongoing support of and continued interest in Immunocore Holdings plc. We look forward to receiving your vote in respect of the business to be conducted at the AGM.
Yours sincerely,
/s/ Professor Sir John Bell
Professor Sir John Bell
Chairman

Immunocore Holdings plc
(incorporated and registered in England and Wales under the Companies Act 2006 with registered number 13119746)
92 Park Drive, Milton Park, Abingdon, Oxfordshire OX14 4RY, United Kingdom
NOTICE OF ANNUAL GENERAL MEETING OF SHAREHOLDERS
To Be Held On May 15, 2025
NOTICE is hereby given that the 2025 Annual General Meeting (the “AGM”) of Immunocore Holdings plc, a public limited company incorporated under the laws of England and Wales (referred to herein as the “Company,” “we,” “us” and “our”), will be held on Thursday, May 15, 2025, at 2:30 p.m. London time (9:30 a.m. Eastern Daylight Time), at the offices of Cooley (UK) LLP, 22 Bishopsgate, London EC2N 4BQ, United Kingdom and electronically via meetnow.global/IHCAGM2025, for transaction of the following business:
Ordinary Resolutions
1.	To re-appoint as a director Roy S. Herbst, M.D., Ph.D., who retires in accordance with the articles of association.
2.	To re-appoint as a director Ranjeev Krishana, who retires in accordance with the articles of association.
3.	To re-appoint as a director Professor Sir Peter Ratcliffe, who retires in accordance with the articles of association.
4.	To approve, on advisory basis, the compensation of our named executive officers, as disclosed in the attached proxy statement.
5.
To ratify the appointment of Deloitte LLP, a limited liability partnership organized under the laws of England, as our U.S. independent registered public accounting firm for the year ending December 31, 2025.

6.
To re-appoint Deloitte LLP, a limited liability partnership organized under the laws of England, as our U.K. statutory auditors, to hold office until the conclusion of our next annual general meeting of shareholders.

7.	To authorize the audit committee to determine our U.K. statutory auditors’ remuneration for the year ending December 31, 2025.
8.	To receive and adopt our U.K. statutory annual accounts and reports for the year ended December 31, 2024 (the “2024 U.K. Annual Report”).
9.
To approve our directors’ remuneration report for the year ended December 31, 2024, which is set forth as Annex A to the attached proxy statement and on pages 22 to 49 of the 2024 U.K. Annual Report (excluding the directors’ remuneration policy set out on pages A-5 to A-15 of Annex A).

10.	To approve the directors’ remuneration policy, which is set forth on pages A-5 to A-15 of Annex A to the attached proxy statement, which will take effect immediately after the end of the AGM.
11.	To authorize the Company and all of its subsidiaries at any time during the period for which this resolution has effect to:
a.	make political donations to political parties and/or independent election candidates not exceeding £50,000 in total;
b.	make political donations to political organisations other than political parties not exceeding £50,000 in total; and
c.	incur political expenditure not exceeding £50,000 in total,
in each case during the period beginning with the date of the AGM and ending at the close of business on the day on which the 2026 annual general meeting of shareholders is held or May 15, 2026, whichever is later. The maximum amounts in (a), (b) and (c) may comprise sums in different currencies, which shall be converted at such rate as the Board may in its absolute discretion determine to be appropriate.

For the purposes of this resolution, the terms “political donations”, “political parties”, “independent election candidates”, “political organisations” and “political expenditure” have the meanings set out in sections 363 to 365 of the U.K. Companies Act 2006 (the “Companies Act”).
12.
To authorize the directors of the Company, generally and unconditionally for the purpose of section 551 of the Companies Act, to allot shares in the Company or to grant rights to subscribe for or to convert any security into shares in the Company (“Share Rights”) up to an aggregate nominal amount of £150,000 for a period expiring (unless previously renewed, varied or revoked) on May 14, 2030, save that the Company may, before such expiry, make an offer or agreement which would or might require shares to be allotted or Share Rights to be granted, pursuant to this authority after its expiration, and the directors may allot shares or grant Share Rights in pursuance of such offer or agreement notwithstanding that the authority conferred by this resolution has expired. The authority granted by this resolution shall replace all existing authorities to allot any shares of the Company and to grant Share Rights previously granted to the directors pursuant to section 551 of the Companies Act, but without prejudice to any allotment of shares or grant of Share Rights already made or offered or agreed to be made pursuant to such authorities.

Special Resolution
13.
Subject to the passing of resolution 12, to empower the directors of the Company generally pursuant to section 570(1) and section 573 of the Companies Act to allot equity securities (as defined in section 560 of the Companies Act) for cash pursuant to the general authority conferred on them by resolution 12 as if section 561(1) of the Companies Act did not apply to the allotment. This power:

a.	shall be limited to the allotment of equity securities up to an aggregate nominal value of £150,000;
b.
expires (unless previously renewed, varied or revoked) on May 14, 2030, save that the Company may, before such expiry, make an offer or agreement which would or might require equity securities to be allotted after such expiry and the directors may allot equity securities in pursuance of any such offer or agreement notwithstanding that the power conferred by this resolution has expired; and

c.
applies in relation to a sale of shares which is an allotment of equity securities by virtue of section 560(3) of the Companies Act as if in the first paragraph of this resolution the words “pursuant to the general authority conferred on them by resolution 12” were omitted.

For the purposes of this resolution, references to the allotment of equity securities shall be interpreted in accordance with section 560 of the Companies Act.
This resolution replaces all unexercised powers previously granted to the directors to allot equity securities as if section 561 of the Companies Act did not apply but shall be without prejudice to any allotment of equity securities already made or offered or agreed to be made pursuant to such authorities.
Please refer to the attached proxy statement for detailed information on each of the resolutions, which are set forth in the attached proxy statement as resolutions 1 through 13. We encourage you to read the proxy statement in its entirety before voting. Our board of directors has approved each resolution and recommends that shareholders entitled to vote at the AGM vote in favor of each of the resolutions.
Resolutions 1 through 12 will be proposed as ordinary resolutions and under English law, assuming that a quorum is present, an ordinary resolution is passed on a poll if it is approved by holders representing a simple majority of the total voting rights of shareholders present (in person or by proxy) who (being entitled to vote) vote on the resolution.
Resolution 13 will be proposed as a special resolution under English law. Assuming that a quorum is present, a special resolution is passed on a poll if it is approved by holders representing not less than 75% of the total voting rights of shareholders present (in person or by proxy) who (being entitled to vote) vote on the resolution.
Voting on all resolutions at the AGM will be conducted by way of a poll, rather than a show of hands.
The result of the shareholder votes on the ordinary resolutions in resolutions 4, 8 and 9 will not require our board of directors or any committee thereof to take any action. Our board of directors values the opinions of our shareholders as expressed through such votes and will carefully consider the outcome of the votes on these resolutions.

Only those ordinary shareholders of record as of 6:00 p.m. London time (1:00 p.m. Eastern Daylight Time) on Tuesday, May 13, 2025 will be entitled to attend, speak and vote at the AGM. Ordinary shareholders attending the AGM will have the right to ask questions at the AGM in accordance with the Companies Act. Persons intending to attend the AGM in person will need a QR code to access the AGM venue. Such QR code will need to be displayed on a smartphone or similar device. A QR code will be able to be obtained in advance by emailing the registrar at corporate-representatives@computershare.co.uk with your full name and email address. Persons who have not obtained a QR code in advance will be able to obtain one at the AGM venue.
Your vote is important, regardless of the number of ordinary shares or American Depositary Shares (“ADSs”) you own. Holders of ordinary shares who attend the AGM in person or electronically via meetnow.global/IHCAGM2025 will be able to vote during the AGM. However, to make sure your shares are represented at the AGM, please vote as soon as possible. Holders of ordinary shares entitled to attend and vote at the AGM are entitled to appoint a proxy (or, if they hold more than one ordinary share, proxies) to exercise all or any of their rights to attend, speak and vote at the AGM. Such proxy need not be one of our shareholders of record. Holders of our ordinary shares may vote by proxy either over the internet or by returning a form of proxy in the envelope provided by no later than 2:30 p.m. London time (9:30 a.m. Eastern Daylight Time) on Tuesday, May 13, 2025. In addition, you may be able to appoint a proxy electronically via the CREST electronic proxy appointment service or the Proxymity platform. You may revoke your proxy in the manner described in the accompanying proxy statement. Holders of our ADSs may vote by following the voting instructions in the attached proxy statement.
The results of the polls taken on the resolutions at the AGM and any other information required by the Companies Act will be made available on our website (https://ir.immunocore.com) as soon as reasonably practicable following the AGM and available for the required period thereafter. The results will also be announced by the filing of a Current Report on Form 8-K with the U.S. Securities and Exchange Commission. The inclusion of our website address here and elsewhere in the attached proxy statement does not include or incorporate by reference the information on our website into this Notice or the proxy statement.
By Order of the Board
/s/ Lily Hepworth
Lily Hepworth
Company Secretary
April 4, 2025

Registered office:
92 Park Drive, Milton Park
Abingdon, Oxfordshire
United Kingdom, OX14 4RY

Important Notice Regarding the Availability of Proxy Materials for the Annual General Meeting of Shareholders to Be Held on Thursday, May 15, 2025 at 2:30 p.m. London time (9:30 a.m. Eastern Daylight Time), at the offices of Cooley (UK) LLP, 22 Bishopsgate, London EC2N 4BQ, United Kingdom and electronically via meetnow.global/IHCAGM2025.

The proxy statement and annual report to shareholders are available at https://ir.immunocore.com.
Information included on our website, other than the proxy materials, is not part of our proxy soliciting materials.

QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING	2
BACKGROUND TO RESOLUTIONS 1 TO 3—RE-APPOINTMENT OF DIRECTORS	11
RESOLUTION 1 RE-APPOINTMENT OF ROY S. HERBST, M.D., PH.D. TO THE BOARD OF DIRECTORS	12
RESOLUTION 2 RE-APPOINTMENT OF RANJEEV KRISHANA TO THE BOARD OF DIRECTORS	13
RESOLUTION 3 RE-APPOINTMENT OF PROFESSOR SIR PETER RATCLIFFE TO THE BOARD OF DIRECTORS	14
RESOLUTION 4 ADVISORY VOTE ON EXECUTIVE COMPENSATION	15
RESOLUTION 5 RATIFICATION OF THE APPOINTMENT OF DELOITTE LLP AS OUR U.S. INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2025	16
RESOLUTION 6 RE-APPOINTMENT OF DELOITTE LLP AS OUR U.K. STATUTORY AUDITORS, TO HOLD OFFICE UNTIL THE CONCLUSION OF THE NEXT ANNUAL GENERAL MEETING OF SHAREHOLDERS	16
RESOLUTION 7 AUTHORIZATION FOR THE AUDIT COMMITTEE TO DETERMINE THE U.K. STATUTORY AUDITORS’ REMUNERATION FOR THE YEAR ENDING DECEMBER 31, 2025	16
RESOLUTION 8 RESOLUTION TO RECEIVE AND ADOPT OUR 2024 U.K. ANNUAL REPORT	19
RESOLUTION 9 APPROVAL OF OUR U.K. STATUTORY DIRECTORS’ ANNUAL REPORT ON REMUNERATION	20
RESOLUTION 10 APPROVAL OF THE DIRECTORS’ REMUNERATION POLICY	21
RESOLUTION 11 AUTHORIZATION TO MAKE POLITICAL DONATIONS OR INCUR POLITICAL EXPENDITURE	22
BACKGROUND TO RESOLUTIONS 12 AND 13—SHARE ISSUANCE AUTHORIZATION	23
RESOLUTION 12 AUTHORIZATION OF ALLOTMENT OF SHARES	26
RESOLUTION 13 DISAPPLICATION OF STATUTORY PRE-EMPTION RIGHTS	27
BOARD OF DIRECTORS AND CORPORATE GOVERNANCE	28
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	35
CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS	37
NON-EXECUTIVE DIRECTOR REMUNERATION	38
EXECUTIVE OFFICERS	40
EXECUTIVE COMPENSATION	41
CEO PAY RATIO	62
PAY VERSUS PERFORMANCE	63
ADDITIONAL INFORMATION	67
ANNEX A	A-1

Immunocore Holdings plc
(incorporated and registered in England and Wales under the Companies Act 2006 with registered number 13119746)
92 Park Drive, Milton Park, Abingdon, Oxfordshire OX14 4RY, United Kingdom
PROXY STATEMENT
FOR THE 2025 ANNUAL GENERAL MEETING OF SHAREHOLDERS
TO BE HELD ON MAY 15, 2025
QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING
We have sent you this proxy statement and the enclosed form of proxy because the board of directors of Immunocore Holdings plc is soliciting your proxy to vote at our upcoming annual general meeting of shareholders (the “AGM”). As used in this proxy statement, references to “we,” “us,” “our” and “Immunocore” refer to Immunocore Holdings plc.
The Notice of 2025 Annual General Meeting, this proxy statement, the form of proxy, our U.K. statutory annual accounts and reports for the year ended December 31, 2024 (“2024 U.K. Annual Report”) and our annual report on Form 10-K for the year ended December 31, 2024 (the “Annual Report on Form 10-K,” and collectively with the Notice of 2025 Annual General Meeting, this proxy statement, the 2024 U.K. Annual Report and the form of proxy, the “Proxy Materials”), will be made available (either electronically or by post) to our ordinary shareholders of record for the first time on or about April 4, 2025.
While this proxy statement is made available to our ordinary shareholders of record, this document will also be sent to holders of our American Depositary Shares (“ADSs”) for the first time on or about April 4, 2025 and contains information relevant to holders of ADSs. In addition, we have provided brokers, dealers, bankers, and their nominees, at our expense, with copies of the Proxy Materials so that our record holders can supply these materials to the beneficial owners of our ordinary shares.
When is the AGM?
The AGM will be held on Thursday, May 15, 2025, at 2:30 p.m. London time (9:30 a.m. Eastern Daylight Time), at the offices of Cooley (UK) LLP, 22 Bishopsgate, London EC2N 4BQ, United Kingdom and electronically via meetnow.global/IHCAGM2025. The AGM will be held as a hybrid general meeting so that holders of ordinary shares will be able to participate in the meeting in person or electronically.
Why am I receiving these materials?
We have made available the Proxy Materials to you because you are an ordinary shareholder of record and our board of directors is soliciting your proxy to vote at the AGM, including at any adjournments or postponements thereof. You do not need to attend the AGM in person to vote your shares.
All holders of ordinary shares will also be able to submit a proxy electronically using the website www.investorcentre.co.uk/eproxy. In addition, you may also be able to appoint a proxy electronically via the CREST electronic proxy appointment service or the Proxymity platform. To submit your proxy, simply follow the instructions in this proxy statement. In addition, if you have elected to receive communications from us in hard-copy form, you can vote by completing and returning the paper form of proxy enclosed with this document to our registrar, Computershare Investor Services PLC (“Computershare”).
All proxies, however submitted, must be lodged with Computershare, by no later than 2:30 p.m. London time (9:30 a.m. Eastern Daylight Time) on Tuesday, May 13, 2025. Materials for ADS holders of record, including this proxy statement, the Annual Report on Form 10-K, the 2024 U.K. Annual Report and an ADS proxy card, will be mailed on or about April 4, 2025 to all ADS holders, including banks, brokers and nominees, who are registered as holders of ADSs in the ADS register by 5:00 p.m. Eastern Daylight Time on March 21, 2025, the record date for ADS holders.
Who can vote at the AGM?
Ordinary Shareholders of Record
Only ordinary shareholders of record registered in the register of members at 6:00 p.m. London time (1:00 p.m. Eastern Daylight Time) on Tuesday, May 13, 2025 will be entitled to vote at the AGM. As of March 21, 2025 (being the last practicable date before the circulation of this proxy statement), there were 49,345,605 ordinary shares issued and outstanding and entitled to vote (excluding 734,397 non-voting ordinary shares). As an ordinary shareholder of record, you may vote at the AGM or by proxy. We encourage you to vote prior to the AGM by proxy over the internet or by mail or, if applicable, via the CREST electronic proxy appointment service or the Proxymity platform, as instructed below to ensure your vote is counted.
If, on or prior to May 13, 2025, you sell or transfer our ordinary shares that you currently hold, your form of proxy can no longer be used and if submitted (whether before or after you sell or transfer your ordinary shares) will be treated as invalid. Please pass this document to the person who arranged the sale or transfer for delivery to the purchaser or transferee. The purchaser or transferee should contact Lily Hepworth, Company Secretary, to request a new form of proxy for their use.
Holders of our non-voting ordinary shares and deferred shares do not have the right to receive notice of, or to attend and vote at, the AGM in respect of such non-voting ordinary shares and deferred shares.
Beneficial Owners of Ordinary Shares which are Registered in the Name of a Broker, Bank or Other Agent
If, on May 13, 2025, your ordinary shares were held in an account at a brokerage firm, bank or other similar organization and you are the beneficial owner of shares, these Proxy Materials should be forwarded to you by that organization. The organization holding your account is considered the shareholder of record for purposes of voting at the AGM. You are encouraged to provide voting instructions to your broker or other agent so that they may submit a proxy.
Holders of American Depositary Shares
If you or your brokerage firm, bank or nominee is registered as a holder of ADSs in the ADS register at 5:00 p.m. Eastern Daylight Time on March 21, 2025 (the record date for ADS holders), you are entitled to exercise your vote as a holder of an interest in our share capital represented by ADSs. If you hold ADSs through a brokerage firm, bank or nominee on March 21, 2025, the materials for ADS holders, including the ADS proxy card, will be sent to that organization. The organization holding your account is considered the ADS holder of record. Please reach out to that organization to provide your voting instructions.
Please note that ADS proxy cards submitted by ADS holders must be received by the depositary, Citibank, N.A., no later than 10:00 a.m. Eastern Daylight Time on Thursday, May 8, 2025. Citibank, N.A. will collate all votes properly submitted by ADS holders and submit a vote on behalf of all ADS holders.
What are the differences between ADS holders and ordinary shareholders?
Citibank, N.A., as depositary, executes and delivers ADSs on our behalf. We are requesting Citibank, N.A., which holds the ordinary shares represented by the ADSs, to seek ADS holders’ instructions as to voting for the AGM. As a result, ADS holders may instruct Citibank, N.A., as depositary, to vote the ordinary shares represented by their ADSs.
Because we have asked Citibank, N.A. to seek the instructions of ADS holders, Citibank, N.A. will notify ADS holders of the upcoming vote and arrange to deliver the Proxy Materials to them. Citibank, N.A., as depositary, then tries, as far as practicable, to vote the ordinary shares as our ADS holders instruct. We cannot guarantee that ADS holders will receive this proxy statement and the other proxy materials from Citibank, N.A. in time to permit them to instruct Citibank, N.A., as depositary, to vote their shares. In addition, there may be other circumstances in which ADS holders may not be able to exercise voting rights. Furthermore, ADS holders can exercise their right to vote the ordinary shares underlying their ADSs by exchanging their ADSs for ordinary shares. However, even though we are subject to U.S. domestic issuer proxy rules and our shareholder meetings are announced via press release and in our filings with the Securities and Exchange Commission (the “SEC”), ADS holders may not receive proxy materials about the AGM early enough to exchange their ADSs for ordinary shares.
ADS holders are not required to be treated as holders of ordinary shares and do not have the rights of holders of ordinary shares.
What is the difference between a shareholder of record and a beneficial owner?
These terms describe how your ordinary shares are held. If your ordinary shares are registered directly in our register of members maintained by Computershare, our registrar, you are a shareholder of record and the Proxy Materials are being sent directly, or otherwise being made available, to you. If your ordinary shares are held in the name of a broker, bank, or other nominee, you are a beneficial owner of the shares held by your broker, bank or other nominee and the

Proxy Materials are being made available or forwarded to you by your broker, bank, or other nominee, who is treated as the shareholder of record. As the beneficial owner, you have the right to direct your broker, bank, or other nominee on how to vote your ordinary shares by following the instructions on the voting instructions provided to you by such broker, bank or other nominee.
What are the requirements to approve each of the resolutions?
You may cast your vote for or against resolutions 1 through 13 or abstain from voting your shares on one or more of these resolutions.
Resolutions 1 through 12 will be proposed as ordinary resolutions. Under English law, assuming that a quorum is present, an ordinary resolution is passed on a poll if it is approved by holders representing a simple majority of the total voting rights of shareholders present (in person or by proxy) who (being entitled to vote) vote on the resolution.
Resolution 13 will be proposed as a special resolution under English law. Assuming that a quorum is present, a special resolution is passed on a poll if it is approved by holders representing not less than 75% of the total voting rights of shareholders present (in person or by proxy) who (being entitled to vote) vote on the resolution.
The result of the shareholder votes on ordinary resolutions 4, 8 and 9 regarding advisory approval of the executive compensation of our named executive officers, receipt and adoption of the 2024 U.K. Annual Report and approval of the directors’ remuneration report for the year ended December 31, 2024 will not require our board of directors or any committee thereof to take any action. Our board of directors values the opinions of our shareholders as expressed through such votes and will carefully consider the outcome of the votes on these resolutions.
What are the voting recommendations of our board of directors regarding the election of directors and other resolutions?
The following table summarizes the items that will be brought for a vote of our shareholders at the AGM, along with the voting recommendations of our board of directors.

Resolution	Description of Resolution	Board’s Recommendation
1	To re-appoint Roy S. Herbst, M.D., Ph.D. as a director	FOR
2	To re-appoint Ranjeev Krishana as a director	FOR
3	To re-appoint Professor Sir Peter Ratcliffe as a director	FOR
4	To approve, on advisory basis, the compensation of our named executive officers	FOR
5
To ratify the appointment of Deloitte LLP, a limited liability partnership organized under the laws of England, as our U.S. independent registered public accounting firm for the year ending December 31, 2025
FOR
6
To re-appoint Deloitte LLP, a limited liability partnership organized under the laws of England, as our U.K. statutory auditors, to hold office until the conclusion of the next annual general meeting of shareholders
FOR
7	To authorize the audit committee to determine our U.K. statutory auditors’ remuneration for the year ending December 31, 2025	FOR
8	To receive and adopt our U.K. statutory annual accounts and reports for the year ended December 31, 2024	FOR
9
To approve the director’s remuneration report for the year ended December 31, 2024, which is set forth in Annex A to the proxy statement (excluding the directors’ remuneration policy set out on pages A-5 to A-15 of Annex A to the proxy statement)
FOR
10	To approve the directors’ remuneration policy, which is set forth on pages A-5 to A-15 of Annex A to the proxy statement, which will take effect immediately after the end of the AGM	FOR
11	To authorize the Company and all of its subsidiaries to make political donations and incur political expenditure	FOR
12	To authorize the directors to allot shares or to grant rights to subscribe for or convert any security into shares up to an aggregate nominal amount of £150,000	FOR
13	To empower the directors to allot equity securities for cash pursuant to the authorization in resolution 12 as if U.K. statutory pre-emption rights did not apply	FOR

What constitutes a quorum?
Under our articles of association, a quorum will be present if two shareholders entitled to vote, together holding at least one-third in number of the issued shares (excluding any shares held as treasury shares) entitled to vote on the business to be transacted, are present in person or represented by proxy or corporate representative at the AGM.
If there is no quorum within fifteen minutes (or such longer interval as the chair of the AGM in their absolute discretion thinks fit) from the time fixed for the start of the AGM, or if a quorum ceases to be present during the AGM, the AGM will stand adjourned to such time, date and place or places and/or by means of such electronic facility or facilities as may be fixed by the chair of the AGM (being not less than 10 clear days later). If at such adjourned meeting, a quorum is not present within 15 minutes from the time appointed for the holding of the meeting, the meeting shall be dissolved.
How do I vote my shares?
You may vote “FOR” or “AGAINST” or abstain from voting on the applicable resolution. The procedures for voting are as follows:
Ordinary Shareholders of Record
If you are an ordinary “shareholder of record,” you may vote at the AGM or by proxy. We urge you to vote by proxy over the internet or by mail or, if applicable, via the CREST electronic proxy appointment service or the Proxymity platform, as instructed below to ensure your vote is counted. You may also attend and vote at the AGM in person or by using the electronic platform via meetnow.global/IHCAGM2025. If you intend to attend the AGM in person, you will need a QR code to access the AGM venue, which QR code will need to be displayed on a smartphone or similar device. You will be able to obtain a QR code in advance of the AGM by emailing the registrar at corporate-representatives@computershare.co.uk with your full name and email address. Persons who have not obtained a QR code in advance will be able to obtain one at the AGM venue.
You may still attend the AGM and vote in person or via the electronic platform during the AGM even if you have already voted by proxy.
You may appoint more than one proxy in relation to the AGM (provided that each proxy is appointed to exercise the rights attached to a different ordinary share(s)). To appoint more than one proxy, you should contact our registrar, Computershare. Such proxy need not be a shareholder of record but must attend the AGM to represent you for your vote to be counted. We encourage all shareholders to appoint the Chairman of the AGM as their proxy.
You may vote using one of the following methods:
•	To vote on the internet, go to https://www.investorcentre.co.uk/eproxy to appoint a proxy electronically and follow the instructions (see instructions on form of proxy).
•	If you have received a hard-copy form of proxy simply complete, sign and date the enclosed form of proxy and return it promptly in the envelope provided.
•
CREST members who wish to appoint a proxy or proxies through the CREST electronic proxy appointment service may do so for the AGM (and any adjournment of the AGM) by using the procedures described in the CREST Manual (available from www.euroclear.com). CREST Personal Members or other CREST Sponsored Members, and those CREST members who have appointed a service provider(s), should refer to their CREST sponsor or voting service provider(s), who will be able to take the appropriate action on their behalf. In order for a proxy appointment or instruction made by means of CREST to be valid, the appropriate CREST message (a “CREST Proxy Instruction”) must be properly authenticated in accordance with Euroclear UK & International Limited’s specifications and must contain the information required for such instructions, as described in the CREST Manual. The message, regardless of whether it constitutes the appointment of a proxy or an amendment to the instruction given to a previously appointed proxy, must, in order to be valid, be transmitted so as to be received by Computershare (ID: 3RA50) by 2:30 p.m. London time (9:30 a.m. Eastern Daylight Time) on May 13, 2025. For this purpose, the time of receipt will be taken to mean the time (as determined by the timestamp applied to the message by the CREST application host) from which the issuer’s agent is able to retrieve the message by enquiry to CREST in the manner prescribed by CREST. After this time, any change of instructions to proxies appointed through CREST should be communicated to the appointee through other means. CREST members and, where applicable, their CREST sponsors or voting service providers should note that Euroclear UK & International Limited does not make available special procedures in CREST for any particular message. Normal system timings and limitations will therefore apply in relation to the input of CREST Proxy Instructions. It is the responsibility of the CREST member to take (or, if the CREST member is a CREST personal member, or sponsored member, or has appointed a voting service provider(s), to procure that his CREST sponsor or voting service provider(s) take(s)) such action as shall be necessary to ensure that a message is transmitted by means of the CREST system by any particular time. In addition, CREST members and, where applicable, their CREST sponsors or voting service providers are referred, in particular, to those sections of the CREST Manual concerning practical limitations of the CREST system and timings. We may treat a CREST Proxy Instruction as invalid in the circumstances set out in Regulation 35(5)(a) of the Uncertificated Securities Regulations 2001.
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You may also be able to appoint a proxy electronically via the Proxymity platform, a process to which we have agreed and which has been approved by Computershare, our registrar. For further information regarding Proxymity, please go to www.proxymity.io. Before you can appoint a proxy via this process, you will need to have agreed to Proxymity’s associated terms and conditions. It is important that you read these carefully as you will be bound by them and they will govern the electronic appointment of your proxy via the Proxymity platform.

•	To vote in person, come to the AGM and we will give you a poll card when you arrive.
•	If you attend the AGM electronically, you can vote by using the online platform at meetnow.global/IHCAGM2025.
All proxies (however submitted) must be lodged with Computershare, our registrar, by no later than 2:30 p.m. London time (9:30 a.m. Eastern Daylight Time) on May 13, 2025.
If you properly give instructions as to your proxy appointment by executing and returning a form of proxy, or by submitting your proxy online, and your proxy appointment is not subsequently revoked, your shares will be voted in accordance with your instructions. Where no specific instruction is given by you, your proxy may vote at their discretion or refrain from voting, as they see fit.
Beneficial Owners of Ordinary Shares which are Registered in the Name of a Broker, Bank or Other Agent
If your ordinary shares are held in an account at a brokerage firm, bank or similar organization, you should follow directions provided by your broker, bank or other nominee.
Holders of American Depositary Shares
If you are a holder of ADSs, you should follow the directions on the ADS proxy card you received.
Please note that ADS proxy cards submitted by ADS holders must be received by Citibank, N.A. no later than 10:00 a.m. Eastern Daylight Time on Thursday, May 8, 2025. Citibank, N.A. will collate all votes properly submitted by ADS holders and submit a vote on behalf of all ADS holders.
Holders of ADSs are unfortunately not entitled to attend and vote at the AGM in person or via the electronic platform.
How will my ordinary shares or ADSs be voted if I do not specify how they should be voted?
If you sign and send your form of proxy but do not indicate how you want your ordinary shares to be voted, your shares may be voted by the person that you appoint as your proxy as he or she sees fit or such person may abstain in relation to any business of the AGM. As a reminder, we urge all shareholders to appoint the Chairman of the AGM as your proxy.
If a holder of ADSs does not submit an ADS proxy card to Citibank, N.A. by the deadline specified, the ADS holder shall be deemed to have instructed Citibank, N.A. to give a discretionary proxy to a person designated by us to vote the ordinary shares represented by his or her ADSs (provided that no such discretionary proxy shall be given if we inform Citibank, N.A. that we do not want such proxy to be given, substantial opposition exists or the rights of ADS holders may be adversely affected). If the enclosed ADS proxy card is signed but is missing voting instructions with respect to any resolution, then Citibank, N.A. will deem the ADS holder to have instructed it to vote in favor of such resolutions. If the enclosed ADS proxy card is improperly completed, Citibank, N.A. will not vote the ADSs to which such ADS proxy card relates; in particular, if more than one voting box is marked for any resolution, the ADS holder shall be deemed to have directed Citibank, N.A. to abstain on the resolution concerned.

Can I change my vote or revoke a proxy?
An ordinary shareholder of record can revoke his, her or its proxy before 2:30 p.m. London time (9:30 a.m. Eastern Daylight Time) on May 13, 2025 (the deadline for submission of proxies) in one of the following ways:
•	entering a new vote over the internet;
•	submitting another signed form of proxy bearing a later date;
•	amending an instruction via the CREST electronic proxy appointment service;
•	if you are an institutional investor that has appointed a proxy electronically through Proxymity, by entering a new voting instruction via your voting platform; or
•	an ordinary shareholder of record may change his or her vote by voting in person or electronically at the AGM.
If your ordinary shares are held in an account at a brokerage firm, bank or similar organization, you may change or revoke your voting instructions by contacting the broker, bank or other nominee holding the shares. See also “What if I plan to attend the AGM?”
If you hold ADSs, directly or through a broker, bank or other nominee, you must follow the instructions provided by Citibank, N.A. or such broker, bank or other nominee if you wish to change your vote. The last instructions you submit prior to the deadline indicated by Citibank, N.A. or the broker, bank or other nominee, as applicable, will be used to instruct Citibank, N.A. how to vote your ADSs.
Who counts the votes?
Computershare has been engaged as our independent agent to tabulate shareholder votes. If you are an ordinary shareholder of record, you can return your executed form of proxy to Computershare for tabulation or submit your proxy electronically either over the Internet at www.investorcentre.co.uk/eproxy (see instructions on form of proxy), via the CREST electronic proxy appointment service or through Proxymity.
If you hold your ordinary shares through a broker, your broker will return the form of proxy to Computershare or directly submit your proxy to Computershare online.
If you are a holder of record of ADSs, you can return your executed ADS proxy card to Citibank, N.A. for tabulation. If you hold your ADSs through a broker, bank or other organization, that organization can return the ADS proxy card to Citibank, N.A. following your instruction. Citibank, N.A. will submit your votes to Computershare for tabulation.
How are votes counted?
Voting on all resolutions at the AGM will be conducted by way of a poll, rather than a show of hands. Votes will be counted by Computershare, who will separately count “FOR,” “AGAINST” and abstentions.
What is an “abstention” and how would it affect the vote?
An abstention is not a vote in law and will not be counted in the calculation of the proportion of the votes for or against a particular resolution.
How many votes do I have?
On each matter to be voted upon, each ordinary shareholder of record present in person or electronically at the AGM or having submitted a proxy as set out in this proxy statement, or being a corporation present at the AGM by a duly authorized representative, has one vote for each ordinary share held as of 6:00 p.m. London time (1:00 p.m. Eastern Daylight Time) on May 13, 2025.
On each matter to be voted upon, each holder of ADSs has one vote for each ADS held as of March 21, 2025.
Holders of our non-voting ordinary shares and deferred shares do not have the right to vote at the AGM in respect of such non-voting ordinary shares and deferred shares.
What about joint holders?
In the case of joint holders of record of an ordinary share, the vote of the senior who tenders the vote (whether in person or by proxy) will be accepted to the exclusion of the votes of any other joint holders. For these purposes, seniority shall be determined by the order in which the names stand in the register of members of the company in respect of the joint holding (with the first named being the most senior).
What if I plan to attend the AGM in person?
Attendance at the AGM in-person will be limited to ordinary shareholders of record as of 6:00 p.m. London time (1:00 p.m. Eastern Daylight Time) on Tuesday, May 13, 2025. Persons intending to attend the AGM in person will need a QR code to access the AGM venue. Such QR code will need to be displayed on a smartphone or similar device. A QR code will be able to be obtained in advance by emailing the registrar at corporate-representatives@computershare.co.uk with your full name and email address. Persons who have not obtained a QR code in advance will be able to obtain one at the AGM venue.
In order to obtain admittance to the AGM, each shareholder may be asked to present valid picture identification, such as a driver’s license or passport. If your ordinary shares are held through brokerage accounts or by a bank or other nominee, you may be able to attend at the discretion of the Chairman assuming you provide appropriate documentation of share ownership. Any corporation which is an ordinary shareholder of record may by resolution of its directors authorize one or more persons to act as its representative(s) at the AGM and the person(s) so authorized shall (on production of a certified copy of such resolution at the AGM) be entitled to exercise these same powers on behalf of the corporation as the corporation could exercise if it were one of our individual shareholders.
Holders of ADSs are, unfortunately, not entitled to attend and vote at the AGM in person in any event.
Holders of our non-voting ordinary shares and deferred shares do not have the right to attend the AGM in person.
What if I plan to attend the AGM electronically?
In order to participate at the AGM electronically, you will need to visit meetnow.global/IHCAGM2025 on your device operating a compatible browser using the latest version of Chrome, Firefox, Edge or Safari. Please note that Internet Explorer is not supported. It is highly recommended that you check your system capabilities in advance of the meeting day. To be able to ask a question and be seen by the Board and those attending the AGM, you must log into the AGM where the information on how to enter the virtual waiting room will be available. The process of asking questions, voting and accessing the AGM presentation will be further explained by the chair of the AGM and the operator during the AGM.
If you are a holder of ordinary shares, you can use your unique Shareholder Reference Number and PIN as displayed on your form of proxy/attendance card. If you are an appointed proxy or a corporate representative, you will have had to be provided with a unique invite code to enter the AGM and exercise your rights. These credentials will be issued one working day prior to the AGM, conditional on evidence of your proxy appointment or corporate representative appointment having been received and accepted. If you have not been provided with your meeting access credentials, please ensure you contact Computershare on the morning of the AGM, but no later than 2 hours before the start of the AGM.
Access to the AGM via meetnow.global/IHCAGM2025 will be available from 2:15 p.m. London time on May 15, 2025. During the AGM, you must ensure you are connected to the internet at all times in order to vote when the chair of the AGM commences polling on the Resolutions being put to the AGM. Therefore, it is your responsibility to ensure connectivity for the entire duration of the AGM.
After the Resolutions have been proposed and opened, voting options will appear on the screen. Press the option corresponding with the way in which you wish to vote. Your vote has been cast when the check mark appears. To change your vote, select “change my vote.”
If you experience any technical issues with the site you may either call Computershare on the telephone number provided on the site or, once you have entered the AGM, you can raise your question using the chat function. If you have technical issues prior to the start of the AGM you should contact Computershare on the shareholder helpline at 0370 703 0387.
Please contact Computershare by email on corporate-representatives@computershare.co.uk or alternatively by calling 0370 703 0387, providing details of your proxy appointment including their email address so that unique credentials can be issued to allow the proxy to access the electronic meeting. Access credentials will be emailed to the proxy one working day prior to the AGM. Lines are open 8.30 a.m. to 5.30 p.m. London time, Monday to Friday (excluding bank holidays in the United Kingdom).

Please contact Computershare by emailing corporate-representatives@computershare.co.uk providing details of your appointment of corporate representatives including their email address, confirmation that they wish to attend the AGM and a copy of a letter of representation, so that unique credentials can be issued to allow the corporate representative to access the electronic meeting. Access credentials will be emailed to the corporate representative one working day prior to the AGM. If documentation supporting the appointment of the corporate representative is supplied later than the deadline for appointment of a proxy (i.e., 2:30 p.m. London time on May 13, 2025 (or, if the AGM is adjourned, by 2:30 p.m. London time on the day two working days prior to the adjourned meeting)), issuance of unique credentials to access the AGM will be issued on a best efforts basis.
How do you solicit proxies?
We will solicit proxies and will bear the entire cost of this solicitation. The initial solicitation of proxies may be supplemented by additional mail communications and by telephone, fax, e-mail, internet and personal solicitation by our directors, officers or other employees. No additional compensation for soliciting proxies will be paid to our directors, officers or other employees for their proxy solicitation efforts. We also reimburse Citibank, N.A. for its expenses in sending materials, including ADS proxy cards, to ADS holders of record.
What do I do if I receive more than one set of Proxy Materials?
If you hold ordinary shares in more than one account, you will receive Proxy Materials for each account. To ensure that all of your shares are voted, please sign, date and return all forms of proxy received or submit a proxy via the internet, the CREST electronic proxy appointment service or the Proxymity platform. Please be sure to vote all of your shares.
If you hold ADSs in your own name registered on the books of Citibank, N.A., as depositary, you are considered the registered holder of the ADSs and will receive the Proxy Materials from Citibank, N.A. If you hold ADSs through a broker, bank or other nominee, you are considered the beneficial owner of the ADSs and you will receive the Proxy Materials from your broker, bank or other nominee.
Will there be any other business conducted at the AGM?
Subject to any shareholder proposals submitted in accordance with section 338 of the U.K. Companies Act 2006 (the “Companies Act”) (as summarized below), no matters other than resolutions 1 through 13 may be presented at the AGM. We have not been notified of, and our board of directors is not aware of, any other matters to be presented for action at the AGM.
Under section 338 of the Companies Act, shareholders meeting the threshold requirement in that section may require us to give to our shareholders entitled to receive this notice of the AGM notice of a resolution which may properly be moved and is intended to be moved at the AGM unless (i) it would, if passed, be ineffective whether by reason of inconsistency with any enactment or our constitution or otherwise, (ii) it is defamatory of any person or (iii) it is frivolous or vexatious. Such a request may be in hard copy form or in electronic form, must identify the resolution of which notice is to be given, must be authorized by the person or persons making it and must be received by us not later than Thursday, April 3, 2025, the date which is six weeks before the AGM.
What is Computershare’s role?
Computershare is our registrar. All communications concerning ordinary shareholder of record accounts, including address changes, name changes, ordinary share transfer requirements and similar issues can be handled by contacting Computershare at tel: +44 (0) 370 703 0387 or by writing to Computershare Investor Services PLC, The Pavilions, Bridgwater Road, Bristol, BS99 6ZZ, United Kingdom.
Communications concerning ADS holder of record accounts can be handled by contacting Citibank, N.A.—ADR Shareholder Services at +1-877-248-4237 (toll free within the United States) or +1-781-575-4555 (for international callers) or by email at citibank@shareholders-online.com or at Citibank Shareholder Services, P.O. Box 43077, Providence, RI 02940-3077.
How can I find out the results of the voting at the AGM?
Voting results will be announced by the filing of a Current Report on Form 8-K within four business days after the AGM. If final voting results are unavailable at that time, we will file an amended Current Report on Form 8-K within four business days of the date the final results of the AGM are available.

Who do I contact regarding my ADS holdings?
If you are an ADS holder of record and have queries about how to deliver voting instructions, please contact Citibank, N.A.—ADR Shareholder Services by telephone at +1-877-248-4237 (toll free within the United States) or +1-781-575-4555 (for international callers) or by email at citibank@shareholders-online.com or at Citibank Shareholder Services, P.O. Box 43077, Providence, RI 02940-3077. If you hold your ADSs through a custodian, broker or other agent, you should refer to the contact information provided by your agent.
What do I do if I have additional questions?
If you have any further questions about voting or attending the AGM, please contact our registrar, Computershare, at +44 (0) 370 703 0387 or corporate-representatives@computershare.co.uk.

BACKGROUND TO RESOLUTIONS 1 TO 3—RE-APPOINTMENT OF DIRECTORS
Our board of directors currently consists of nine directors, and is divided into three classes as follows:
•	Class I directors: Roy S. Herbst, M.D., Ph.D., Ranjeev Krishana and Professor Sir Peter Ratcliffe, whose current terms will expire at the upcoming AGM;
•	Class II directors: Siddharth Kaul, William Pao, M.D., Ph.D., Robert Perez and Kristine Peterson, whose current terms will expire at the 2026 annual general meeting of shareholders; and
•	Class III directors: Bahija Jallal, Ph.D. and Professor Sir John Bell, whose current terms will expire at the 2027 annual general meeting of shareholders.
Under our articles of association, each director in Class I (whose terms expire at the AGM) will retire from office at the AGM but will be eligible for re-appointment by ordinary resolution at the AGM and, in each case, where such director is so re-appointed, they will be entitled to serve for a term of three years from the AGM. In accordance with this requirement, each of Roy S. Herbst, M.D., Ph.D., Ranjeev Krishana and Professor Sir Peter Ratcliffe will retire and offer themselves for re-appointment as Class I directors at the upcoming AGM.
Our board of directors has nominated Roy S. Herbst, M.D., Ph.D., Ranjeev Krishana and Professor Sir Peter Ratcliffe for re-appointment as Class I directors and no other nominees for directors have been presented. If elected, each of the nominees will hold office from the date of re- appointment until the 2028 annual general meeting of shareholders, which is the third anniversary of the upcoming AGM, and until their successor is elected and has been qualified, or until their earlier death, resignation or removal.
In connection with resolutions 1 through 3, we set forth the biographical information for the nominees to our board of directors. For biographical information for the other directors, see the section of this proxy statement titled “Board of Directors and Corporate Governance.”

RESOLUTION 1
RE-APPOINTMENT OF ROY S. HERBST, M.D., PH.D.
TO THE BOARD OF DIRECTORS
Roy S. Herbst, M.D., Ph.D. is currently a member of our board of directors, and has been nominated for re-appointment as a director. If re-appointed, Dr. Herbst will hold office from the date of his re-appointment until the 2028 annual general meeting of shareholders, where he must retire by rotation and offer himself for re-appointment, or until his earlier death, resignation or removal. Dr. Herbst has agreed to serve if re-appointed, and our board of directors has no reason to believe that he will be unable to serve.
Roy S. Herbst, M.D., Ph.D. has served on our board of directors since January 2021. He currently serves as Ensign Professor of Medicine, Deputy Director of Yale Cancer Center and Chief of Medical Oncology at Yale Cancer Center and Smilow Cancer Hospital. Previously, Dr. Herbst served as the Barnhart Distinguished Professor and Chief of the Section of Thoracic Medical Oncology in the Department of Thoracic/Head and Neck Medical Oncology, at the University of Texas M.D. Anderson Cancer Center from 1991 to 2011. He also served as Professor in the Department of Cancer Biology and Co-Director of the Phase I Clinical Trials Program from 2002 to 2011. In 2020, Dr. Herbst was awarded the Distinguished Public Service Award for Exceptional Leadership in Cancer Science Policy by the American Association for Cancer Research. He is also a member of the board of directors of the American Association for Cancer Research, the International Association for the Study of Lung Cancer, Shanghai Junshi Biosciences Co., Ltd. and the Thoracic Malignancy Steering Committee at the National Cancer Institute. We believe Dr. Herbst’s extensive scientific background and expertise in cancer treatment and research qualifies him to serve on our board of directors.
Vote Required
The affirmative vote of holders representing a simple majority of the total voting rights of shareholders present in person or by proxy who (being entitled to vote) vote on the matter will be required to re-appoint Dr. Herbst to our board of directors as a Class I director.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR
THE RE-APPOINTMENT OF ROY S. HERBST, M.D., PH.D.
TO OUR BOARD OF DIRECTORS AS A CLASS I DIRECTOR.

RESOLUTION 2
RE-APPOINTMENT OF RANJEEV KRISHANA
TO THE BOARD OF DIRECTORS
Ranjeev Krishana is currently a member of our board of directors, and has been nominated for re-appointment as a director. If re-appointed, Mr. Krishana will hold office from the date of his re-appointment until the 2028 annual general meeting of shareholders, where he must retire by rotation and offer himself for re-appointment, or until his earlier death, resignation or removal. Mr. Krishana has agreed to serve if re-appointed, and our board of directors has no reason to believe that he will be unable to serve.
Ranjeev Krishana has served as a partner at Baker Bros. Advisors LP. (“Baker Bros”) since 2011. Prior to joining Baker Bros., from 2003 to 2007 and from 2008 to 2011, he held a series of commercial, strategy, and business development leadership roles of increasing responsibility at Pfizer, Inc., serving as an executive in their pharmaceutical business across a variety of international regions and markets, including Asia, Europe, and Latin America. Mr. Krishana initially began his career as a strategy consultant at Accenture plc. Mr. Krishana currently serves on the board of directors of BeiGene, Ltd. Mr. Krishana holds a B.A. in Economics and Political Science from Brown University, and a M.P.P. from Harvard University. We believe Mr. Krishana’s extensive scientific background and expertise in cancer treatment and research qualifies him to serve on our board of directors.
Vote Required
The affirmative vote of holders representing a simple majority of the total voting rights of shareholders present in person or by proxy who (being entitled to vote) vote on the matter will be required to re-appoint Mr. Krishana to our board of directors as a Class I director.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR
THE RE-APPOINTMENT OF RANJEEV KRISHANA
TO OUR BOARD OF DIRECTORS AS A CLASS I DIRECTOR.

RESOLUTION 3
RE-APPOINTMENT OF PROFESSOR SIR PETER RATCLIFFE
TO THE BOARD OF DIRECTORS
Professor Sir Peter Ratcliffe is currently a member of our board of directors, and has been nominated for re-appointment as a director. If re-appointed, Professor Sir Peter Ratcliffe will hold office from the date of his re-appointment until the 2028 annual general meeting of shareholders, where he must retire by rotation and offer himself for re-appointment, or until his earlier death, resignation or removal. Professor Sir Peter Ratcliffe has agreed to serve if re-appointed, and our board of directors has no reason to believe that he will be unable to serve.
Professor Sir Peter Ratcliffe has served on our board of directors since November 2020. Professor Sir Peter Ratcliffe currently serves as the Director of Clinical Research at The Francis Crick Institute in London and Director for the Target Discovery Institute and Distinguished Scholar of the Ludwig Institute for Cancer Research within the Nuffield Department of Medicine at the University of Oxford. Previously, Professor Sir Peter Ratcliffe served as Nuffield Professor and Head of the Nuffield Department of Clinical Medicine from 2004 to 2016. In 2019, Professor Sir Peter Ratcliffe was awarded the Nobel Prize for Physiology or Medicine alongside William G Kaelin, Jr. of Harvard University and Gregg L. Semenza of Johns Hopkins University. In 2002, Professor Sir Peter Ratcliffe was elected to the Fellowship of the Royal Society and to the Academy of Medical Sciences. He is also a member of European Molecular Biology Organization, a foreign honorary member of the American Academy of Arts and Sciences and a Fellow of the American Association for Cancer Research Academy. We believe Professor Ratcliffe’s extensive scientific background qualifies him to serve on our board of directors.
Vote Required
The affirmative vote of holders representing a simple majority of the total voting rights of shareholders present in person or by proxy who (being entitled to vote) vote on the matter will be required to re-appoint Professor Sir Peter Ratcliffe to our board of directors as a Class I director.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR
THE RE-APPOINTMENT OF PROFESSOR SIR PETER RATCLIFFE
TO OUR BOARD OF DIRECTORS AS A CLASS I DIRECTOR.

RESOLUTION 4
ADVISORY VOTE ON EXECUTIVE COMPENSATION
Under the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) and Section 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), our shareholders are entitled to vote to approve, on an advisory basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with SEC rules. You are encouraged to review the section titled “Executive Compensation” and, in particular, the section titled “Executive Compensation—Compensation Discussion and Analysis” in this proxy statement, which provide a comprehensive review of our executive compensation program and its elements, objectives and rationale.
This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this proxy statement. The compensation of our named executive officers subject to the vote is disclosed in the compensation tables and the related narrative disclosure contained in this proxy statement. We believe that our compensation policies and decisions are consistent with current market practices. Compensation of our named executive officers is designed to enable us to attract and retain talented and experienced executives to lead us successfully in a competitive environment.
Accordingly, our board of directors is asking the shareholders to indicate their support for the compensation of our named executive officers as described in this proxy statement by casting a non-binding advisory vote “FOR” the following resolution:
“RESOLVED, that the shareholders of Immunocore Holdings plc (the “Company”) hereby approve, on a non-binding, advisory basis, the compensation of the Company’s named executive officers, as disclosed in the Company’s proxy statement for the 2025 Annual General Meeting of Shareholders, pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables and the accompanying narrative.”
Because the vote is advisory, it is not binding on Immunocore or our board of directors. Nevertheless, the views expressed by our shareholders, whether through this vote or otherwise, are important to management and our board of directors and, accordingly, the board of directors and the remuneration committee intend to consider the results of this vote in making determinations in the future regarding executive compensation arrangements.
Vote Required
Advisory (non-binding) approval of our executive compensation requires the approval of holders representing a simple majority of the total voting rights of shareholders present in person or by proxy who (being entitled to vote) vote on the matter.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR
THE APPROVAL OF THE EXECUTIVE COMPENSATION
PAID TO OUR NAMED EXECUTIVE OFFICERS.

RESOLUTION 5
RATIFICATION OF THE APPOINTMENT OF DELOITTE LLP AS OUR U.S. INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2025
RESOLUTION 6
RE-APPOINTMENT OF DELOITTE LLP AS OUR U.K. STATUTORY AUDITORS, TO HOLD OFFICE UNTIL THE CONCLUSION OF THE NEXT ANNUAL GENERAL MEETING OF SHAREHOLDERS
RESOLUTION 7
AUTHORIZATION FOR THE AUDIT COMMITTEE TO DETERMINE THE U.K. STATUTORY AUDITORS’ REMUNERATION FOR THE YEAR ENDING DECEMBER 31, 2025
The audit committee of our board of directors is responsible for the selection, appointment and negotiation of the remuneration of our U.S. independent registered public accounting firm and our U.K. statutory auditors. The audit committee has approved the appointment of Deloitte LLP, a limited liability partnership organized under the laws of England (“Deloitte”) as our U.S. independent registered public accounting firm for our fiscal year ending December 31, 2025 and the re-appointment of Deloitte as our U.K. statutory auditors until the conclusion of our 2026 annual general meeting of shareholders. In resolutions 5 and 6, we are asking our shareholders to ratify the selection of Deloitte as our U.S. independent registered public accounting firm and to re-appoint Deloitte as our U.K. statutory auditors.
Our organizational documents do not require that the shareholders ratify the selection of Deloitte as our U.S. independent registered public accounting firm. However, the audit committee is submitting the selection of Deloitte to the shareholders for ratification as a matter of good corporate practice. Even if the selection of Deloitte is ratified, the audit committee in its discretion may direct the appointment of a different U.S. independent registered public accounting firm at any time during the year if the audit committee determines to make such a change. In the event our shareholders fail to ratify the selection of Deloitte, the audit committee will consider whether to select other auditors for the Company for the year ending December 31, 2025.
In accordance with the Companies Act, our U.K. statutory auditors must be re-appointed at each meeting at which our U.K. annual report and accounts are presented to our shareholders. If this resolution is not approved by our shareholders at the AGM, the audit committee may appoint auditors to fill the vacancy.
Deloitte has served as our independent registered public accounting firm since 2023. We expect representatives of Deloitte to be in attendance at the AGM, to make a statement if they so desire, and to be available to respond to appropriate questions.
In accordance with the Companies Act, the remuneration of our U.K. statutory auditors must be fixed in a general meeting of shareholders or in such manner as may be determined in a general meeting of shareholders. In resolution 7, we are asking our shareholders to authorize the audit committee to determine the remuneration of Deloitte as our U.K. statutory auditors for the year ending December 31, 2025.
Change in Principal Accountant
We announced on November 9, 2022 our intent to propose to shareholders at our 2023 annual general meeting (the “2023 AGM”) that Deloitte LLP be appointed to serve as our U.K. statutory auditor and our independent registered public accounting firm for the fiscal year ending December 31, 2023, subject to shareholder approval at the 2023 AGM. This decision was taken following a competitive audit tender. At the 2023 AGM on May 16, 2023, our shareholders approved the appointment of Deloitte LLP as our U.K. statutory auditor and our independent registered public accounting firm, in place of KPMG LLP (“KPMG”). KPMG resigned prior to the 2023 AGM as of April 27, 2023.
During the two fiscal years ended December 31, 2022 and 2021 and any subsequent interim period, there were: (1) no disagreements with KPMG on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements if not resolved to their satisfaction would have caused them to make reference in connection with their opinion to the subject matter of the disagreement, and (2) no reportable events as defined under Item 16F(a)(1)(v) of Form 20-F.
The audit reports of KPMG on the consolidated financial statements of Immunocore Holdings plc and subsidiaries as of and for the years ended December 31, 2022 and 2021, did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles.

We previously provided KPMG with a copy of the disclosures regarding this change in independent registered public accounting firm reproduced in this proxy statement and received a letter from KPMG addressed to the SEC stating that they agree with the above statements. A copy of this letter was filed as Exhibit 16.1 to our Annual Report on Form 20-F for the year ended December 31, 2022, filed with the SEC on March 1, 2023.
During the fiscal years ended December 31, 2022 and 2021, neither we nor anyone acting on our behalf consulted with Deloitte regarding (1) the application of accounting principles to a specific transaction, either completed or proposed, or the type of audit opinion that might be rendered on our financial statements or the effectiveness of internal control over financial reporting, and neither a written report nor oral advice was provided to us that Deloitte concluded was an important factor considered by us in reaching a decision as to any accounting, auditing, or financial reporting issue, (2) any matter that was the subject of a disagreement within the meaning of Item 304(a)(1)(iv) of Regulation S-K, or (3) any reportable event within the meaning of Item 304(a)(1)(v) of Regulation S-K.
Principal Accountant Fees and Services
The following table represents aggregate fees billed to us by Deloitte for the periods set forth below:

	Year Ended December 31,
	2024	2023
	(in thousands)
Audit Fees(1)	$1,695	$1,336
Total Fees	$1,695	$1,336

(1)
Audit fees consisted of fees for the audit of our annual financial statements and other professional services provided in connection with the statutory and regulatory filings or engagements, including fees for the review of our interim financial information, comfort letters and consents.

All fees described above were pre-approved by the audit committee.
Pre-Approval Policies and Procedures.
We have adopted a policy and procedures for the pre-approval of audit and non-audit services rendered by our independent registered public accounting firm, Deloitte. The policy generally pre-approves specified services in the defined categories of audit services, audit-related services and tax services up to specified amounts. Pre-approval may also be given as part of the audit committee’s approval of the scope of the engagement of the independent auditor or on an individual, explicit, case-by-case basis before the independent auditor is engaged to provide each service. The pre-approval of services may be delegated to one or more of the audit committee’s members, but the decision must be reported to the full audit committee at its next scheduled meeting.
The audit committee has determined that the rendering of services other than audit services by Deloitte LLP is compatible with maintaining the principal accountant’s independence.
Vote Required
The affirmative vote of holders representing a simple majority of the total voting rights of shareholders present in person or by proxy who (being entitled to vote) vote on the matter will be required to ratify the appointment of Deloitte as our U.S. independent registered public accounting firm, to re-appoint Deloitte as our U.K. statutory auditors and to authorize our audit committee to determine our U.K. statutory auditors’ remuneration for the year ending December 31, 2025.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR:
•	RATIFICATION OF THE APPOINTMENT OF DELOITTE LLP AS OUR U.S. INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2025
•	RE-APPOINTMENT OF DELOITTE LLP AS OUR U.K. STATUTORY AUDITORS, TO HOLD OFFICE UNTIL THE CONCLUSION OF THE NEXT ANNUAL GENERAL MEETING OF SHAREHOLDERS
•	AUTHORIZATION OF OUR AUDIT COMMITTEE TO DETERMINE OUR U.K. STATUTORY AUDITORS’ REMUNERATION FOR THE YEAR ENDING DECEMBER 31, 2025

RESOLUTION 8
RESOLUTION TO RECEIVE AND ADOPT OUR 2024 U.K. ANNUAL REPORT
In accordance with the Companies Act, our board of directors is required to present our 2024 U.K. Annual Report, which includes the audited portion of the directors’ annual report on remuneration, to the shareholders at the AGM. We will provide our shareholders with an opportunity to raise questions in relation to the 2024 U.K. Annual Report at the AGM. In accordance with best practice, we are proposing an ordinary resolution to receive and adopt the 2024 U.K. Annual Report.
The 2024 U.K. Annual Report may be found on our website at https://ir.immunocore.com/financials-filings/annual-reports.
Vote Required
The affirmative vote of holders representing a simple of a majority of the total voting rights of shareholders present in person or by proxy who (being entitled to vote) vote on the matter will be required to receive and adopt the 2024 U.K. Annual Report.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR
THE RESOLUTION TO RECEIVE AND ADOPT OUR 2024 U.K. ANNUAL REPORT.

RESOLUTION 9
APPROVAL OF OUR U.K. STATUTORY DIRECTORS’ ANNUAL REPORT ON REMUNERATION
The Companies Act requires that our directors’ remuneration report, as set forth as Annex A to this proxy statement (excluding the directors’ remuneration policy set out on pages 26 to 36 of the directors’ remuneration report and referenced in resolution 10) and on pages 22 to 49 of the 2024 U.K. Annual Report, be subject to an annual advisory vote. Accordingly, we are asking shareholders to approve, on an advisory basis, the directors’ remuneration report.
Our board of directors considers that appropriate remuneration of directors plays a vital part in helping to achieve our overall objectives. We encourage shareholders to read the directors’ remuneration report. The board of directors and the remuneration committee believe that the policies and procedures as articulated in the directors’ remuneration report are effective and that as a result of these policies and procedures we have and will continue to have high-quality directors. Our U.K. statutory auditors for the year ended December 31, 2024, Deloitte, have audited those parts of the directors’ remuneration report that are required to be audited. Our board of directors has approved and signed the report in accordance with English law.
Vote Required
The affirmative vote of holders representing a simple majority of the total voting rights of shareholders present in person or by proxy who (being entitled to vote) vote on the matter will be required to pass this resolution.
This vote is advisory and non-binding and the directors’ entitlement to receive remuneration is not conditional on it. Payments made or promised to directors will not have to be repaid, reduced or withheld in the event that the resolution is not passed. Although non-binding, our board of directors and remuneration committee will review and consider the voting results when making future decisions regarding our director remuneration program. Following the AGM, and as required under English law, the directors’ annual report on remuneration will be delivered to the U.K. Registrar of Companies.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR
THE APPROVAL OF OUR U.K. STATUTORY DIRECTORS’ ANNUAL REPORT
ON REMUNERATION SET FORTH IN ANNEX A.

RESOLUTION 10
APPROVAL OF THE DIRECTORS’ REMUNERATION POLICY
In accordance with section 439A of the Companies Act, a resolution to approve the directors’ remuneration policy is required to be put to a vote by shareholders at least every three years. The vote is binding, which means that payments, including for loss of office, cannot be made to current, past or future directors unless that payment is consistent with the directors’ remuneration policy or has been approved by a resolution of the shareholders.
The previous remuneration policy was approved by our shareholders at our 2022 annual general meeting. Resolution 10 is an ordinary resolution to approve the new directors’ remuneration policy, which is set out in full at pages A-5 to A-15 of Annex A and on pages 26 to 36 of the 2024 U.K. Annual Report. If approved, the directors’ remuneration policy will take effect immediately after the end of the AGM and will remain valid until replaced by a new or amended policy (expected to occur at the 2028 annual general meeting).
Vote Required
The affirmative vote of holders representing a simple majority of the total voting rights of shareholders present in person or by proxy who (being entitled to vote) vote on the matter will be required to pass this resolution.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR
THE APPROVAL OF OUR DIRECTORS’ REMUNERATION POLICY SET FORTH IN ANNEX A.

RESOLUTION 11
AUTHORIZATION TO MAKE POLITICAL DONATIONS OR INCUR POLITICAL EXPENDITURE
We do not make, and do not intend to make, any political donations or incur political expenditure.
However, the law in this area is widely drafted and could prohibit some activities (such as political lobbying and promoting changes in the laws, which our board of directors would consider to be in our interest) unless we have first obtained shareholder approval.
This resolution therefore seeks authority to permit political donations and political expenditure in order to authorize activities which would be within our ordinary business. The resolution also permits political donations made, and political expenditure incurred, by any of our subsidiaries. Resolution 11 caps the amount of political donations and expenditure that the Company and its subsidiaries would be permitted to make at £50,000 in each of the categories of (i) political donations to political parties and/or independent election candidates, (ii) political donations to political organisations other than political parties, and (iii) political expenditure.
Vote Required
The affirmative vote of holders representing a simple majority of the total voting rights of shareholders present in person or by proxy who (being entitled to vote) vote on the matter will be required to pass this resolution.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR
THE RESOLUTION TO MAKE POLITICAL DONATIONS OR INCUR POLITICAL EXPENDITURE.

BACKGROUND TO RESOLUTIONS 12 AND 13—SHARE ISSUANCE AUTHORIZATION
Introduction
Pursuant to the Companies Act, our directors may only allot shares or grant rights to subscribe for or convert any security into shares (“Share Rights”) (other than pursuant to an employees’ share scheme as defined in the Companies Act) if authorized to do so by our shareholders. If our shareholders authorize our directors to allot shares or grant Share Rights, the Companies Act requires us, where the allotment is for cash, to offer them first to our existing shareholders in proportion to their existing holdings, unless the shareholders have sanctioned the disapplication of their statutory rights of pre-emption in respect of such allotment or grant of Share Rights. In this proxy statement, we refer to the share allotment authority and pre-emption disapplication collectively as the “share issuance authorization.”
At our general meeting held on February 3, 2021 (“2021 GM”), our shareholders authorized our directors to allot shares or to grant Share Rights up to an aggregate nominal value of £150,000 (equal to 75 million ordinary shares with a nominal value of £0.002 each) and disapplied the statutory pre-emption rights in respect of such allotments, in each case for a period of up to five years. The authorities granted at the 2021 GM are due to expire on February 3, 2026.
We ask our shareholders to approve under resolutions 12 and 13, for a period of up to five years until May 14, 2030, the allotment of shares and grant of Share Rights up to an aggregate nominal amount of £150,000 on a non-pre-emptive basis.
Our board of directors believe that it is important for the board to have the flexibility to raise funds through the issue of new equity as required to finance our working capital requirements and growth plans. Resolutions 12 and 13 are, in our directors’ view, appropriate to avoid us being at a competitive disadvantage as compared to our peer companies, many of whom are incorporated in the United States and not subject to the same restrictions on their ability to issue shares as apply to us under the Companies Act.
Rationale for Seeking Renewal of Current Share Issuance Authorization
Ability to execute on our business and growth strategy without competitive disadvantage
The renewal of our share issuance authorization is fundamental to the way we intend to advance our business and increase shareholder value. Not having the flexibility to undertake equity offerings when and in such manner as our board of directors considers in the best interests of shareholders could put us at a distinct disadvantage relative to many of our peer companies that are listed and incorporated in the United States and are not subject to similar share issuance restrictions.
Likewise, the requirement to first offer shares that we propose to issue for cash to all of our existing shareholders in time-consuming pro-rata rights offerings would considerably reduce the speed at which we could complete capital-raising activities undertaken in furtherance of our growth strategy, increase our costs and decrease the certainty of completion of any such transaction, all of which would put us at a distinct disadvantage relative to many of our peers.
We do not believe that limitations derived from U.K. market practice should apply to us
While not required by English law, it is market practice for companies whose shares are admitted to the main market of the London Stock Exchange plc (the “London Stock Exchange”) to seek authorities at their annual general meeting each year that comply with U.K. institutional investor guidelines applicable to such companies. These guidelines require the authority to allot shares to be sought annually and to be limited to up to two-thirds of the existing issued share capital, with any amount in excess of one-third of existing issued shares to be used for a fully pre-emptive offering only. In addition, the issue of shares for cash on a non-pre-emptive basis is limited to (i) no more than 10% of the existing issued share capital in any one year, (ii) an additional up to 10% that can be used only in connection with an acquisition or specified capital investment and (iii) an additional 2% of issued share capital, plus an additional 2% to be used only in connection with an acquisition or specified capital investment, which may be used only for a follow-on offer to retail investors and existing shareholders after a placing of equity securities. These guidelines are set out in the Investment Association’s Share Capital Management Guidelines and the Pre-Emption Group’s Statement of Principles, respectively.
While these limitations in size and duration on the share issuance authorization are part of the corporate governance framework applicable to companies whose share capital is listed on the London Stock Exchange (regardless of whether such companies are incorporated in the United Kingdom or elsewhere), our ordinary shares are not, and never have been, listed on the London Stock Exchange, and we are not subject to London Stock Exchange share listing rules or governed by the corporate governance standards applicable to companies whose share capital is listed on the London Stock Exchange.
As an English company, we are committed to complying with English law. We are legally required to seek shareholder approval to renew our share issuance authorization because we are incorporated in England and Wales. However, the U.S. capital markets are the sole capital markets for our ordinary shares and our securities are listed solely on the Nasdaq Global Select Market. As such, we believe that our shareholders expect us to, and we are committed to, follow customary U.S. capital markets practices, U.S. corporate governance standards, the rules and regulations of the SEC and the Nasdaq rules and listing standards. We also believe that applying the standards and market practices of a market where our securities are not listed is inappropriate and is simply not in the best interests of our company or our shareholders, especially in circumstances where we are committed to complying with the governance rules and practices of the actual capital market for our ordinary shares—the Nasdaq Global Select Market—which provides its own separate restrictions on share issuances for the protection of shareholders.
Further, we believe that these U.K. market limitations would leave us disadvantaged as compared with our U.S. incorporated and exchange-listed peers. Companies that are incorporated and listed in the United States are not generally required to—and do not—seek shareholder approval to renew their authority to allot and issue shares, and the dis-application of the statutory pre-emption right is not otherwise required for many companies with which we compete. In this regard, companies who are incorporated and publicly traded in the United States generally do not grant all existing shareholders pre-emptive rights on new issuances of shares.
To be clear, shareholder approval of resolutions 12 and 13 would not mean that we would have no limits on future share issuances. To the contrary, as a result of our qualification as a U.S. domestic issuer for SEC reporting purposes, we are subject to the same governance and share issuance requirements as all other U.S.-incorporated companies listed on Nasdaq. For example, Nasdaq rules generally require shareholder approval prior to our issuing shares in connection with acquisitions, other than in public offerings for cash, when the number of shares to be issued is or will be equal to or in excess of 20% of the number of our ordinary shares outstanding before the issuance. With limited exceptions, we must also seek shareholder approval of our equity compensation plans, including material revisions of such plans.
We understand that certain proxy advisory firms historically applied their U.K. voting guidelines in formulating their voting recommendations on share issuance authorization for U.S.-listed U.K.-incorporated companies, meaning that they have applied or otherwise taken into account the market practice for companies whose share capital is listed on the London Stock Exchange in formulating their voting recommendations on share issuance authorization for U.K.-incorporated companies, even if their shares are not listed on the London Stock Exchange (or any other U.K. exchange), and that ISS currently has separate policies that apply for cross-market companies listed solely in the United States which would require a lower limit that would need to be renewed annually. For all of the reasons stated above, we respectfully disagree with this approach.
We also understand that some U.K.-incorporated companies that are listed solely on U.S. stock exchanges have followed the market practice for companies whose share capital is listed on the London Stock Exchange with respect to their own share issuance authorization. However, those companies may have business and growth strategies that differ from ours or may have different approaches for creating shareholder value.
In summary, because resolutions 12 and 13 are fully compliant with English corporate law, consistent with U.S. capital markets practice and governance standards, and, if approved, will keep us on an equal footing with our peer companies who are incorporated and listed in the United States, we believe it is necessary to seek the broad authority to issue new shares or grant Share Rights on a non-pre-emptive basis as is contemplated by resolutions 12 and 13.

Summary
Resolutions 12 and 13, if approved, will maintain the status quo and provide our board of directors with continued flexibility to issue shares, subject to the shareholder approval and other requirements of Nasdaq and the SEC. The approval of the share issuance authorization, as proposed:
•	will not exempt us from any Nasdaq corporate governance or other requirements, including those limiting the issuance of shares;
•	will keep us on an equal footing with our peer companies who are incorporated and listed in the United States, while also fully complying with English law; and
•	is fully consistent with U.S. capital markets practice and governance standards.
For the above reasons, our board of directors strongly recommends that you vote “FOR” resolutions 12 and 13. The full details of the resolutions are set forth below.

RESOLUTION 12
AUTHORIZATION OF ALLOTMENT OF SHARES
The directors of an English public limited company must have specific authority from shareholders to allot shares in the company or to grant rights to subscribe for or convert any security into shares (“Share Rights”).
At the 2021 GM, our shareholders authorized our directors to allot shares or to grant Share Rights up to an aggregate nominal amount of £150,000 (equal to 75 million ordinary shares with a nominal value of £0.002 each), for a period of up to five years until February 3, 2026.
We are asking for your approval to renew the directors’ authority to allot shares for an additional five-year period to expire on May 14, 2030 in respect of shares or Share Rights with an aggregate nominal value of £150,000 (equal to 75 million ordinary shares with a nominal value of £0.002 each). Your approval of this resolution 12 will provide our board of directors with continued flexibility to issue shares or grant Share Rights up to such aggregate nominal value, subject to the shareholder approval and other requirements of Nasdaq and the SEC. The renewed authority would apply to the issuance of shares, grant of Share Rights, employee and director equity awards (except to the extent that they are granted under “employee share schemes” and therefore exempt from this requirement) and other securities convertible into or exercisable or exchangeable for our shares.
Renewal of this authority would not exempt us from applicable Nasdaq requirements to obtain shareholder approval prior to certain share issuances or to comply with applicable SEC disclosure and other regulations, and our board of directors will continue to focus on and satisfy its fiduciary duties to our shareholders with respect to share issuances.
If shareholders do not approve this resolution 12, the remaining unutilized authorization granted at the 2021 GM will continue to apply until the earlier of February 3, 2026 or such time as it has been fully utilized. Our board of directors will be, upon such expiry of authorization, constrained in its ability to fund the development of our business through equity offerings.
Please see “Background to Resolutions 12 and 13—Share Issuance Authorization” for additional information regarding this resolution.
Vote Required
The affirmative vote of holders representing a simple majority of the total voting rights of shareholders present in person or by proxy who (being entitled to vote) vote on the matter will be required to pass this resolution.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR
THE AUTHORIZATION OF ALLOTMENT OF SHARES.

RESOLUTION 13
DISAPPLICATION OF STATUTORY PRE-EMPTION RIGHTS
When the directors of an English public company allot equity securities (being ordinary shares or rights to subscribe for or convert any security into shares (“Share Rights”)) for cash, the company must first offer those equity securities on the same or more favorable terms to existing shareholders of the company on a pro rata basis (commonly referred to as the “statutory pre-emption right”) unless this statutory pre-emption right is disapplied, or opted-out of, by approval of the shareholders.
At the 2021 GM, our shareholders disapplied the statutory pre-emption right in respect of the allotment of equity securities by our directors pursuant to the relevant allotment authority for a period of up to five years until February 3, 2026.
Resolution 13 will be proposed as a special resolution to allot equity securities (as defined in section 560 of the Companies Act) for cash in respect of shares with an aggregate nominal value of up to £150,000 (equal to 75 million ordinary shares with a nominal value of £0.002 each), without first offering them to existing shareholders in proportion to their holdings.
Resolution 13 is conditional on the approval of resolution 12 because English law requires that a pre-emption disapplication be given in respect of a particular authorization (general or specific) to allot shares. Resolution 13 will therefore not be passed unless resolution 12 is also approved, notwithstanding that the shareholders may have voted to approve resolution 13.
Renewal of this authority would not exempt us from applicable Nasdaq requirements to obtain shareholder approval prior to certain share issuances or to comply with applicable SEC disclosure and other regulations, and our board of directors will continue to focus on and satisfy its fiduciary duties to our shareholders with respect to share issuances.
If shareholders do not approve resolution 12 or this resolution 13, the remaining unutilized disapplication of pre-emption rights granted at the 2021 GM will continue to apply until the earlier of February 3, 2026 or such time as it has been fully utilized. Shares issued for cash in excess of such number or after such time other than pursuant to an employees’ share scheme would have to first be offered to our existing shareholders pro rata to their existing shareholdings before those shares could be issued to any new shareholders. If resolution 12 is passed, but resolution 13 is not, we would have no remaining disapplication of pre-emption rights as the disapplication of pre-emption rights granted at the 2021 GM related to the allotment authority granted at the 2021 GM which would have been replaced by the allotment authority granted in resolution 12.
This limitation on our ability to issue shares for cash on a non-pre-emptive basis could put us at a distinct disadvantage relative to many of our peers who are not subject to such requirements, and would increase our costs and otherwise might make it difficult for us to complete equity capital financings that our board of directors considers to be in the best interests of our shareholders. Please note that the requirement to offer shares to existing shareholders does not apply where such shares are issued for non-cash consideration or pursuant to employee share schemes.
Please see “Background to Resolutions 12 and 13—Share Issuance Authorization” for additional information regarding this resolution.
Vote Required
The approval of this resolution 13 is conditional on the approval of resolution 12 because English law requires that a pre-emption disapplication be given in respect of a particular authorization (general or specific) to allot shares. Resolution 13 will therefore not be passed unless resolution 12 is also approved, notwithstanding that shareholders may have voted to approve resolution 13. As required under English law, resolution 13 is a special resolution that requires the affirmative vote of at least 75% of the votes cast in person or by proxy at the AGM in order to be approved.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR
THE RESOLUTION TO DISAPPLY STATUTORY PRE-EMPTION RIGHTS.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE
Board of Directors
Our nominees for re-election as directors at the AGM are each currently serving as members of our board of directors. Information about each such nominee is set forth in resolutions 1 through 3 and is incorporated into this section by reference. Set forth below is a list of our directors and their ages as of the date of this proxy statement.

Name	Age	Position
Bahija Jallal, Ph.D.	63	Chief Executive Officer and Executive Director
Professor Sir John Bell	72	Chairman of the Board of Directors
Roy S. Herbst, M.D., Ph.D.	62	Director
Siddharth Kaul	64	Director
Ranjeev Krishana	51	Director
William Pao, M.D., Ph.D.	57	Director
Robert Perez	60	Director
Kristine Peterson	65	Director
Professor Sir Peter Ratcliffe	70	Director

Biographical information for those directors who are not standing for re-election at the AGM and who will remain seated following the AGM, including each such individual’s principal occupation, business experience and education, and an explanation of the qualifications, skills and experiences that we believe are relevant to such individual’s service on our board of directors, are set forth below. The biographies of Dr. Herbst, Mr. Krishana and Professor Sir Peter Ratcliffe are set forth above in resolutions 1, 2 and 3, respectively.
Class II Directors Continuing in Office Until the 2026 Annual General Meeting
Siddharth Kaul has served on our board of directors since June 2022. Mr. Kaul is a seasoned finance professional with deep expertise within the life sciences industry. He retired as Group Treasurer and Head of Business Planning and Analysis at Novartis in 2021 after a 17-year career at the company, where his previous roles included serving as Novartis' Chief Financial Officer, Pharma Europe and Chief Financial Officer, Pharma U.S. Mr. Kaul led the Novartis strategic review and spin-off of Alcon, Novartis' eye care business. Prior to joining Novartis, Mr. Kaul spent two decades at Procter & Gamble, where he worked in a number of finance leadership roles across financial planning and analysis, strategic planning, and accounting and auditing in the United States and Japan. Mr. Kaul holds a B.S. in Business Administration from West Virginia University and an M.B.A. from Indiana University Bloomington. We believe that Mr. Kaul's extensive experience in finance qualifies him to serve on our board of directors.
William Pao, M.D., Ph.D., has served on our board of directors since February 2025. Dr. Pao is the co-founder and since May 2024 has served as the Chief Executive Officer of Revelio Therapeutics, Inc. Prior to Revelio, Dr. Pao served as the Chief Development Officer, Executive Vice President at Pfizer, Inc. from March 2022 to August 2023. He also previously served in various roles at F. Hoffmann-LaRoche AG from May 2014 to March 2022, including most recently as its Head of Pharma Research & Early Development and as a member of its Enlarged Corporate Executive Committee from April 2018 until March 2022. In addition to his role at Revelio, Dr. Pao has served as an Adjunct Professor of Pharmacology and Medicine at the Joan & Sanford I. Weill Medical College of Cornell University since May 2024 and as an Adjunct Professor of Medicine at Vanderbilt University Medical Center since 2014. Dr. Pao is also a member of the board of directors of the American Association for Cancer Research, as well as the boards of directors of Obsidian Therapeutics, Inc. and Alentis Therapeutics, AG. Dr. Pao holds a B.A. from Harvard University and an M.D. and Ph.D. from Yale University. We believe Dr. Pao’s significant executive experience in the biotech industry and his expertise in cancer research qualify him to serve on our board of directors.
Robert Perez has served on our board of directors since September 2019. Mr. Perez is an Operating Partner and part of General Atlantic’s Operations Group, with a particular focus on the biopharma and life sciences sectors. Before joining General Atlantic in 2019, he served as Managing Director of Vineyard Sound Advisors, LLC, an advisory practice focused on growth companies in the biopharmaceutical industry, from March 2015 to January 2019. Prior to that, Mr. Perez was with Cubist Pharmaceuticals, Inc. from 2003 until its sale to Merck & Co. in 2015, where he held various positions of increasing responsibility, including most recently as its President and Chief Executive Officer. Mr. Perez has served on the boards of directors of Vir Biotechnology, Inc. since January 2017, Third Harmonic Bio, Inc. since February 2022, and Rapport Therapeutics, Inc. since November 2024, and he previously served on the boards of directors of AMAG Pharmaceuticals, Cidara Therapeutics, Inc., Spark Therapeutics, Inc., Unum Therapeutics and Zafgen, Inc. We believe Mr. Perez’s breadth of experience in investing and serving on boards of other companies in the biopharma and life sciences industries and his extensive management experience qualify him to serve on our board of directors.
Kristine Peterson has served on our board of directors since November 2017. Ms. Peterson most recently served as Chief Executive Officer for Valeritas, Inc. from 2009 to 2016. Prior to joining Valeritas, Ms. Peterson was Company Group Chair of the biotechnology group at Johnson & Johnson from 2006 until 2009, where she was responsible for Commercial, Research & Development, and biologics manufacturing for oncology, immunology and cell therapy, and was Executive Vice President of Pharmaceutical Group Strategic Marketing from 2004 to 2006. Previously, she served as President and Senior Vice President, Commercial Operations for Biovail Corporation. Earlier in her career, Kristine spent 20 years at Bristol-Myers Squibb Company in a variety of senior roles across multiple disease areas, including running their cardiovascular and metabolics business unit. Ms. Peterson has served on the boards of directors of ArriVent BioPharma since April 2024 and Enanta Pharmaceuticals since September 2017, and she previously served on the boards of directors for Amarin Corporation plc, EyePoint Pharmaceuticals, ImmunoGen, Inc. and Paratek Pharmaceuticals. Additionally, she previously served as a senior advisor to the Healthcare Businesswomen’s Association and a Member of the Biotechnology Industry Organization Board. Ms. Peterson has a B.S. and an M.B.A. from the University of Illinois at Urbana-Champaign. We believe Ms. Peterson’s operational knowledge of, and executive-level experience in, the global pharmaceutical and biotech industry qualify her to serve on our board of directors.
Class III Directors Continuing in Office Until the 2027 Annual General Meeting
Bahija Jallal, Ph.D. has served as our Chief Executive Officer since January 2019. Previously, she served as President of MedImmune, LLC, at AstraZeneca plc’s global biologics research and development unit, and Executive Vice President of AstraZeneca plc and a member of its senior executive team, where she worked from 2008 to 2019. Prior to joining MedImmune, Dr. Jallal was vice president, drug assessment and development, at Chiron Corporation. Dr. Jallal has served on the board of directors of Elevance Health, Inc. (formerly Anthem, Inc.) since February 2018, and she previously served on the boards of directors of Guardant Health, Inc. from April 2019 to June 2022 and Arrivent Biopharma, Inc. from February 2022 to March 2024. She is also a member of the Board of Trustees of the Johns Hopkins University and a Council Member of the Government-University-Industry Research Roundtable of the National Academies of Sciences, Engineering and Medicine. Dr. Jallal received her Ph.D. in Physiology from Université de Paris VI, France and conducted her post-doctorate work in molecular biology and oncology at the Max Planck Institute for Biochemistry in Germany. We believe Dr. Jallal’s extensive experience in the biotechnology industry, leading drug research and development efforts, her educational background and her knowledge of our company as our Chief Executive Officer, qualify her to serve on our board of directors.
Professor Sir John Bell has served on our board of directors since March 2015. Professor Sir John Bell has served as the president of Ellison Institute of Technology’s Oxford facility and co-Chief Executive Officer of the Ellison Institute of Technology since April 2024. He previously served as the Regius Professor of Medicine at Oxford University from 2002 to March 2024. Professor Sir John Bell is a distinguished scientist in the fields of genomic and genetic research and immunology and has been a founding director at three biotechnology companies: Avidex Ltd (acquired by MediGene AG in 2006), Oxagen Ltd. and PowderJect Pharmaceuticals plc (acquired by Chiron Corporation in 2003). He also previously served on the boards of Roche Holding AG, Sensyne Health plc, and Genentech, Inc., and the scientific advisory board at AstraZeneca plc. Professor Sir John Bell was involved in the founding of the Wellcome Trust Centre for Human Genetics at Oxford University, now chairs the Global Health Scientific Advisory Board of the Bill and Melinda Gates Foundation, and is the Life Science Champion for the United Kingdom, advising the government on the life sciences industry. We believe his extensive scientific background and experience in the healthcare industry qualify him to serve on our board of directors.
Corporate Governance
Board Independence
Our ADSs are listed on the Nasdaq Global Select Market. As required under the Nasdaq listing standards, a majority of the members of our board of directors must qualify as “independent,” as affirmatively determined by our board of directors. Our board of directors consults with our external counsel to ensure that the board’s determinations are consistent with relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent listing standards of Nasdaq, as in effect from time to time.

Consistent with these considerations, after review of all relevant identified transactions or relationships between each director, or any of his or her family members, and us, our senior management and our independent auditors, our board of directors has affirmatively determined that the following seven directors are independent directors within the meaning of the applicable Nasdaq listing standards: Professor Sir John Bell, Dr. Herbst, Mr. Kaul, Mr. Krishana, Dr. Pao, Mr. Perez, Ms. Peterson and Professor Sir Peter Ratcliffe. Travis Coy, who resigned from our board of directors on January 1, 2025 in connection with his appointment as our Chief Financial Officer, was independent during the period he served on the board. In making these determinations, our board of directors found that none of these directors or nominees for director had a material or other disqualifying relationship with Immunocore. Dr. Jallal was determined as not being independent by virtue of her executive leadership role with Immunocore.
Accordingly, a majority of our directors are independent as required under applicable Nasdaq rules. In making this determination, our board of directors considered the applicable Nasdaq rules and the current and prior relationships that each non-executive director has with our company and all other facts and circumstances our board of directors deemed relevant in determining their independence, including their beneficial ownership of our share capital.
Board Leadership Structure
Our board of directors has an independent chair, Professor Sir John Bell, who has authority, among other things, to call and preside over meetings of our board of directors, including meetings of the independent directors, to set meeting agendas and to determine materials to be distributed to our board of directors. Accordingly, Professor Sir John Bell has substantial ability to shape the work of our board of directors. We believe that the separation of the position of chair of our board of directors and the position of Chief Executive Officer reinforces the independence of our board of directors in its oversight of the business and affairs of our company. In addition, we believe that having an independent chair of our board of directors creates an environment that is more conducive to objective evaluation and oversight of management’s performance, increasing management accountability and improving the ability of our board of directors to monitor whether management’s actions are in the best interests of Immunocore and its shareholders. As a result, we believe that having an independent chair of our board of directors can enhance the effectiveness of our board of directors as a whole.
Role of the Board in Risk Oversight
One of the key functions of our board of directors is informed oversight of our risk management process. Our board of directors does not have a standing risk management committee, but rather administers this oversight function directly through the board of directors as a whole, as well as through various standing committees of our board of directors that address risks inherent in their respective areas of oversight. In particular, our board of directors is responsible for monitoring and assessing strategic risk exposure and our audit committee has the responsibility to consider and discuss our major financial risk exposures and the steps our management has taken to monitor and control these exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. The audit committee also reviews and receives regular briefings concerning information security and technology risks, and monitors ongoing compliance with legal and regulatory requirements. Our nominating and corporate governance committee reviews our key enterprise risks and risk-management strategies, as well as monitors the effectiveness of our corporate governance guidelines, including whether they are successful in preventing illegal or improper liability-creating conduct, and monitors compliance with legal, regulatory and ethical requirements. Our remuneration committee assesses and monitors whether any of our compensation policies and programs has the potential to encourage excessive risk-taking.
Meetings of the Board of Directors
Our board of directors met four times during 2024. With respect to the committees of our board of directors, the audit committee met four times in 2024, the remuneration committee met six times and the nominating and corporate governance committee met four times. Each member of our board of directors attended 75% or more of the aggregate number of meetings of the board and of the committees on which they served, held during the portion of 2024 for which they were a director or committee member, with the exception of Dr. Herbst, who attended 71% of the meetings of the board and committees on which he served.
As required under applicable Nasdaq listing standards, in 2024, our independent directors met four times in regularly scheduled executive sessions at which only independent directors were present.

Information Regarding Committees of the Board of Directors
Our board of directors has three standing committees: an audit committee, a remuneration committee and a nominating and corporate governance committee. The board has adopted a written charter for each of the committees below that is available to shareholders on our website at https://ir.immunocore.com/corporate-governance/document-charters.
The following table provides membership information for each of the committees of our board of directors:

Name	Audit	Remuneration	Nominating and Corporate Governance
Bahija Jallal, Ph.D.
Professor Sir John Bell		X	X
Roy S. Herbst, M.D., Ph.D.	X	X
Siddharth Kaul	X*	X
Ranjeev Krishana		X
William Pao, M.D., Ph.D.
Robert Perez	X		X*
Kristine Peterson		X*	X
Professor Sir Peter Ratcliffe	X		X

*	Committee Chairperson
Below is a description of each committee of our board of directors.
Audit Committee
Our audit committee is composed of Dr. Herbst, Mr. Kaul, Mr. Perez, and Professor Sir Ratcliffe, and assists the board of directors in overseeing our accounting and financial reporting processes and the audits of our financial statements. Mr. Kaul serves as chairman of the audit committee. Mr. Coy previously served as chairman of the audit committee until his resignation from our board of directors on January 1, 2025, the effective date of his appointment as our Chief Financial Officer. The audit committee consists exclusively of members of our board who are financially literate, and Mr. Kaul is considered an “audit committee financial expert” as defined by applicable SEC rules and has the requisite financial sophistication as defined under the applicable Nasdaq rules and regulations. Our audit committee is composed solely of independent directors under the requirements of the Nasdaq listing standards and Rule 10A-3(b)(1) of the Exchange Act.
The audit committee’s responsibilities include:
•	determining whether to appoint, reappoint or remove any auditors, and making recommendations to the board of directors to be put to the shareholders for approval at the annual general meeting;
•	reviewing audit plans, the adequacy of staffing and fees, whilst overseeing the negotiation and execution of any engagement letters on our behalf;
•	at least annually, assessing the qualifications, performance, and independence of the auditors, or in the case of prospective auditors, before they are engaged;
•	overseeing the policies and procedures governing how we may employ individuals who are or once were employed by the auditors;
•	reviewing results of the annual audit, audited financial statements, periodic and annual reports, earnings announcements, proxy report, accounting principles and policies;
•	evaluating management’s cooperation with the auditors during their audit examination;
•	reviewing and reporting on policies on financial risk management and assessment;
•	reviewing the audit plan of any internal audit team;
•	reviewing the scope, design, adequacy and effectiveness of internal controls;

•
overseeing our policies, procedures, plans and information technology systems designed to ensure and manage risks relating to the security, confidentiality, availability and integrity of information, as well as the operation and effectiveness thereof;

•	reviewing correspondence with regulators or governmental agencies that raise material issues regarding our financial statements or accounting policies;
•	overseeing procedures for receiving, retaining and investigating complaints;
•	monitoring compliance with our Code of Business Conduct and Ethics and related party transactions rules; and
•
reviewing with management legal and regulatory compliance and any actual, pending, or threatened legal or financial matters that could significantly affect our business or financial statements or as otherwise deemed appropriate by the audit committee.

Report of the Audit Committee of the Board of Directors
The material in this report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any filing of Immunocore under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.
The audit committee has reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2024 with our management. The audit committee has discussed with Deloitte LLP the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC. The audit committee has also received the written disclosures and the letter from Deloitte LLP required by applicable requirements of the PCAOB regarding the independent accountants’ communications with the audit committee concerning independence and has discussed with Deloitte LLP the accounting firm’s independence. Based on the foregoing, the audit committee has recommended to our board of directors that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2024, and filed with the SEC.
Audit Committee of the Board of Directors of Immunocore Holdings plc
Siddharth Kaul (Chairman)
Roy S. Herbst, M.D., Ph.D.
Robert Perez
Professor Sir Peter Ratcliffe
Remuneration Committee
Our remuneration committee is composed of Professor Sir Bell, Dr. Herbst, Mr. Kaul, Mr. Krishana and Ms. Peterson, and assists the board of directors in determining executive officer compensation. Ms. Peterson serves as chair of the remuneration committee. Mr. Coy previously served as a member of the remuneration committee until his resignation from our board of directors on January 1, 2025, the effective date of his appointment as our Chief Financial Officer. Our board of directors has determined that each of these individuals is “independent” as defined under the applicable listing standards of Nasdaq, including the standards specific to members of a remuneration committee.
The remuneration committee’s responsibilities include:
•	reviewing, modifying and overseeing the company’s overall compensation strategy and policies in light of our specific business objectives;
•	reviewing and approving the compensation and other terms of employment of our Chief Executive Officer;
•	reviewing and approving all elements of the compensation and other terms of employment of the executive officers and other senior management reporting directly to the Chief Executive Officer;
•
undertaking sole responsibility for the appointment, authority to select, retain, and terminate any compensation and oversight of the work of compensation consultants, legal counsel, or any other advisors engaged for the purpose of advising the remuneration committee;

•
exercising full power and authority to adopt, amend, terminate, and administer our equity award, pension, and profit sharing plans, incentive plans, bonus plans, executive benefit plans, stock purchase plans, deferred compensation plans and other similar programs;

•
when required, reviewing and discussing with management our Compensation Discussion and Analysis section of our annual reports, registration statements, proxy statements, or information statements filed with the SEC;

•	reviewing and discussing with management any conflicts of interest raised;
•
overseeing the preparation of any report required by applicable U.S. and U.K. rules and regulations to be included in our public filings relating to compensation policy and practices, including but not limited to the directors’ remuneration report required under the Companies Act; and

•	overseeing “clawback” or similar policies allowing us to recoup compensation paid to employees.
Additionally, the remuneration committee was responsible for reviewing and recommending to the board of directors for its approval the type and amount of compensation to be paid or awarded to members of the board of directors until December 5, 2024, at which time this responsibility was moved to the nominating and corporate governance committee.
The remuneration committee may form and delegate authority to one or more subcommittees composed of one or more of its members for any purpose that the remuneration committee deems appropriate, and may delegate to such subcommittees such power and authority as the remuneration committee deems appropriate, in all cases to the extent consistent with our articles of association, the Nasdaq listing rules and other applicable law.
See the section of this proxy statement titled “Executive Compensation—Compensation Discussion and Analysis” for a discussion of the role of our executive officers and compensation consultant in determining executive compensation.
Remuneration Committee Interlocks and Insider Participation
No member of our remuneration committee is currently one of our officers or employees. None of our executive officers currently serves, or has served during the last year, as a member of the board of directors or remuneration committee of any entity that has one or more executive officers serving as a member of our board of directors or remuneration committee.
Nominating and Corporate Governance Committee
Our nominating and corporate governance committee is composed of Professor Sir Bell, Mr. Perez, Ms. Peterson and Professor Sir Ratcliffe, and assists our board of directors in identifying individuals qualified to become members of our board and executive officers consistent with criteria established by our board and in developing our corporate governance principles. Mr. Perez serves as chairman of the nominating and corporate governance committee.
The nominating and corporate governance committee’s responsibilities include:
•	identifying and evaluating candidates, including nomination of incumbent directors for re-election and nominees recommended by shareholders to serve on the board of directors;
•	making recommendations to the board of directors regarding nominees for directors at the next annual general meeting;
•	reviewing and recommending to the board of directors for its approval the type and amount of compensation to be paid or awarded to members of the board of directors;
•	periodically reviewing the performance of the board of directors, including committees of the board of directors and management;
•	overseeing the board of directors’ committee structure and operations, including authority to delegate to subcommittees and committee reporting to the board of directors;
•	reviewing with the Chief Executive Officer the succession plans for our executive officers;
•	instituting plans or programs for the continuing education of directors and orientation of new directors, as it deems appropriate; and
•	periodically reviewing the processes and procedures to provide information to the board of directors and its committees.

Director Nomination Process
We believe that an effective board of directors should be made up of individuals who collectively provide an appropriate balance of diverse occupational and personal backgrounds and perspectives and who have a range of skills and expertise sufficient to provide guidance and oversight with respect to our strategy and operations. Our board of directors and our nominating and corporate governance committee seek individuals with backgrounds and qualities that, when combined with those of our other directors, enhance the board’s effectiveness and result in a balance of knowledge, experience, and capability. Our nominating and corporate governance committee considers candidates who are recommended by its members, by other members of the board of directors, by shareholders, and by management, as well as those identified by third-party search firms retained to assist in identifying and evaluating possible candidates.
In assessing potential candidates, our board of directors and nominating and corporate governance committee will consider, among other factors, whether the candidate possesses relevant expertise to offer advice and guidance to management, has sufficient time to devote to our business and operations, demonstrates excellence in the candidate’s field; has the ability to exercise sound business judgment and is committed to represent the long-term interests of our shareholders.
Shareholder Recommendations and Nominations
Our nominating and corporate governance committee considers both recommendations and nominations for candidates to the board of directors from shareholders so long as such recommendations and nominations comply with our articles of association and applicable laws, including the rules and regulations of the SEC. Shareholders may recommend director nominees for consideration by the nominating and corporate governance committee by writing to our Company Secretary at c/o Immunocore Holdings plc, 92 Park Drive, Milton Park, Abingdon, Oxfordshire OX14 4RY, and providing evidence of the shareholder’s ownership of our ordinary shares and/or ADSs, the nominee’s name, home and business address, as well as the nominee’s detailed biographical data and qualifications for board membership, and information regarding any arrangements or understandings between the shareholder and the recommended candidate.
In accordance with our articles of association, no person (other than a director retiring by rotation or otherwise) shall be elected or re-elected as a director at any general meeting unless: (a) he or she is recommended by the board of directors; or (b) at least seven but not more than 42 clear days before the date appointed for the meeting we have received notice from a shareholder (other than the person proposed) entitled to vote at the meeting of their intention to propose a resolution for the election or re-election of that person, stating the particulars which would, if he or she were so elected or re-elected, be required to be included in our register of directors and a notice executed by that person of his or her willingness to be elected, or re-elected, is lodged at our registered office. Shareholders who desire to nominate persons directly for election to the board of directors at an annual general meeting of shareholders must meet the deadlines and other requirements to propose a resolution set forth under “Questions and Answers about these Proxy Materials and Voting—Will there be any other business conducted at the AGM?” and “Additional Information—Shareholder Proposals and Director Nominations for 2026 Annual General Meeting.” Any vacancies on the Board occurring between our annual general meetings of shareholders may be filled by the Board.
Code of Business Conduct and Ethics
We have adopted a Code of Business Conduct and Ethics applicable to all of our directors, officers and employees. The Code of Business Conduct and Ethics is available on our website at https://ir.immunocore.com/corporate-governance/document-charters. We expect that any amendments to this code or any waivers of its requirements will be disclosed on our website.
Insider Trading Policy
We have adopted an insider trading policy governing the purchase, sale, and/or other disposition of securities by our directors, officers, employees, and certain consultants. We believe this policy is reasonably designed to promote compliance with insider trading laws, rules, and regulations, as well as the exchange listing standards applicable to us. A copy of our insider trading policy is filed as an exhibit to our Annual Report on Form 10-K for our fiscal year ended December 31, 2024.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth information with respect to the beneficial ownership of our voting ordinary shares and non-voting ordinary shares as of March 21, 2025 for:
•	each beneficial owner of 5% or more of our outstanding ordinary shares and non-voting ordinary shares;
•	each of our named executive officers;
•	each of our directors and director nominees; and
•	all of our current executive officers and directors as a group.
Beneficial ownership is determined in accordance with the rules of the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities and include ordinary shares issuable upon the exercise of options that are immediately exercisable or exercisable within 60 days of March 21, 2025. Percentage ownership calculations are based on 49,345,605 voting ordinary shares outstanding (including ordinary shares in the form of ADSs) as of March 21, 2025, and excludes 734,397 non-voting ordinary shares outstanding as of March 21, 2025. As of March 21, 2025, all outstanding non-voting ordinary shares were beneficially owned by entities affiliated with Baker Bros. Advisors LP.
Except as otherwise indicated, all of the shares reflected in the table are ordinary shares and all persons listed below have sole voting and investment power with respect to the shares beneficially owned by them, subject to applicable community property laws. The information is not necessarily indicative of beneficial ownership for any other purpose.
Except as otherwise indicated, the addresses of the persons listed in the table is c/o Immunocore Holdings plc, 92 Park Drive, Milton Park, Abingdon, Oxfordshire OX14 4RY, United Kingdom.

Name of Beneficial Owner	Number of Ordinary Shares Beneficially Owned (#)	Percent of Ordinary Shares Beneficially Owned (%)
5% or Greater Shareholders
Wellington Management Group LLP(1)	7,299,746	14.8
T. Rowe Price Investment Management, Inc.(2)	6,499,835	13.2
Entities affiliated with RTW(3)	4,869,798	9.9
Entities affiliated with FMR LLC(4)	4,386,070	8.9
PRIMECAP Management Company(5)	2,668,550	5.4
Eli Lilly S.A.(6)	2,548,145	5.2

Named Executive Officers and Directors
Bahija Jallal, Ph.D.(7)	4,554,802	8.5
David Berman, M.D., Ph.D.(8)	935,233	1.9
Tina St. Leger(9)	29,428	*
Professor Sir John Bell(10)	98,089	*
Roy S. Herbst, M.D., Ph.D.(11)	33,472	*
Siddharth Kaul(12)	18,658	*
Ranjeev Krishana(13)	3,949	*
William Pao, M.D., Ph.D. (14)	1,357	*
Robert Perez	—	—
Kristine Peterson(15)	48,150	*
Professor Sir Peter Ratcliffe(16)	23,185	*
Brian Di Donato(17)	114,030	*
All current executive officers and directors as a group (12 persons)(18)	5,746,323	10.4

*	Less than one percent.
(1)
The information shown is based upon disclosures on a Schedule 13G/A filed with the SEC on November 14, 2024 by Wellington Management Group LLP, Wellington Group Holdings LLP, Wellington Investment Advisors Holdings LLP and Wellington Management Company LLP. Consists of ordinary shares owned of record by clients of one or more investment advisers (the “Wellington Investment Advisors”) directly or indirectly owned by Wellington Management Group LLP. Wellington Investment Advisors Holdings LLP controls directly, or indirectly through Wellington Management Global Holdings, Ltd., the Wellington Investment Advisers. Wellington Investment Advisors Holdings LLP is owned by Wellington Group Holdings LLP. Wellington Group Holdings LLP is owned by Wellington Management Group LLP. Each of Wellington Management Group LLP, Wellington Group Holdings LLP and Wellington Investment Advisors Holdings LLP has shared voting power with respect to 6,825,601 ordinary shares and shared dispositive power with respect to 7,299,746 ordinary shares. Wellington Management Company LLP has shared voting power with respect to 6,848,518 ordinary shares and shared dispositive power with respect to 7,035,213 shares. The business address for each of these entities is c/o Wellington Management Company LLP, 280 Congress Street, Boston, MA 02210.
(2)
The information shown is based solely on a Schedule 13G/A filed with the SEC on November 14, 2024 by T. Rowe Price Investment Management, Inc. Consists of 6,499,835 ordinary shares beneficially owned by T. Rowe Price Investment Management, Inc.. The business address for T. Rowe Price Investment Management, Inc. is 101 E. Pratt Street, Baltimore, MD 21202.

(3)
The information shown is based solely on a Schedule 13G/A filed with the SEC on February 14, 2024 by RTW Investments, LP and Roderick Wong, M.D. Consists of 4,869,798 ordinary shares held by certain funds managed by RTW Investments, LP (collectively, the “RTW Funds”). RTW Investments, LP is the investment adviser to the RTW Funds. Roderick Wong, M.D. is the Managing Partner and Chief Investment Officer of RTW Investments, L.P. The business address for each of these entities and individuals is 40 10th Avenue, Floor 7, New York, New York 10014.

(4)
The information shown is based upon disclosures on a Schedule 13G filed with the SEC on March 8, 2024 by FMR LLC. Consists of ordinary shares held or beneficially owned by FMR LLC. Abigail Johnson is a director, the Chairman and the Chief Executive Officer of FMR LLC, and members of the Johnson family, including Abigail Johnson, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B shareholders have entered into a shareholders' voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders' voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC FMR LLC has sole voting power with respect to 4,381,003 ordinary shares and each of FMR LLC and Abigail Johnson have shared dispositive power with respect to 4,386,070 shares. The business address for FMR LLC and Abigail Johnson is 245 Summer Street, Boston, Massachusetts 02210.

(5)
The information shown is based upon disclosures on a Schedule 13G filed with the SEC on February 13, 2025 by PRIMECAP Management Company. Consists of ordinary shares beneficially owned by PRIMECAP Management Company. PRIMECAP Management Company has sole voting power with respect to 2,642,890 ordinary shares and sole dispositive power with respect to 2,668,550 shares. The business address for PRIMECAP Management Company is 177 East Colorado Boulevard, 11th Floor, Pasadena, California 91105.

(6)
The information shown is based upon disclosures on a Schedule 13G filed with the SEC on February 10, 2022 by Eli Lilly S.A and Eli Lilly and Company. Consists of 2,548,145 ordinary shares held by Eli Lilly S.A. Eli Lilly and Company has voting and dispositive power over the shares held by Eli Lilly S.A. The business address for each of these entities is c/o Lilly Corporate Center, Indianapolis, Indiana 46285.

(7)	Consists of 4,554,802 ordinary shares underlying options that are or will be exercisable within 60 days of March 21, 2025 held by Dr. Jallal.
(8)	Consists of 935,233 ordinary shares underlying options that are or will be exercisable within 60 days of March 21, 2025 held by Dr. Berman.
(9)	Consists of 29,428 ordinary shares underlying options that are or will be exercisable within 60 days of March 21, 2025 held by Ms. St. Leger.
(10)	Consists of (a) 13,452 ordinary shares and (b) 84,637 ordinary shares underlying options that are or will be exercisable within 60 days of March 21, 2025 held by Professor Sir John Bell.
(11)	Consists of 33,472 ordinary shares underlying options that are or will be exercisable within 60 days of March 21, 2025 held by Dr. Herbst.
(12)	Consists of 18,658 ordinary shares underlying options that are or will be exercisable within 60 days of March 21, 2025 held by Mr. Kaul.
(13)	Consists of 3,949 ordinary shares underlying options that are or will be exercisable within 60 days of March 21, 2025 held by Mr. Krishana.
(14)	Consists of 1,357 ordinary shares underlying options that are or will be exercisable within 60 days of March 21, 2025 held by Dr. Pao.
(15)	Consists of 48,150 ordinary shares underlying options that are or will be exercisable within 60 days of March 21, 2025 held by Ms. Peterson.
(16)	Consists of (a) 333 ordinary shares and (b) 22,852 ordinary shares underlying options that are or will be exercisable within 60 days of March 21, 2025 held by Professor Sir Peter Ratcliffe.
(17)
Consists of 114,030 ordinary shares underlying options that are or will be exercisable within 60 days of March 21, 2025 held by Mr. Di Donato. Mr. Di Donato resigned as our Chief Financial Officer, effective December 31, 2024. He is included in this table because he is a named executive officer for the year ended December 31, 2024, but he is not counted for purposes of aggregating beneficial ownership of our current executive officers and directors as a group.

(18)
Consists of (a) 13,785 ordinary shares and (b) 5,732,538 ordinary shares underlying options that are or will be exercisable within 60 days of March 21, 2025 held by our current executive officers and directors.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS
Other than the executive officer and director compensation arrangements discussed in the sections titled “Executive Compensation” and “Non-Executive Director Remuneration,” describe below transactions and series of similar transactions, since January 1, 2024, with respect to which we were a party, will be a party, or otherwise benefited, in which:
•	the amounts involved exceeded or will exceed $120,000; and
•	a director, executive officer, holder of more than 5% of our ordinary shares or any member of their immediate family had or will have a direct or indirect material interest.
Agreements with Our Executive Officers and Directors
We have entered into employment agreements with our executive officers based in the United States and a contract of employment with Ms. St. Leger, our Chief Human Resources Officer. We have also entered into a letter of appointment with Dr. Jallal, our Chief Executive Officer, in connection with her service as an executive director. These agreements contain customary provisions and representations, including confidentiality, non-competition, non-solicitation and inventions assignment undertakings by our executive officers. However, the enforceability of the non-competition provisions may be limited under applicable law. For more information regarding these agreements, see “Executive Compensation.”
In addition, we have also entered into letters of appointment with each of our non-executive directors, which contain provisions and representations related to confidentiality and other customary matters. For more information on these agreements, see “Non-Executive Director Remuneration—Overview—Non-Executive Director Appointment Letters.”
Equity Awards Granted to Executive Officers and Directors
We have granted options to our executive officers and directors. For more information regarding the equity awards granted to our named executive officers and directors, see “Executive Compensation” and “Non-Executive Director Remuneration.”
Indemnification Agreements
We have entered into deeds of indemnity with each of our directors and executive officers. These agreements and our articles of association require us to indemnify our directors and executive officers to the fullest extent permitted by applicable law. See “Executive Compensation—Limitations on Liability and Indemnification Matters.”
Related Person Transaction Policy
We have adopted a related person transaction policy that sets forth our procedures for the identification, review, consideration and approval or ratification of related person transactions. For purposes of our policy only, a related person transaction is a transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships, in which we or any of our subsidiaries and any related person are, were or will be participants in which the amount involved exceeds $120,000 or which is unusual in its nature or conditions. Transactions involving compensation for services provided to us as an employee or director are not covered by this policy. A related person is any executive officer, director or beneficial owner of more than 5% of any class of our voting securities, including any of their immediate family members and any entity owned or controlled by such persons.
Under the policy, if a transaction has been identified as a related person transaction, including any transaction that was not a related person transaction when originally consummated or any transaction that was not initially identified as a related person transaction prior to consummation, our management must present information regarding the related person transaction to our audit committee, or, if audit committee approval would be inappropriate, to another independent body of our board of directors for review, consideration and approval or ratification. The presentation must include a description of, among other things, the material facts, the interests, direct and indirect, of the related persons, the benefits to us of the transaction and whether the transaction is on terms that are comparable to the terms available to or from, as the case may be, an unrelated third- party or to or from employees generally. Under the policy, we will collect information that we deem reasonably necessary from each director, executive officer and, to the extent feasible, significant shareholder to enable us to identify any existing or potential related person transactions and to effectuate the terms of the policy. In addition, under our Code of Business Conduct and Ethics, our employees and directors have an affirmative responsibility to disclose any transaction or relationship that reasonably could be expected to give rise to a conflict of interest.

NON-EXECUTIVE DIRECTOR REMUNERATION
Overview
Non-Executive Director Remuneration Table
The following table sets forth information regarding the compensation earned for service on the board of directors by our non-executive directors during the year ended December 31, 2024. Dr. Jallal does not receive additional compensation for her service as a director; her compensation as an executive officer is set forth in the section of this proxy statement titled “Executive Compensation.”

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)(1)(2)	All Other Compensation ($)(3)	Total ($)
Professor Sir John Bell	98,532	399,980	—	498,512
Roy S. Herbst, M.D., Ph.D.	66,189	399,980	703	466,872
Siddharth Kaul	66,189	399,980	—	466,169
Ranjeev Krishana(4)	31,569	325,781	—	357,350
Robert Perez(5)	—	—	—	—
Kristine Peterson	68,689	399,980	2,956	471,625
Professor Sir Peter Ratcliffe	60,140	399,980	—	460,120
Travis Coy(6)	—	—	—	—

(1)
In accordance with SEC rules, this column reflects the aggregate grant date fair value of the option awards granted during 2024 computed in accordance with ASC Topic 718 (as defined below). Assumptions used in the calculation of these amounts are included in note 10 to our audited consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2024 as filed with the SEC on February 26, 2025. These amounts do not reflect the actual economic value that will be realized by our non-executive directors upon the vesting of the options, the exercise of the options or the sale of the ordinary shares underlying such options.

(2)
The following table provides information regarding the number of ordinary shares underlying option awards granted to our non-executive directors that were outstanding as of December 31, 2024. None of our non-executive directors held other unvested stock awards as of December 31, 2024.

Name	Options Outstanding (#)
Professor Sir John Bell	99,171
Roy S. Herbst, M.D., Ph.D.	48,006
Siddharth Kaul	33,478
Ranjeev Krishana	12,925
Robert Perez	—
Kristine Peterson	62,684
Professor Sir Peter Ratcliffe	37,386
Travis Coy	—

(3)
Amounts represent tax equalization gross-up payments for Dr. Herbst and Ms. Peterson with respect to the portion of their income subject to United Kingdom taxation. Amounts reflect the conversion from GBP to USD using the exchange rate of GBP 1.00 to USD 1.2781, which represents an average for fiscal year 2024.

(4)	Mr. Krishana was appointed to our board of directors on May 28, 2024.
(5)	Mr. Perez has elected to forgo remuneration in respect of his service as a non-executive director.
(6)
Mr. Coy resigned as a member of our board of directors effective January 1, 2025, in connection with his appointment as our Chief Financial Officer. While serving on our board of directors, Mr. Coy elected to forgo remuneration in respect of his service as a non-executive director.

Non-Executive Director Appointment Letters
Each of our non-executive directors is engaged on letters of appointment that set out their respective duties and responsibilities. The non-executive directors do not receive benefits upon termination or resignation from their respective positions as directors. Under the non-executive director appointment letters, our non-executive directors are entitled to receive annual fees in accordance with our non-executive director remuneration policy, and in each case inclusive of fees payable for all duties.
Non-Executive Director Remuneration Policy
In January 2021, in connection with our initial public offering, our board adopted our non-executive director remuneration policy, which was most recently amended in February 2024.

Cash Compensation
Under this policy, we pay each of our non-executive directors annual fees for service on our board of directors and committees of our board of directors, which amounts may be amended from time to time by the board of directors. We also reimburse non-executive directors for all reasonable and properly documented expenses related to attendance at board and committee meetings. U.S. non-executive directors are also provided with tax-equalization benefits. Non-executive directors do not receive any pension benefits or cash in lieu thereof.
Non-executive directors are eligible to receive cash compensation as follows:

Annual Fee Retainer ($)
Annual fee for board of director chairperson (in addition to annual director service retainer)	35,000
Annual director service retainer	50,000
Additional fee for audit committee chair (in lieu of annual member service retainer)	20,000
Additional fee for audit committee member	10,000
Additional fee for nominating and corporate governance committee chair (in lieu of annual member service retainer)	10,000
Additional fee for nominating and corporate governance committee member	5,000
Additional fee for remuneration committee chair (in lieu of annual member service retainer)	15,000
Additional fee for remuneration committee member	7,500

Equity Compensation
In addition to cash compensation, each non-executive director is eligible to participate in the Non-Employee Sub-Plan to the Immunocore Holdings plc 2021 Equity Incentive Plan (“2021 EIP”). All share options granted under our non-executive director remuneration policy will be non-statutory stock options, with an exercise price per share equal to 100% of the fair market value (as such term is defined in our 2021 EIP) of the underlying ordinary shares on the date of grant, and a term of ten years from the date of grant, subject to earlier termination in connection with a “Termination of Service” (as such term is defined in our 2021 EIP).
Initial Grant
Each eligible director who is first elected or appointed to our board of directors automatically, and without further action by our board of directors or the remuneration committee, upon the date of his or her initial election or appointment to be an eligible director (or, if such date is not a market trading day, the first market trading day thereafter), be granted a share option to purchase an estimated $325,790 of ordinary shares (the “Initial Grant”). The shares subject to each Initial Grant will vest in equal monthly installments over a three year period such that the option is fully vested on the third anniversary of the date of grant; provided, that the eligible director continues to be a “Service Provider” (as such term is defined in our 2021 EIP) through each such vesting date.
Annual Grant
At the close of business on the day of each of our annual general meetings, each eligible director who continues to serve as a non-executive member of our board of directors following such meeting will be automatically, and without further action by our board of directors or the remuneration committee, be granted a share option to purchase an estimated $400,000 of ordinary shares (the “Annual Grant”). The shares subject to the Annual Grant will vest at the earlier of (i) the one-year anniversary of the date of grant and (ii) the day immediately prior to the date of our next annual general meeting; provided, that the eligible director continues to be a “Service Provider.”
Vesting; Change of Control
All vesting is subject to the eligible director continuing to be a Service Provider on each applicable vesting date. Notwithstanding the foregoing vesting schedules, for each eligible director who remains continuously a Service Provider until immediately prior to the closing of a “Change in Control” (as such term is defined in our 2021 EIP), the shares subject to his or her then-outstanding equity awards will become fully vested immediately prior to the closing of such change in control.

EXECUTIVE OFFICERS
Below is a list of our executive officers and their ages as of the date of this proxy statement. There are no family relationships between any of our executive officers, and there is no arrangement or understanding between any executive officer and any other person pursuant to which the executive officer was selected.

Name	Age	Position
Bahija Jallal, Ph.D.	63	Chief Executive Officer and Executive Director
Travis Coy	44	Chief Financial Officer and Head of Corporate Development
David Berman, M.D., Ph.D.	54	Head of Research and Development
Tina St. Leger	56	Chief Human Resources Officer

Biographical information for Dr. Jallal is included above with the director biographies under the section of this proxy statement titled “Board of Directors and Corporate Governance.”
Travis Coy has served as our Chief Financial Officer and Head of Corporate Development since January 2025. Previously, Mr. Coy served as Vice President, Head of Transactions and M&A, Corporate Business Development at Eli Lilly and Company from October 2019 to December 2024. Prior to this role, Mr. Coy had a variety of finance and business development experiences at Lilly beginning in 2003, including positions as Vice President, Transactions —Oncology and Diagnostics; Vice President, Transactions—Cardiometabolic Diseases, Drug Delivery and Devices; Finance Director of the Oncology Business Unit; Director of Investor Relations; Director of Corporate Finance and Investment Banking; and other financial controllership roles. Before transitioning to finance and business development, he was a chemist in Lilly’s research laboratories and a production manager for Milliken & Company. Prior to his appointment as our Chief Financial Officer and Head of Corporate Development, Mr. Coy also served as a member of our board of directors from September 2019 to January 2025. Mr. Coy holds a B.S. in Chemistry from Rose-Hulman Institute of Technology and an M.B.A. from the Ross School of Business at the University of Michigan.
David Berman, M.D., Ph.D. has served as our Head of Research and Development since January 2019, after initially joining us in September 2018. Previously, Dr. Berman served as Senior Vice President and Head of AstraZeneca plc’s Immuno-oncology Franchise from 2017 to 2018. Prior to that, from 2015 to 2017, he was head of the early stage oncology program at MedImmune, LLC (now known as AstraZeneca plc). Dr. Berman has also held senior development roles at Bristol-Myers Squibb Company, where he worked from 2005 to 2015, including as Head of the Immuno-oncology exploratory development team. Dr. Berman received a B.S. in biology from the Massachusetts Institute of Technology and a M.D. and Ph.D. from the University of Texas Southwestern Medical School. He trained in pathology at the National Cancer Institute followed by a fellowship at the Johns Hopkins Hospital.
Tina St. Leger has served as our Chief Human Resources Officer since February 2022. Previously, she served as Chief Human Resources Officer at GW Pharmaceuticals plc from July 2019 to December 2021. Prior to joining GW Pharmaceuticals, Ms. St. Leger served in various human resources positions at GlaxoSmithKline, where she worked from 2005 to 2019. Ms. St. Leger holds a B.Sc. in chemistry from the University of St. Andrews.

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
This Compensation Discussion and Analysis provides an overview of the material components of our executive compensation program for the fiscal year ended December 31, 2024, or fiscal year 2024, for our “named executive officers” who are listed below. This Compensation Discussion and Analysis is intended to assist you in understanding the information provided in the compensation tables below and to provide additional context regarding our overall compensation program. In addition, we explain how and why our remuneration committee determined our compensation policies and made specific compensation decisions for our named executive officers during and for fiscal year 2024.
Our named executive officers for fiscal year 2024 are our principal executive officer, principal financial officer and the next two most highly compensated executive officers who were serving as executive officers on December 31, 2024, as listed below. We have no other executive officers who were serving as of December 31, 2024, or who served during fiscal year 2024.
•	Bahija Jallal, Ph.D., our Chief Executive Officer (our principal executive officer);
•	Brian Di Donato, our Chief Financial Officer and Head of Strategy (our principal financial officer), who resigned effective December 31, 2024;
•	David Berman, M.D., Ph.D., our Head of Research and Development; and
•	Tina St. Leger, our Chief Human Resources Officer.
Executive Summary
Business Highlights
We are a commercial stage biotechnology company pioneering and delivering transformative immunomodulating medicines to radically improve outcomes for patients with cancer, infectious diseases, and autoimmune diseases. Leveraging our proprietary, flexible, off-the-shelf ImmTAX (Immune mobilizing monoclonal TCRs Against X disease) platform, we are developing a deep pipeline in multiple therapeutic areas, including clinical stage programs in oncology and infectious disease, advanced pre-clinical programs in autoimmune disease and earlier pre-clinical programs across three therapeutic areas.
In 2022, we received approval for our lead product, KIMMTRAK, for the treatment of unresectable or metastatic uveal melanoma (“mUM”) from the U.S. Food and Drug Administration (the “FDA”), the European Commission and other health authorities. KIMMTRAK is now approved in 39 countries for the treatment of unresectable or mUM. In 2024, we launched KIMMTRAK in 14 additional countries (including Australia, Spain, Poland and the United Kingdom (excluding Scotland), and reached price agreements with England’s National Institute for Clinical Excellence (“NICE”) with further commercial launches planned in additional territories where KIMMTRAK is approved.
KIMMTRAK is the lead product from our ImmTAX platform and was the first approved therapy in mUM. To date, we have treated over 2,000 cancer patients with KIMMTRAK, tebentafusp, and our other ImmTAX product candidates, which we believe is the largest clinical data set of any T cell engager bispecific in solid tumors and any T cell receptor (“TCR”) therapeutic.
Our clinical programs are being conducted with patients with a broad range of cancers including melanoma, ovarian, colorectal and lung, among others. We believe that these tumor types have large addressable patient populations and significant unmet need. We are progressing three late-stage clinical programs within our ImmTAC (Immune mobilizing monoclonal TCRs Against Cancer) portfolio, including KIMMTRAK and the PRAME-targeted brenetafusp.
KIMMTRAK is manufactured at facilities located in Denmark and Germany, with final packaging completed in the Netherlands. We are supporting the appropriate use of KIMMTRAK in the United States and Europe through a well-equipped and fit-for-purpose trained team that includes commercial, medical, sales, and value access team members. We utilize a hybrid commercialization model that includes an in-house sales force in the United States and in-house and contracted resources in the United States and Europe. To support our commercialization efforts, we have entered into an exclusive multi-regional agreement with Medison Pharma Ltd. to help seek regulatory authorization and commercialize KIMMTRAK in Canada, Australia, New Zealand, Israel, Central and Eastern Europe, South and Central America, and the Caribbean.

Unlike antibody targeted immunotherapies that have a relatively small target pool, our approach relies on the power of TCRs which are naturally occurring receptors found on the surface of T cells that have the ability to target nearly all of the human proteome. Natural TCRs give T cells the ability to scan for abnormalities in nearly any cell in the body that are presented as protein fragments, or antigens, by human leukocyte antigen (“HLA”), on the cell surface. Our ImmTAX platform builds upon these natural TCRs to engineer targeted soluble and high-affinity TCRs. By engineering these TCRs through our ImmTAX platform, we are developing off-the-shelf, bispecific therapeutics, which are able to precisely target a wide range of proteins uniquely expressed by unhealthy and abnormal cells that cannot be targeted by current antibody-based immunotherapies.
Our ImmTAX bispecific therapeutics couple the targeting power of these engineered TCRs on one end with the other end displaying pre-optimized effector functions, which have the ability to drive a desired immune response at the site of the disease. This combination is designed to provide us with significant flexibility as we are able to engineer and tailor our ImmTAX therapeutics to target proteins that are specific to the disease we are trying to treat and then modulate the corresponding immune response by either boosting or inhibiting the immune system.
We will also continue pioneering immunotherapy and unlocking the full potential of our platform to generate transformative treatments for patients, by using different targeting mechanisms and immune effectors for next-generation bispecific therapies.
2024 Compensation Highlights
Our compensation program is well-structured to incentivize our leadership team to focus on the strategic objectives that, when achieved, will help to create shareholder value. To this end, we regularly evaluate and make changes to our executive compensation program to ensure that our approach aligns with shareholder interests as well as with competitive and appropriate pay practices for our industry.
During 2024, we undertook a number of activities in furtherance of our broad range of remuneration programs and policies to appropriately position us as a competitive global biopharmaceutical group, including:
•	Updated the peer group that informed our executive compensation decisions.
•	Reviewed and approved compensation for our executive officers.
•
Reviewed the short-term incentives opportunities for all employees against market data and introduced a global bonus structure that aligns all employees in the same job level with the same short-term incentive opportunity.

•
Reviewed using market data and approved the introduction of restricted stock units (“RSUs”) starting with our fiscal year 2025 as part of the long-term incentive plan for our named executive officers (as a percentage of the annual grant value, 70% options and 30% RSUs for our Chief Executive Officer and 60% options and 40% RSUs for our other named executive officers), other executives and all employees.

•	Continued to make grants under the equity incentive plan, which was adopted in 2021 and included the opportunity to introduce RSUs as described above.
•	Analyzed share pool utilization and evergreen provision under our equity incentive plan.
•	Considered, reviewed and approved the short-term objectives for the annual bonus for the fiscal year 2024.
•	Assessed performance against the short-term objectives for the fiscal year 2024 and approved of the level of bonuses to be paid to our named executive officers.
•
Reviewed, evaluated, and approved employment agreements, service contracts, severance agreements, change-of-control protections, corporate performance goals and objectives, and other compensatory arrangements of the executive officers and other senior management and adjusted remuneration, as appropriate.

•	Assessed and proposed Board of Directors remuneration.
•
Revised the Remuneration Committee Charter which became effective 1 January 2024, and was again updated 5 December 2024, to reflect the change in responsibility to the Nominations and Governance Committee for Board of Directors’ remuneration review.

Compensation Program Objectives, Philosophy and Elements of Compensation
The main objectives of our executive compensation program are to:
•	Motivate, attract and retain highly qualified executives who have the potential to support our growth.
•
Create a competitive, fair, reasonable and balanced compensation program that rewards executives’ performance and contributions to our short- and long-term business results, while closely aligning the interests of the executives with those of shareholders.

•	Emphasize pay for performance, with a program that aligns executive incentives to shareholder value creation.
We believe that our executive compensation program design features accomplish the following:
•	Provide base salaries consistent with each executive’s responsibilities so that they are not motivated to take excessive risks to achieve a reasonable level of financial security.
•	Ensure a significant portion of each executive’s compensation is tied to our future share performance, thus aligning their interests with those of our shareholders.
•	Utilize equity compensation and vesting periods for equity awards that encourage executives to remain employed and focus on sustained share price appreciation.
•	Adopt a mix between cash (fixed and at-risk) and equity compensation designed to encourage strategies and actions that are in our short-term and long-term best interests.
To achieve our compensation objectives, we historically have provided our executive officers, including our named executive officers, with a compensation package consisting of the following elements:

Element of Compensation	Objectives	Key Features
Base Salary (fixed cash)
Provides financial stability and security through a fixed amount of cash for performing job responsibilities. Set at a level to attract and retain executives at a caliber necessary to drive our success.

Generally reviewed annually at the beginning of the year and determined based on a number of factors (including role with us, experience, skills, external market conditions, our salary and pay structures, individual performance, internal equity, retention) and by reference to market and peer group data provided by our independent compensation consultant.

Performance Bonus (at-risk cash)
Motivates and rewards for attaining rigorous annual corporate performance goals that relate to our key business objectives. Supports our corporate strategy and business plan by linking executive performance to pay.

Target bonus amounts, calculated as a percentage of base salary, are generally reviewed annually at the beginning of the year and determined based upon positions that have similar impact on the organization and competitive bonus opportunities in our market. Bonus opportunities are dependent upon the achievement of specific corporate performance objectives, generally determined by the remuneration committee and board of directors and communicated at the beginning of the year. Actual bonus amounts earned are determined after the end of the year, based on achievement of the designated corporate performance objectives. The remuneration committee may further consider individual performance ratings and overall individual performance for the fiscal year when determining payout amounts. Bonus is discretionary and executives must be employed in good standing to be eligible to receive a bonus. The Chief Executive Officer’s bonus is capped at 150% of salary.

Element of Compensation	Objectives	Key Features
Long-Term Incentive (at-risk equity)
Motivates executives who make important contributions by providing equity ownership opportunities. Rewards for long-term performance and aligns executives’ interests with shareholder interests and changes in shareholder value. Attracts highly qualified executives and encourages their continued employment over the long-term.

Annual equity opportunities are generally reviewed and determined annually at the beginning of the year or as appropriate during the year for new hires, promotions, or other special circumstances, such as to encourage retention, or as a reward for significant achievement. Individual grants are determined based on a number of factors, including current corporate and individual performance, outstanding equity holdings and their retention value and total ownership, historical value of our shares, internal equity amongst executives, other elements of compensation, and market and peer group data provided by our independent compensation consultant. To date, equity awards have been provided in the form of share options (and beginning in 2025, RSUs as a component of the program).

In evaluating our executive compensation policies and programs, as well as the short-term and long-term value of our executive compensation plans, we consider both the performance and skills of each of our executives, as well as the compensation paid to executives in similar companies with similar responsibilities. We focus on providing a competitive compensation package which provides significant short-term and long-term incentives for the achievement of measurable corporate objectives. We believe that this approach provides an appropriate blend of short-term and long-term incentives to maximize shareholder value.
We do not have any formal policies for allocating compensation among salary, performance bonus awards and equity grants, short-term and long-term compensation or among cash and non-cash compensation. Instead, the remuneration committee uses its judgment to establish a total compensation program for each named executive officer that is a mix of current, short-term incentive and long-term incentive compensation, and cash and non-cash compensation, that it believes is appropriate to achieve the goals of our executive compensation program and our corporate objectives. However, a significant portion of the named executive officers’ target total direct compensation is comprised of performance-based bonus opportunities and long-term equity awards, in order to align the executive officers’ incentives with the interests of our shareholders and our corporate goals.
In making executive compensation decisions, the remuneration committee generally considers each executive officer’s target total direct compensation, which consists of base salary, target bonus opportunity and long-term equity awards (valued based on an approximation of grant date fair value).
Governance Practices
The remuneration committee regularly reviews best practices in executive compensation and uses the following guidelines to design our executive compensation programs:

What We Do	What We Don’t Do
✔
Align executive compensation with shareholder interests
✔
Pay-for-performance philosophy and culture
✔
Majority of pay “at risk” and tied to our performance and objectives
✔
“Double-trigger” change-in-control provisions
✔
Maintain clawback policy

✘
No hedging of our shares
✘
No pledging of our shares
✘
No guaranteed annual bonuses
✘
No backdating of share option awards
✘
No supplemental executive retirement plans
✘
No excessive executive perquisites

How We Determine Executive Compensation
Role of Our Remuneration Committee, Management and the Board
The remuneration committee is appointed by our board of directors to assist with the board’s oversight responsibilities with respect to our compensation and benefit plans, policies and programs, administration of our equity plans and its responsibilities related to the compensation of our executive officers, directors, and senior management, as appropriate.
The remuneration committee is primarily responsible for establishing and reviewing our overall compensation strategy and policies. The remuneration committee meets periodically throughout the year, typically five times or more, to, among other responsibilities, manage and evaluate our executive compensation program, and generally determines the principal components of compensation (base salary, performance bonus awards, and equity awards) for our executive officers on an annual basis; however, decisions may occur at other times for new hires, promotions or other special circumstances as our remuneration committee determines appropriate. The remuneration committee does not delegate authority to approve executive officer compensation. The remuneration committee’s annual executive compensation decisions are typically made during a remuneration committee meeting in the first quarter of the year.
Our remuneration committee works with and receives information and analyses from management, including within our legal, finance, and human resources departments, and our Chief Executive Officer, and considers such information and analyses in determining the structure and amount of compensation to be paid to our executives, including our named executive officers. Our Chief Executive Officer evaluates and provides to the remuneration committee executive officer performance assessments and management’s recommendations and proposals regarding executive officer compensation programs and decisions affecting base salaries, performance incentives, equity compensation, and other compensation-related matters outside of the presence of any other named executive officers. However, our remuneration committee retains the final authority to make all compensation decisions. While the Chief Executive Officer discusses her recommendations with the remuneration committee for executives other than herself, she does not participate in the deliberations concerning, or the determination of her own compensation.
From time to time, various other members of management and other employees as well as outside advisors or consultants may be invited by the remuneration committee to make presentations, provide financial or other background information or advice or otherwise participate in remuneration committee or board of directors’ meetings.
Members of management, including our Chief Executive Officer, may attend portions of our remuneration committee’s meetings; however, our Chief Executive Officer is not present during decisions regarding her own compensation.
Role of Independent Compensation Consultant
For purposes of evaluating 2024 compensation for each of our executive officers and making 2024 compensation decisions, we retained Aon Human Capital Solutions practice, a division of Aon plc (“Aon”), an independent compensation consultant, to assist the remuneration committee in reviewing our compensation programs and to ensure that our compensation programs remain competitive in attracting and retaining talented executives.
During fiscal year 2024, Aon advised the remuneration committee on compensation matters related to the executive and director compensation structure. In fiscal year 2024, Aon assisted with, among other things:
•	conducting an executive market pay analysis;
•	developing a group of peer companies to use as a reference in making executive compensation decisions;
•	evaluating current executive pay practices and considering alternative compensation programs; and
•	reviewing our director compensation policies and practices.
The remuneration committee has the sole authority to engage and terminate Aon’s services, as well as to approve its compensation. Our independent compensation consultant makes recommendations to the remuneration committee but has no authority to make compensation decisions on behalf of the remuneration committee or the Company. Aon reported to the remuneration committee and had direct access to the chairperson and the other members of the remuneration committee. Beyond data and advice related to executive and director compensation matters, and the Company’s purchase of general compensation data and support as our global employee benefits broker, Aon did not provide other services to us in fiscal year 2024.

The remuneration committee has analyzed whether the work of Aon as the compensation consultant raised any conflict of interest, considering relevant factors in accordance with SEC guidelines. Based on its analysis, our remuneration committee determined that the work of the Aon and its individual compensation advisors has conformed to the independence factors and guidance provided by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, the SEC and the Nasdaq listing standards.
Use of Competitive Market Compensation Data
The remuneration committee believes that it is important when making compensation decisions to be informed as to the current practices of comparable public companies with which we compete for top talent. To this end, the remuneration committee works annually with our independent compensation consultant to review and amend the list of our peer group companies to be used in connection with assessing compensation practices and pay levels. The remuneration committee believes that the peer and market data provided by our independent compensation consultant is helpful in determining market-competitive compensation for our executives but does not tie any pay elements directly to specific benchmarks. Instead, the remuneration committee considers peer data as part of a market-check analysis that is used in conjunction with its assessments of numerous other factors, as noted under “Factors Used in Determining Executive Compensation” below.
Fiscal Year 2024 Peer Group
In October 2023, with recommendations from Aon, the remuneration committee determined the group of companies that would be appropriate peers for fiscal year 2024 compensation decisions, based on the following criteria:
•	Stock Exchange: We focused on companies that are publicly traded on either the Nasdaq Stock Market, New York Stock Exchange or London Stock Exchange;
•	Sector & Geography: We focused on biotechnology or pharmaceuticals companies that are headquartered in the United States or United Kingdom;
•	Employee Size: We focused on companies with a headcount ranging from 1/3 to three times our then-current headcount (between 125 to 1,225 full-time employees);
•	Market Capitalization: We focused on companies with a market capitalization representing roughly 1/3rd to three times our then-current market capitalization (between $900 million to $7.8 billion); and
•	Revenue: We focused on companies with annual revenue below $690 million (compared to our approximately $225 million in then-projected revenue as a rapidly growing, newer commercial company).
The peer group of companies that the remuneration committee referenced for the purpose of informing executive compensation decisions for fiscal year 2024 is listed below:

Amicus Therapeutics (FOLD)	Deciphera Pharmaceuticals (DCPH)	Replimune Group (REPL)
Apellis Pharmaceuticals (APLS)	Galapagos (GLPG)	Revolution Medicines (RVMD)
Arcus Biosciences (RCUS)	IDEAYA Biosciences (IDYA)	TG Therapeutics (TGTX)
Arrowhead Pharmaceuticals (ARWR)	Immatics (IMTX)	Vir Biotechnology (VIR)
Arvinas (ARVN)	ImmunoGen (IMGN)	Xencor (XNCR)
Axsome Therapeutics (AXSM)	Intra-Cellular Therapies (ITCI)
Beam Therapeutics (BEAM)	Ionis Pharmaceuticals (IONS)
Blueprint Medicines (BPMC)	Legend Biotech (LEGN)

When determining the peer group used to inform fiscal year 2024 compensation decisions, companies included in the prior 2023 peer group were removed if they no longer met the criteria established by the remuneration committee as set forth above.
Shareholder Say-on-Pay Vote
Because we became a United States domestic issuer under SEC and Nasdaq rules effective January 1, 2024, our shareholders will have their second opportunity to cast a non-binding advisory vote (“say-on-pay vote”) to approve our named executive officers’ compensation at the AGM. At our 2024 annual general meeting of shareholders, our shareholders approved, on a non-binding advisory basis, the compensation of our named executive officers; the proposal was supported by approximately 98% of the total votes cast. The remuneration committee reviewed the advisory vote results and, based on the strong level of support, determined that no significant changes to our executive compensation program were necessary for fiscal year 2024 as a result of the advisory vote results. However, we intend to continue to consider the outcome of our annual say-on-pay votes and our shareholders’ views when making compensation decisions regarding our named executive officers.
Factors Used in Determining Executive Compensation
The remuneration committee sets the compensation of our executive officers at levels it determines to be competitive and appropriate for each executive officer, using the professional experience and judgment of remuneration committee members. Pay decisions are not made by use of a formulaic approach or benchmark. Instead, the remuneration committee considers numerous factors when setting executive pay levels, including market and peer data provided by our independent compensation consultant; a review of industry survey data; employee knowledge, skill, and experience; individual performance and contribution; scope of current and expected future responsibilities and any retention concerns.
Elements of Our Fiscal Year 2024 Executive Compensation Program
Base Salaries
The base salaries of our named executive officers are an important part of their total compensation package and are intended to provide a fixed component of compensation reflecting the executive’s skill set, experience, role and responsibilities. In February 2024, the remuneration committee reviewed the base salaries of our named executive officers and approved base salaries increases, as reflected below, for each of the named executive officers. The remuneration committee determined increases were appropriate in light of each executive’s individual performance and target total cash compensation (consisting of base salary and target bonus opportunity) compared to applicable market and peer group data. The fiscal year 2024 base salaries of our named executive officers which became effective March 1, 2024, are reflected below.

Named Executive Officer	Base Salary Adjustment in March 2024	Percentage Increase from Fiscal Year 2023 Base Salary
Bahija Jallal	$765,000	4.08%
Brian Di Donato	$470,000	7.80%(1)
David Berman	$540,000	4.85%
Tina St. Leger(2)	$364,258	2.89%

(1)
Mr. Di Donato’s base salary positioning relative to the changes in the year-over-year market data for his role, in part, drove his higher base salary increase compared to the other named executive officers.

(2)
Ms. St. Leger’s base salary is paid in British Pounds. This amount represents the approximate dollar value of her base salary converted to United States Dollars using the British Pound to United States dollar exchange rate of 1.2781, which represents an average for fiscal year 2024.

Annual Performance Bonuses
The annual performance cash bonuses for our named executive officers are tied to achievement of our goals and objectives as set forth in the corporate scorecard for the relevant fiscal year. We develop our corporate scorecard each year based upon our performance goals and strategic priorities for the upcoming year. This corporate scorecard applies to our named executive officers and to all our other employees who are eligible for annual performance cash bonuses. Each eligible employee has a target annual performance incentive opportunity that corresponds to achievement of 100% of the performance goals comprising the corporate scorecard. Annually, the corporate performance metrics and overall scorecard are approved by the Board of Directors and adopted by the remuneration committee and communicated to each participant. Following the end of the year, the remuneration committee determines the extent to which the prior year’s corporate scorecard metrics were met and incentive payments are made as soon as practicable thereafter. Pursuant to our executive director remuneration policy, our Chief Executive Officer’s performance bonus amount is capped at 150% of base salary.

2024 Target Amounts
In January 2024, the remuneration committee reviewed each of our named executive officer’s target bonus percentages. Following on a review of applicable market and peer group data provided by our independent compensation consultant, an assessment of individual performance and an analysis of each individual’s target total cash compensation, the remuneration committee determined that the 2024 target bonus percentages remained appropriate for each of the named executive officers. Each named executive officer’s target bonus as a percentage of annual base salary is reflected below.

Named Executive Officer	2024 Target Bonus Percentage (as a % of Base Salary)
Bahija Jallal	75%
Brian Di Donato	40%
David Berman	40%
Tina St. Leger	40%

2024 Corporate Scorecard Design and Achievement
For 2024, our corporate scorecard was comprised of performance objectives in three categories, with 50% of an executive’s bonus opportunity tied to the achievement of TCR innovation metrics, 40% tied to business growth metrics and 10% tied to workplace improvement metrics. The goals summarized below for each metric were selected by the remuneration committee based on the remuneration committee’s determination that each was important for our short- and long-term success. The remuneration committee set threshold (75% achievement for partially meeting the goal), target (100% achievement for meeting the goal) and maximum (125% achievement for exceeding the goal) performance levels for each goal. When it approved the 2024 performance objectives, the remuneration committee believed that achievement of target performance would be reasonably challenging based upon industry-wide conditions and our internal forecasts at the time. Our 2024 corporate scorecard and the relevant performance levels are summarized, for market factors and competitive reasons, below. The summary of our annual performance bonus design below includes the level of detail we believe we can disclose without creating competitive harm for the Company.

Metric	Weight	Goals	Achievement	Weighted Achievement
Lead in TCR Innovation	50%	Goals focused on executing our clinical trials, building our pipeline for new products, completing regulatory submissions, high impact publications and other related matters	95.2%	47.6%

Grow the Business	40%	Goals pertaining to commercial and other matters, including related to expanding access to our product, governmental affairs, sales, cash and operating expense targets, investor relations and business development	103.5%	41.4%

Be the Best Workplace	10%	Goals related to recruiting, employee engagement, compliance, workforce planning, culture and other employee matters	108%	10.8%

		Initial Calculated Achievement		99.8%
		Adjusted Achievement (See Below)		100%

The remuneration committee assesses corporate performance goal achievement each fiscal year. In January 2025, the remuneration committee assessed 2024 performance against the corporate scorecard and initially determined that the goals were achieved at 99.8%, as summarized in the table above. However, in light of solid achievement of specific corporate goals, including those noted in the table below, the remuneration committee approved a very slight lift in the overall achievement percentage to 100%, which the remuneration committee determined was appropriate to reward the hard work and accomplishments across our entire company.

Metric	Goal	Achievement
Lead in TCR Innovation	Various detailed goals around delivering on our pipeline
Goals Achieved:

•
Reported data on three Phase 1 trials to expand our pipeline beyond KIMMTRAK for mUM

•
Delivered commercial-scale manufacturing and initiated process validation for PRAME-A2

•
First patient randomized in Phase 3 PRISM-MEL and KIMMTRAK ATOM trials

•
First patients dosed in PIWIL Phase 1 trial

Goals Exceeded:

•
Completed GMP manufacturing and achieved first patient dosed for Phase 1 trial for PRAME - HLE

•
Converted Phase 2/3 Tebe-AM trial into Phase 3

	Deliver three high impact publications and 10 high quality publications/presentations	Goal Exceeded: Delivered 6 high impact and 17 high quality publications

Grow the Business	Increased KIMMTRAK net sales and reaching more patients (via community settings in US, new market launches ex-US) Execute successful capital raise to support corporate cash reserves
Goal Exceeded:
$310 million in net sales for 2024

Goal Achieved: Year-end cash was $455.7 million.

Goal Exceeded: Successful completion of an offering of $402.5 million aggregate principal amount of convertible senior notes and $52.1 million Pharmakon loan repayment.

Be the Best Workplace	Build manager capability establishing a Management Development Program Build external engagement via relaunched website - increase page views to 250,000 per-year/bounce rate below 70%
Goal Exceeded: 100% of participants rated 4 out of 5 evaluation categories on Management Development Program as strongly agree/agree

Goal Exceeded: significantly exceeded page views and bounce rate targets

In approving individual annual performance bonuses, the remuneration committee considered each named executive officer’s (other than Dr. Jallal’s) individual performance rating and overall individual contributions towards our achievement of the corporate objectives for the fiscal year. The table below reflects the applicable modifier that the remuneration committee applied to each named executive officer’s annual incentive payment based on the 2024 individual performance.
Each named executive officer received the following bonus payment for fiscal year 2024 Company and individual performance:

Named Executive Officer	Incentive Amount Based on Scorecard as Percent of 2024 Target	Individual Performance Modifier	2024 Incentive Amount Paid
Bahija Jallal	100%	N/A(1)	$573,750
Brian Di Donato	100%	100%	$188,000
David Berman	100%	100%	$216,000
Tina St. Leger(2)	100%	110%(2)	$160,274

(1)
Over the last three fiscal years, the remuneration committee has formalized an objective, numeric methodology for calculating the annual performance bonus achievement. Each of those years, the remuneration committee did not apply an individual performance modifier to Dr. Jallal’s bonus achievement. Instead, Dr. Jallal’s bonus payment was determined solely based on the approved corporate scorecard achievement (after any adjustment for overall Company performance by the remuneration committee).

(2)
Ms. St. Leger’s incentive payment is paid in British Pounds. This amount represents the approximate dollar value of her base salary converted to United States Dollars using the British Pound to United States dollar exchange rate of 1.2781, which represents an average for fiscal year 2024. Ms. St. Leger’s bonus multiplier was driven by her performance during the fiscal year 2024, including the overachievement by the business of a number of goals in the “Be The Best Workplace” category, which metric achieved the highest payout percentage of target for fiscal year 2024.

Equity Compensation
In connection with our initial public offering (“IPO”), we adopted the 2021 EIP, under which we may grant equity-based incentive awards to directors, employees (including our executive officers) and our and our affiliates’ consultants. We believe that our ability to grant equity awards is a valuable and necessary compensation tool that aligns the long-term interests of our executive officers with the financial interests of our shareholders and is therefore a key aspect of our pay-for-performance program. The remuneration committee believes that share options are inherently performance-based and automatically link executive pay to shareholder return, as the value realized, if any, from an award of share options is dependent upon, and directly proportionate to, future appreciation in our share price. Regardless of the reported value in the Summary Compensation Table, our named executive officers will only receive value from their share option awards if the market price of our ADSs increases above the market price of our ADSs at the time of grant and remains above such price as the share options continue to vest.
In fiscal year 2024, we approved equity awards to our named executive officers in the form of share options. The remuneration committee used its subjective judgement to determine the amounts it believed were appropriate for each named executive officer, weighing the following factors: the executive’s target total direct compensation, current corporate and individual performance, outstanding equity holdings and their retention value and total ownership, historical value of our ordinary shares, internal equity amongst executives and market and peer group data provided by our independent compensation consultant. The share options will vest over a four-year period, with 25% of the shares subject to each award vesting on the first anniversary of the grant date and the remaining 75% vesting in equal quarterly installments over the following 36 months, subject to continued service through the applicable vesting date.
The following table sets forth the share options granted to our named executive officers in fiscal year 2024:

Named Executive Officer	Share Options Granted
Bahija Jallal	281,819
Brian Di Donato	66,746
David Berman	111,244
Tina St. Leger	14,162

It is important to note that the remuneration committee annually assesses the appropriate equity vehicle and design for its named executive officers. Specifically, this has included a discussion around the use of awards tied to the achievement of certain performance conditions (“Performance Awards”). We understand that certain investors would recommend that a portion of the annual equity grants made to the named executive officers be in Performance Awards. However, Performance Awards must be introduced at the right time when they can drive the right behaviors. Given we became a public, newly commercial stage biotechnology company in recent years, the remuneration committee did not determine that 2024 (or 2025) was the time to introduce Performance Awards. Further, many of our peer group also continue to use stock options as opposed to Performance Awards. Therefore, the remuneration committee approved the use of share options again for 2024 as they are inherently performance-based as described above.
We also realize that certain of our investors engage in quantitative analysis of our pay and other programs annually. Accordingly, our compensation programs have been tied to a “pay for performance” culture as our option grants, which as described above, only deliver value upon share appreciation and are closely linked to share performance. As such, pay levels will continue to be adjusted to reflect our share price and stage of development. To this end, our recent option grants have not delivered realizable value to our named executive officers.
Other Features of Our Compensation Program
Agreements with Our Named Executive Officers
We have entered into employment agreements with our United States named executive officers and an employment contract with Ms. St. Leger. Each of these agreements established the named executive officer’s starting base salary, initial target annual bonus opportunity, and initial equity grant. Our named executive officers’ base salaries, annual bonus opportunities and any equity awards are reviewed annually by the remuneration committee; the amounts effective for fiscal year 2024 are described above in this Compensation Discussion and Analysis. See “Employment Arrangements with our Named Executive Officers” below for descriptions of the agreements with our named executive officers.
Severance and Change in Control Benefits
Each of our named executive officers (other than Ms. St. Leger) is employed on an “at will” basis and may be terminated at any time for any reason. Pursuant to Ms. St. Leger’s employment contract, either Ms. St. Leger or we may terminate her employment contract upon six months’ notice. We may, at our discretion, pay Ms. St. Leger an amount equivalent to her six-month base salary in lieu of this notice. Notwithstanding the foregoing, Ms. St. Leger’s employment may be terminated by us immediately for cause.
Our employment agreements or contracts, as applicable, also contain severance terms for our named executive officers. The benefits provide cash severance and certain benefit continuation in the event of termination of employment without cause (and not due to death or disability) or resignation for good reason. Our named executive officers are entitled to enhanced severance benefits, including target bonus and pro-rated bonus payments and equity acceleration, in the event of a qualifying termination or resignation that occurs in connection with a change in control.
We believe these severance benefits are consistent with those provided by our peer group and are an essential element of our overall executive compensation package due to the competitive market for executive talent in our industry. The remuneration committee believes that the severance benefits are an important element of the named executive officers’ retention and motivation and that the benefits of such severance rights, including generally requiring a release of claims against us as a condition to receiving any severance benefits, are in our best interests. Enhanced severance benefits provided in the event of a qualifying termination or resignation that occurs in connection with a change in control are also intended to eliminate, or at least reduce, the reluctance of our executive officers to diligently consider and pursue potential change in control transactions that may be in the best interests of our shareholders.
The “Potential Payments and Benefits upon Termination or Change of Control” section below describes and quantifies the severance and other benefits potentially payable to the named executive officers in further detail.
Retirement Plans
Our United States-based named executive officers are eligible to participate in a defined contribution retirement plan that provides eligible employees with an opportunity to save for retirement on a tax advantaged basis (the “401(k) plan”). Eligible employees may defer eligible compensation on a pre-tax or after-tax (“Roth”) basis, up to the statutorily prescribed annual limits on contributions under the Internal Revenue Code of 1986, as amended (the “Code”). For the

2024 plan year, we made discretionary matching contributions on a per payroll basis equal to 100% of the first 5% of eligible compensation deferred, subject to Code limits. Matching contributions are 100% vested when made to the 401(k) plan. Contributions are allocated to each participant’s individual account and are then invested in selected investment alternatives according to the participant’s directions. The 401(k) plan is intended to be qualified under Section 401(a) of the Code with the 401(k) plan’s related trust intended to be tax exempt under Section 501(a) of the Code. As a tax-qualified retirement plan, contributions to the 401(k) plan (except for Roth contributions) and earnings on those contributions are not taxable to the employees until distributed from the 401(k) plan.
Ms. St. Leger participates in our United Kingdom defined contribution retirement plan (the “retirement plan”). The retirement plan is subject to applicable statutory requirements and permits employees to defer, via a salary sacrifice arrangement, a portion of their salary to the plan each pay period, with an employer matching contribution of up to 5% of salary deferred during the pay period.
Other than the 401(k) plan and the retirement plan, our employees, including our named executive officers, do not participate in any qualified or non-qualified retirement or deferred compensation benefits.
Health/Welfare Plans
Our United States based named executive officers are eligible to participate in broad-based health and welfare benefit plans, such as medical, dental, vision, disability and life insurance, in each case generally on the same basis as other eligible employees. Ms. St. Leger is eligible to participate in our medical, dental, life, critical illness, income protection and other schemes that we may maintain from time to time for our eligible employees in the United Kingdom We do not maintain any supplemental health and welfare plans for our named executive officers. Our remuneration committee may elect to adopt such plans in the future if it determines that doing so is in our best interests.
Perquisites
Currently, we do not view perquisites or other personal benefits as a significant component of our executive compensation program. Accordingly, we do not generally provide perquisites or other personal benefits to our executive officers, including our named executive officers, and except as generally made available to our employees, or in situations where we believe it is appropriate to assist an individual in the performance of his or her duties, to make our executive officers more efficient and effective and for recruitment and retention purposes.
However, we are a party to tax equalization agreements with Dr. Jallal, Mr. Di Donato and Dr. Berman, who are (or in the case of Mr. Di Donato, were) United States-based employees. Pursuant to the tax equalization agreements, if the executive becomes subject to tax in the United Kingdom as a result of having performed services for us in the United Kingdom, then we have agreed to pay additional, “grossed-up” amounts to the executive as necessary so that the executive receives after-tax compensation approximately equal to the after-tax compensation the executive would have received if the executive was subject to tax only in the United States. The principle of the agreements is to leave the executive in exactly the same position (i.e., no better and no worse off) as if they had not become subject to United Kingdom taxation on a portion of their income. As such, the remuneration committee does not believe it is appropriate to take into account the United Kingdom taxes paid by us under the tax equalization agreements when determining executive compensation each year.
In the future, we may provide perquisites or other personal benefits in limited circumstances, such as those described in the preceding paragraph. All future practices with respect to perquisites or other personal benefits will be approved and subject to periodic review by the remuneration committee.
Tax and Accounting Considerations
As a general matter, the remuneration committee reviews and considers the various tax and accounting implications of compensation programs we utilize. The remuneration committee believes that shareholder interests are best served if the remuneration committee retains the discretion to approve compensation arrangements that support our corporate objectives, even if an arrangement does not qualify for full or partial tax deductibility under United States or other tax law or results in adverse accounting consequences to us.
Code Section 162(m)
Under Section 162(m) of the Code (“Section 162(m)”), compensation paid to each of our “covered employees” that exceeds $1 million per taxable year is generally non-deductible unless the compensation qualifies for certain grandfathered exceptions (including the “performance-based compensation” exception) for certain compensation paid pursuant to a written binding contract in effect on November 2, 2017, and not materially modified on or after such date.
Although the remuneration committee will continue to consider tax implications as one factor in determining executive compensation, the remuneration committee also looks at other factors in making its decisions and retains the flexibility to provide compensation for our named executive officers in a manner consistent with the goals of our executive compensation program and our best interests and the best interests of our shareholders, which may include providing for compensation that is not deductible by us due to the deduction limit under Section 162(m). The remuneration committee also retains the flexibility to modify compensation that was initially intended to be exempt from the deduction limit under Section 162(m) if it determines that such modifications are consistent with our business needs.
Code Section 409A
Section 409A of the Code (“Section 409A”) affects the manner by which deferred compensation opportunities are offered to our United States taxpayer employees and other service providers. Section 409A requires that “nonqualified deferred compensation” be deferred and paid under plans or arrangements that satisfy the requirements of the statute with respect to the timing of deferral elections, timing of payments and certain other matters. Failure to satisfy these requirements can expose United States taxpayer employees and other service providers to accelerated income tax liabilities, penalty taxes and interest on their vested compensation under such plans. Accordingly, as a general matter, it is our intention to design and administer our compensation and benefits plans and arrangements for all of our U.S taxpayer employees and other service providers, including our named executive officers, so that they are either exempt from, or satisfy the requirements of, Section 409A.
Code Section 280G
Section 280G of the Code (“Section 280G”) disallows a tax deduction with respect to excess parachute payments to certain executives of companies which undergo a change of control. In addition, Section 4999 of the Code imposes a 20% excise tax on the individual with respect to the excess parachute payment. Parachute payments are compensation linked to or triggered by a change of control and may include, but are not limited to, bonus payments, severance payments, certain fringe benefits, and payments and acceleration of vesting from long-term incentive plans including share options and other equity-based compensation. Excess parachute payments are parachute payments that exceed a threshold determined under Section 280G based on the executive’s prior compensation. In approving the compensation arrangements for our named executive officers, the remuneration committee considers all elements of the cost to us of providing such compensation, including the potential impact of Section 280G. However, the remuneration committee may, in its judgment, authorize compensation arrangements that could give rise to loss of deductibility under Section 280G and the imposition of excise taxes under Section 4999 when it believes that such arrangements are appropriate to attract and retain executive talent.
Currently, If any severance payment or benefit received from the Company by Dr. Jallal or Dr. Berman would constitute a parachute payment within the meaning of Section 280G and subject to the excise tax imposed by Section 4999 of the Code, then such payments or benefits would be reduced to either (1) the largest portion of the payment that would result in no portion of the payment being subject to such excise tax or (y) the largest portion, up to and including the total, of the payment, whichever amount, after taking into account all applicable federal, state, foreign and local employment taxes, income taxes, and the excise tax, results in Dr. Jallal or Dr. Berman, respectively, receiving, on an after-tax basis, the greater economic benefit notwithstanding that all or some portion of the payment may be subject to such excise tax. None of our named executive officers have been provided with 280G gross-up arrangements.
Accounting for Share-Based Compensation
We follow the Financial Accounting Standards Board’s Accounting Standards Codification Topic 718 (“ASC Topic 718”) for our share-based compensation awards. ASC Topic 718 requires companies to calculate the grant date “fair value” of their share-based awards using a variety of assumptions. ASC Topic 718 also requires companies to recognize the compensation cost of their share-based awards in their income statements over the period that an employee is required to render service in exchange for the award. Grants of share options under our equity incentive award plans are accounted for under ASC Topic 718. The remuneration committee considers the accounting implications of significant compensation decisions, especially in connection with decisions that relate to our equity award programs. As accounting standards change, we may revise certain programs to appropriately align accounting expenses of our equity awards with our overall executive compensation philosophy and objectives.

Other Compensation Policies and Practices
Equity Grant Timing
From time to time, we grant share options to our employees, including the named executive officers. Historically, we have granted new-hire option awards on or soon after a new hire’s employment start date and annual employee option grants in the first quarter of each fiscal year. Our typical practice is to grant annual employee share options on or around (if not a trading day) the 16th day of the month in which the options are approved. Also, each non-executive director receives an automatic share option upon his or her election or appointment to the board and an annual share option at the close of business on the day of each of our annual general meetings, pursuant to the non-executive director remuneration policy, as further described under the heading, “Non-Executive Director Remuneration Policy” above. We do not otherwise maintain any written policies on the timing of awards of share options, share appreciation rights, or similar instruments with option-like features. The remuneration committee generally does not take material non-public information (“MNPI”) into account when determining the timing of awards and it does not seek to time the award of share options in relation to the Company’s public disclosure of MNPI. We have not timed the release of MNPI for the purpose of affecting the value of executive compensation.
Compensation Recovery (“Clawback”) Policy
In October 2023, we adopted the Incentive Compensation Recoupment Policy (the “Clawback Policy”), which complies with the new Nasdaq listing standards that implement the new SEC rules under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010. The Clawback Policy is administered by the remuneration committee.
In addition, as a public company, if we are required to restate our financial results due to our material noncompliance with any financial reporting requirements under the federal securities laws as a result of misconduct, our Chief Executive Officer and Chief Financial Officer may be legally required to reimburse our company for any bonus or other incentive-based or equity-based compensation they receive in accordance with the provisions of section 304 of the Sarbanes-Oxley Act of 2002.
Hedging and Pledging of Securities
We believe it is improper and inappropriate for any person associated with us to engage in short-term or speculative transactions involving our securities. Our directors, officers and employees are, therefore, prohibited from engaging in short sales and buying or selling puts, call options or other derivative securities with respect to our ordinary shares and ADSs.
Our Amended and Restated Insider Trading and Window Period Policy also prohibits our directors, officers, employees and consultants from purchasing any financial instruments (including prepaid variable forward contracts, equity swaps, collars and exchange funds) or otherwise engaging in transactions that are designed to or have the effect of hedging any decrease in the market value of our equity securities, whether they are granted to such individual through employee benefit plans or otherwise held by such individual.
In addition, we prohibit our executive officers, all other employees, consultants and the non-executive members of our board of directors from holding our ordinary shares in a margin account. We also prohibit pledging our ordinary shares as collateral for a loan.
Risk Assessment Concerning Compensation Practices and Policies
Our remuneration committee has reviewed our compensation policies and practices to assess whether they encourage our employees to take inappropriate risks. After reviewing and assessing our compensation philosophy, policies and practices, including the mix of fixed and variable, short-term and long-term incentives and overall pay, incentive plan structures, and the checks and balances built into, and oversight of, each plan and practice, our remuneration committee has determined that any risks arising from our compensation policies and practices for our employees are not reasonably likely to have a material adverse effect on our company as a whole. Further, our remuneration committee believes that the mix and design of the elements of executive compensation do not encourage management to assume excessive risks; the mix of short-term compensation (in the form of base salary and an annual performance bonus opportunity, if any, which is based on a variety of performance factors), and long-term compensation prevents undue focus on short-term results and helps align the interests of our executive officers with the interests of our shareholders.

Executive Compensation Tables
Summary Compensation Table
The following table sets forth information regarding compensation awarded to, earned by or paid to our named executive officers during the years ended December 31, 2024, 2023 and 2022, as applicable:

Name and Principal Position	Year	Salary(1) ($)	Option Awards(2) ($)	Non-Equity Incentive Plan Compensation(3) ($)	All Other Compensation(4) ($)	Total ($)
Bahija Jallal, Ph.D. Chief Executive Officer	2024	760,000	11,399,973	573,750	118,511	12,852,234
	2023	735,000	10,299,998	606,375	37,461	11,678,834
	2022	700,000	6,637,003	656,250	15,250	8,008,503
Brian Di Donato(5)(6) Former Chief Financial Officer	2024	464,333	2,699,969	188,000	87,037	3,439,339
	2023	436,000	2,699,987	191,840	26,616	3,354,443
David Berman, M.D., Ph.D.(5) Executive Vice President, Head of Research & Development	2024	535,833	4,499,976	216,000	229,686	5,481,495
	2023	515,000	3,599,997	257,500	24,125	4,396,622
Tina St. Leger(5)(7) Chief Human Resources Officer	2024	361,692	572,873	160,274	21,032	1,115,871
	2023	338,458	529,992	155,691	14,976	1,039,117

(1)
Salary amounts represent actual amounts earned during the periods presented. See “—Compensation Discussion and Analysis—Elements of Our Fiscal Year 2024 Executive Compensation Program—Base Salaries” for further information.

(2)
In accordance with SEC rules, this column reflects the aggregate grant date fair value of the option awards granted during the years presented computed in accordance with ASC Topic 718. Assumptions used in the calculation of these amounts are included in note 10 to our audited consolidated financial statements included in our Annual Report on Form 10-K. These amounts do not reflect the actual economic value that will be realized by our named executive officers upon the vesting of the options, the exercise of the options or the sale of the ordinary shares underlying such options.

(3)
Reflects performance-based cash bonuses awarded to our named executive officers during the periods presented. See “—Compensation Discussion and Analysis—Elements of Our Fiscal Year 2024 Executive Compensation Program—Annual Performance Bonuses” for a description of the material terms of the program pursuant to which this compensation was awarded.

(4)
Amounts for 2024 reflect the following: (i) 401(k) matching contributions for each of Dr. Jallal, Mr. Di Donato and Dr. Berman in the amount of $17,250 each, (ii) matching contribution to our United Kingdom defined contribution retirement plan for Ms. St. Leger in the amount of $18,085 and $2,947 for her medical and dental benefits and (iii) tax equalization gross-up payments in the amounts of $101,261, $69,787 and $212,436 for 2024 for Dr. Jallal, Mr. Di Donato and Dr. Berman, respectively, with respect to the portion of their income subject to United Kingdom taxation. Such tax equalization gross-ups have increased in 2024 due to the named executive officers’ exercises of options and related United Kingdom taxation.

(5)
Prior to January 1, 2024, we qualified as a foreign private issuer within the meaning of the Exchange Act. As a result, none of Mr. Di Donato, Dr. Berman or Ms. St. Leger was a named executive officer for 2022, nor have we previously reported individual compensation for any of these named executive officers. Accordingly, we have excluded compensation for each of Mr. Di Donato, Dr. Berman and Ms. St. Leger for 2022.

(6)
Mr. Di Donato resigned as our Chief Financial Officer, effective December 31, 2024. The amount included under “Non-Equity Incentive Plan Compensation” reflects the payment of his 2024 full-year bonus, at target (based on our 2024 performance), under the terms of our bonus program given his service to the Company for the full fiscal year.

(7)
The base salary, bonus, non-equity incentive plan compensation, and all other compensation amounts for Ms. St. Leger for the fiscal year ended December 31, 2024, reflect the conversion from GBP to USD using the exchange rate of GBP 1.00 to USD 1.2781, which represents an average for fiscal year 2024 (with such conversion rate GBP 1.00 to USD 1.2400 for 2023).

Grants of Plan-Based Awards
The following table presents information regarding each plan-based award granted to our named executive officers during the fiscal year ended December 31, 2024.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			All Other Option Awards: Number of Shares of Securities Underlying Options (#)(2)	Exercise or Base Price of Option Awards ($/Share)	Grant Date Fair Value of Stock and Option Awards ($)(3)
Name	Grant Type	Grant Date	Threshold ($)	Target ($)	Maximum ($)
Bahija Jallal	Annual Cash	—	—	573,750	1,147,500	—	—	—
	Option	2/16/2024	—	—	—	281,819	70.50	11,399,973
Brian Di Donato	Annual Cash	—	—	188,000	—	—	—	—
	Option	2/16/2024	—	—	—	66,746	70.50	2,699,969
David Berman	Annual Cash	—	—	216,000	—	—	—	—
	Option	2/16/2024	—	—	—	111,244	70.50	4,499,976
Tina St. Leger	Annual Cash	—	—	145,703	—	—	—	—
	Option	2/16/2024	—	—	—	14,162	70.50	572,873

(1)
The amounts set forth in the “Target” column represent target bonus amounts for each named executive officer under our 2024 performance bonus program. The awards do not provide for threshold or maximum payouts, except that pursuant to our executive director remuneration policy, Dr. Jallal’s bonus is capped at 150% of her base salary, which is reflected in the “Maximum” column above. The dollar value of the actual payments for these awards is included in the “Non-Equity Incentive Plan Compensation” column of the “Summary Compensation Table” above. See “Compensation Discussion and Analysis—Elements of Our Fiscal Year 2024 Executive Compensation Program—Annual Performance Bonuses” for a description of the material terms of the program pursuant to which this compensation was awarded. The target bonus amount for Ms. St. Leger for the fiscal year ended December 31, 2024 reflects the conversion from GBP to USD using the exchange rate of GBP 1.00 to USD 1.2781, which represents an average for fiscal year 2024.

(2)
All of the awards were granted under the 2021 EIP. Twenty-five percent of the ordinary shares subject to this award vested on the first anniversary of the vesting commencement date, and the remaining shares vest in 12 equal quarterly installments thereafter, subject to the named executive officer’s continued service through each vesting date.

(3)
Amounts reported represent the aggregate grant date fair value of option awards granted during 2024 presented computed in accordance with ASC Topic 718 for share-based compensation transactions. Assumptions used in the calculation of these amounts are included in note 10 to our audited consolidated financial statements included in our Annual Report on Form 10-K. These amounts do not reflect the actual economic value that will be realized by the named executive officer upon the vesting of the options, the exercise of the options or the sale of the ordinary shares underlying such options.

Outstanding Equity Awards as of December 31, 2024
The following table sets forth certain information regarding outstanding equity awards granted to our named executive officers that remain outstanding as of December 31, 2024.

			Option Awards(1)
Name	Grant Date	Vesting Commencement Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable(2)	Option Exercise Price ($)	Option Expiration Date
Bahija Jallal	1/7/2019	1/7/2019	1,854,470	—	17.46	1/6/2029
	10/30/2020	4/1/2020	28,345	—	17.46	10/29/2030
	2/4/2021	2/4/2021	1,946,325	129,755	26.00	2/3/2031
	2/16/2022	2/16/2022	306,334	139,243	24.66	2/15/2032
	2/16/2023	2/16/2023	113,406	145,808	64.53	2/15/2033
	2/16/2024	2/16/2024	—	281,819	70.50	2/15/2034
Brian Di Donato	4/30/2020	7/1/2020	56,250		17.46	4/29/2030
	2/4/2021	2/4/2021	101,722	25,430(3)	26.00	2/3/2031
	2/16/2022	2/16/2022	30,214	37,763(3)	24.66	2/15/2032
	2/16/2023	2/16/2023	29,728	38,221(3)	64.53	2/15/2033
	2/16/2024	2/16/2024	—	66,746(3)	70.50	2/15/2034

			Option Awards(1)
Name	Grant Date	Vesting Commencement Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable(2)	Option Exercise Price ($)	Option Expiration Date
David Berman	9/13/2018	9/13/2018	271,790	—	17.46	9/12/2028
	2/4/2021	2/4/2021	439,334	29.289	26.00	2/3/2031
	2/16/2022	2/16/2022	92,311	41,960	24.66	2/15/2032
	2/16/2023	2/16/2023	39,637	50,962	64.53	2/15/2033
	2/16/2024	2/16/2024	—	111,244	70.50	2/15/2034
Tina St. Leger	4/1/2022	4/1/2022	8,750	26,250	29.87	3/31/2032
	2/16/2023	2/16/2023	5,835	7,503	64.53	2/15/2033
	2/16/2024	2/16/2024	—	14,162	70.50	2/15/2034

(1)
All of the awards in this table granted prior to February 4, 2021 were granted under our pre-IPO equity incentive plans, and all awards in this table granted on or subsequent to February 4, 2021 were granted under the 2021 EIP.

(2)
Twenty-five percent of the ordinary shares subject to this award vested or vest on the first anniversary of the vesting commencement date, and the remaining shares vest in 12 equal quarterly installments thereafter, subject to the named executive officer’s continued service through each vesting date.

(3)
Mr. Di Donato’s unvested, unexercised options forfeited upon his resignation from employment with us effective December 31, 2024. Mr. Di Donato’s post-termination exercise period allowed for the exercise of his unexercised, vested options through March 31, 2025.

Option Exercises and Stock Vested
The following table sets forth certain information regarding any option exercises during the fiscal year ended December 31, 2024, with respect to our named executive officers. No shares were acquired during the fiscal year ended December 31, 2024, by our named executive officers pursuant to the vesting of stock awards.

	Option Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)
Bahija Jallal	—	—
Brian Di Donato	—	—
David Berman	120,000	6,209,484
Tina St. Leger	8,750	323,663

(1)	The value realized on exercise is based on the closing price of our ADSs on Nasdaq on the date of exercise minus the exercise price and does not reflect actual proceeds received.
Employment Arrangements with our Named Executive Officers
We have entered into employment agreements or contracts, as applicable, with each of our named executive officers. The agreements set forth the terms and conditions of each executive’s employment with us, including base salary, bonus opportunity, eligibility for employee benefits and severance benefits upon a qualifying termination of employment, and certain non-solicitation and non-competition provisions. Any potential payments and benefits due upon a qualifying termination of employment or a change in control are further described below under “—Potential Payments and Benefits upon Termination or Change in Control.”
The employment of each of our named executive officers (other than Ms. St. Leger) may be terminated at any time in accordance with the terms of the respective agreements. Ms. St. Leger’s employment may only be terminated in accordance with her employment contract, which includes six months’ notice. In addition, each of our named executive officers has executed a form of our standard proprietary information and inventions agreement. The material terms of each agreement are described below.

Bahija Jallal, Ph.D.
In January 2021, we and our United States subsidiary, Immunocore, LLC, entered into an amended and restated employment agreement with Dr. Jallal, which became effective on February 4, 2021, upon the execution of the underwriting agreement for our IPO. Pursuant to her employment agreement, Dr. Jallal is entitled to an annual base salary (as set forth above) and is eligible to receive an annual performance bonus, currently with a target amount of 75% of her annual base salary, subject to the assessment of our board of directors (or a committee thereof) of Dr. Jallal’s performance and our attainment of targeted goals for the applicable calendar year. In addition, we agreed to grant Dr. Jallal a share option pursuant to the 2021 EIP, contingent and effective upon the execution of the underwriting agreement for our IPO. See “Executive Compensation Tables—Outstanding Equity Awards as of December 31, 2024” for additional information. Dr. Jallal’s employment agreement also provides for certain tax equalization payments to cover incremental taxes that Dr. Jallal is required to pay as a result of services we require Dr. Jallal to perform outside the United States. Dr. Jallal is eligible to participate on the same basis as similarly-situated employees in the employee benefit plans in effect from time to time in accordance with the terms of such benefit plans.
Dr. Jallal’s employment is “at will” and may be terminated by us or Dr. Jallal at any time. Dr. Jallal’s employment agreement provides Dr. Jallal with certain severance benefits, as described below under “—Potential Payments and Payments upon Termination or Change of Control,” subject to her execution of an effective release of claims and compliance with certain post-termination obligations and resignation from all positions with us.
Brian Di Donato
In January 2021, we and our United States subsidiary, Immunocore, LLC, entered into an amended and restated employment agreement with Mr. Di Donato, which became effective on February 4, 2021, upon the execution of the underwriting agreement for our IPO. Pursuant to his employment agreement, Mr. Di Donato was entitled to an annual base salary (as set forth above) and was eligible to receive an annual performance bonus, subject to the assessment of our board of directors (or a committee thereof) of Mr. Di Donato’s performance and our attainment of targeted goals for the applicable calendar year. Mr. Di Donato’s employment agreement provided for certain tax equalization payments to cover incremental taxes that Mr. Di Donato would be required to pay as a result of services we required Mr. Di Donato to perform outside the United States.
Mr. Di Donato resigned as our Chief Financial Officer, effective December 31, 2024. Mr. Di Donato was not eligible to receive any severance payments or benefits under the terms of his employment agreement in connection with his resignation.
David Berman, M.D., Ph.D.
In January 2021, we and our United States subsidiary, Immunocore, LLC, entered into an amended and restated employment agreement with Dr. Berman, which became effective on February 4, 2021, upon the execution of the underwriting agreement for our IPO. Pursuant to his employment agreement, Dr. Berman is entitled to an annual base salary (as set forth above) and is eligible to receive an annual performance bonus, currently with a target amount of 40% of his annual base salary, subject to the assessment of our board of directors (or a committee thereof) of Dr. Berman’s performance and our attainment of targeted goals for the applicable calendar year. In addition, we agreed to grant Dr. Berman a share option pursuant to the 2021 EIP, contingent and effective upon the execution of the underwriting agreement for our IPO. See “Executive Compensation Tables—Outstanding Equity Awards as of December 31, 2024” for additional information. Dr. Berman’s employment agreement also provides for certain tax equalization payments to cover incremental taxes that Dr. Berman is required to pay as a result of services we require Dr. Berman to perform outside the United States. Dr. Berman is eligible to participate on the same basis as similarly-situated employees in the employee benefit plans in effect from time to time in accordance with the terms of such benefit plans.
Dr. Berman’s employment is “at will” and may be terminated by us or Dr. Berman at any time. Dr. Berman’s employment agreement provides Dr. Berman with certain severance benefits, as described below under “—Potential Payments and Payments upon Termination or Change of Control,” subject to his execution of an effective release of claims and compliance with certain post-termination obligations and resignation from all positions with us.
Tina St. Leger
In August 2021, we and our subsidiary, Immunocore Limited, entered into an amended and restated contract of employment with Ms. St. Leger. Pursuant to her contract of employment, Ms. St. Leger is entitled to an annual base salary (as set forth above) and is eligible to receive an annual performance bonus, currently with a target amount of 40% of her annual base salary, as well as an annual performance equity award of ordinary shares with a target Fair Market Value (as defined in the 2021 EIP) of 200% of her then-current annual base salary, in each case subject to the assessment of our board of directors (or a committee thereof) of Ms. St. Leger’s performance and our attainment of targeted goals for the applicable calendar year. In addition, Ms. St. Leger was granted a one-time sign-on bonus of £50,000, and we agreed to grant Ms. St. Leger a share option pursuant to the 2021 EIP, effective upon our then-next scheduled grant date following the commencement of Ms. St. Leger’s employment. See “Executive Compensation Tables—Outstanding Equity Awards as of December 31, 2024” for additional information. Ms. St. Leger is eligible to participate on the same basis as similarly-situated employees in the employee benefit plans in effect from time to time in accordance with the terms of such benefit plans.
Ms. St. Leger’s employment may be terminated by us or Ms. St. Leger at any time with six months’ notice. We may, at our discretion, pay Ms. St. Leger an amount equivalent to her six-month base salary in lieu of this notice. Notwithstanding the foregoing, Ms. St. Leger’s employment may be terminated by us immediately for cause. Ms. St. Leger’s employment agreement provides Ms. St. Leger with certain severance benefits, as described below under “—Potential Payments and Payments upon Termination or Change of Control,” subject to her execution of an effective release of claims and compliance with certain post-termination obligations and resignation from all positions with us.
Potential Payments and Benefits upon Termination or Change in Control
Regardless of the manner in which the executive’s service with us terminates, each of our named executive officers is entitled to receive amounts earned during his or her term of service, including unpaid salary, reimbursement of unreimbursed business expenses, earned but unpaid bonus amount, any vested entitlements under any employee benefit plan and accrued unused vacation.
Pursuant to the terms of their respective employment agreements, if a named executive officer’s employment is terminated by us without “cause” (excluding by reason of death or “disability”) or by the named executive officer for “good reason”, in either case outside of the 18-month period following the effective date of a “change in control” (each term as defined in the named executive officers’ respective employment agreements), then the named executive officer will be eligible to receive the following severance benefits: (i) continued cash payments of the named executive officer’s then-current annual base salary for 12 months (or 18 months for Dr. Jallal); and (ii) continued payment for group health benefits continuation coverage for up to 12 months (or 18 months for Dr. Jallal).
Pursuant to the terms of their respective employment agreements, if a named executive officer’s employment is terminated by us without “cause” (excluding by reason of death or “disability”) or by the named executive officer for “good reason,” in either case upon or within the 18-month period following the effective date of a “change in control,” then the named executive officer will be eligible to receive the following severance benefits: (i) continued cash payments of the named executive officer’s then-current annual base salary for 18 months (or 24 months for Dr. Jallal); (ii) continued payment for group health benefits continuation coverage for up to 18 months (or 24 months for Dr. Jallal); (iii) a lump sum cash payment equal to one-and-a-half times (or two times for Dr. Jallal) the named executive’s then-current target annual performance bonus for the year in which the termination occurs; (iv) a lump sum payment equal to the prorated portion of the named executive officer’s annual bonus for the calendar year in which the termination occurs; and (v) immediate vesting acceleration in full of all outstanding equity awards covering our ordinary shares held by the named executive officer immediately prior to the termination date.
In addition to the treatment described above, our named executive officers’ equity awards are subject to the terms of the 2021 EIP and the 2020 Immunocore Limited Non-Tax Advantaged Share Option Plan. as applicable. Under our 2021 EIP, in the event of certain corporate transactions that affect our ordinary shares, including a “change in control” (as defined in the 2021 EIP), our board of directors has broad discretion to take action under the 2021 EIP, including cancelling awards for cash or property, accelerating the vesting of awards, providing for the assumption or substitution of awards by a successor entity, adjusting the number and type of shares subject to outstanding awards and/or with respect to which awards may be granted under the 2021 EIP and replacing or terminating awards under the 2021 EIP.

Potential Payments Upon Termination or Change in Control
The table below provides information with respect to potential payments and benefits to which our named executive officers would be entitled under the arrangements set forth in their respective employment agreement or contract, as applicable, as described under the section titled “Employment Arrangements with our Named Executive Officers,” assuming their employment was terminated as of December 31, 2024, including in connection with a change in control as of December 31, 2024.

Name	Type of Termination	Base Salary ($)	Bonus ($)(1)	Accelerated Vesting of Equity Awards(2) ($)	Continuation of Insurance Coverage ($)(3)	Total ($)
Bahija Jallal	Termination without Cause or with Good Reason	1,147,500	—	—	25,442	1,172,942
	Termination without Cause or with Good Reason in connection with a CIC	1,530,000	1,721,250	1,128,078	38,163	4,417,491
David Berman	Termination without Cause or with Good Reason	540,000	—	—	38,661	578,661
	Termination without Cause or with Good Reason in connection with a CIC	810,000	540,000	305,598	57,992	1,713,590
Tina St. Leger(4)	Termination without Cause or with Good Reason	364,258	—	—	6,958	371,216
	Termination without Cause or with Good Reason in connection with a CIC	546,387	364,259	—	10,437	921,083

(1)
Includes one-and-a-half times target bonus for all the named executive officers (other than Dr. Jallal at two-times target bonus), plus another full year of bonus at target for the year of termination assuming a termination date of December 31, 2024.

(2)
The value of the acceleration is based on the excess of the closing price of our ADSs on Nasdaq at December 31, 2024, being $29.50 per ADS, over the exercise price of the options for all in-the-money options, excluding underwater options.

(3)
Includes the cost of coverage for the continuation of applicable benefits under COBRA for the U.S.-based named executive officers and continuation of medical and dental benefits for Ms. St. Leger for the applicable period.

(4)	Amounts for Ms. St. Leger reflect the conversion from GBP to USD using the exchange rate of GBP 1.00 to USD 1.2781, which represents an average for fiscal year 2024.

Equity Compensation Plan Information
The following table summarizes our equity compensation plan information as of December 31, 2024. Information is included for equity compensation plans approved by our shareholders. We do not have any equity compensation plans not approved by our shareholders.

Plan Category	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options(1)	(b) Weighted Average Exercise Price of Outstanding Options(1)	(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))(2)
Equity plans approved by shareholders	9,422,875	31.14	5,778,400
Equity plans not approved by shareholders	—	—	—

(1)
Includes our: (a)(1) 2020 Company Share Option Plan; (2) 2020 Non Tax-Advantaged Share Option Plan; (3) 2018 Non Tax-Advantaged Share Option Plan; (4) 2015 Company Share Option Plan; (5) 2015 Non Tax-Advantaged Share Option Plan; (6) Immunocore Limited Share Option Scheme, and (7) various standalone equity agreements (collectively, the “Legacy Arrangements”) and (b) 2021 EIP.

(2)
Includes the 2021 EIP. Options or other share awards granted under the Legacy Arrangements that are forfeited, terminated, expired or repurchased become available for issuance under the 2021 EIP, up to a maximum of 4,551,360 ordinary shares. In accordance with the terms of the 2021 EIP, the total number of our common shares reserved for issuance thereunder automatically increased on January 1st in an amount equal to 5.0% of the total number of shares of ordinary shares outstanding on December 31st of the preceding year. Accordingly, on January 1, 2025, the number of our common shares available for issuance under the 2021 EIP increased by 2,466,523 shares pursuant to this provision. These increases are not reflected in the table above.

Insurance and Indemnification
To the extent permitted by the Companies Act 2006, we are permitted to indemnify our directors and executive officers against any liability they incur by reason of their directorship. We maintain directors’ and officers’ insurance to insure such persons against certain liabilities and have entered into deeds of indemnity with each of our directors and executive officers.
Insofar as indemnification of liabilities arising under the Securities Act may be permitted to our directors, executive officers or persons controlling us pursuant to the foregoing provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

CEO PAY RATIO
Overview
Under rules adopted pursuant to the Dodd-Frank Act, we are required to calculate and disclose the total compensation paid to our median paid employee, as well as the ratio of the total compensation paid to the median employee as compared to the total compensation paid to our Chief Executive Officer (the “CEO Pay Ratio”).
Our median employee’s compensation in 2024 as calculated using Summary Compensation Table requirements was $107,990. Our Chief Executive Officer's compensation in 2024 as reported in the Summary Compensation Table was $12,852,234. Therefore, our CEO Pay Ratio for 2024 is approximately 119:1.
For purposes of our CEO Pay Ratio calculation, we determined that there were no changes to our employee population or to our employee compensation arrangements that we believe would significantly impact the pay ratio disclosure, allowing us to use the same median employee identified in our fiscal year 2023 proxy statement. However, as the originally identified median employee has left the Company, we have substituted another employee whose compensation is substantially similar to the original median employee. The pay ratio calculation incorporates all of the Company’s 493 employees, of which 338 were based in the United Kingdom.
Methodology and Pay Ratio
As disclosed in the fiscal year 2023 proxy statement, we identified the median employee using our employee population on December 31, 2023 (including, as applicable, all employees, whether employed on a full-time, part-time, seasonal or temporary basis). Under the relevant rules, we are required to identify the median employee by use of a “consistently applied compensation measure” (“CACM”). We chose a CACM that closely approximates the annual target total compensation of our employees. Specifically, we identified the median employee by aggregating, for each employee as of December 31, 2023: (1) annual base pay, (2) annual target cash incentive opportunity, and (3) the grant date fair value for equity awards granted in 2023. In identifying the median employee, we converted compensation amounts paid to foreign currencies based on the applicable year-to-date average exchange rate as of December 31, 2023, and annualized the compensation values of individuals that joined our Company during 2023. After applying our CACM methodology, we identified the median employee. Once the median employee was identified, we calculated the median employee's annual target total direct compensation in accordance with the requirements of the Summary Compensation Table.
This information is being provided for compliance purposes and is a reasonable estimate calculated in a manner consistent with the SEC rules, based on our internal records and the methodology described above. The SEC rules for identifying the median compensated employee allow companies to adopt a variety of methodologies, to apply certain exclusions and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices. Accordingly, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies have different employee populations and compensation practices and may use different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios. Neither the remuneration committee nor management of the Company used the CEO Pay Ratio measure in making compensation decisions.

PAY VERSUS PERFORMANCE
The disclosure included in this section is prescribed by SEC rules and does not necessarily align with how we or the remuneration committee view the link between our performance and named executive officer pay. For further information regarding our compensation philosophy and how we seek to align executive compensation with the Company’s performance, refer to “Executive Compensation—Compensation Discussion and Analysis.” For the most recently completed fiscal year, we did not use any “financial performance measures” as defined in Item 402(v) of Regulation S-K to link compensation paid to the named executive officers. Accordingly, we have omitted the tabular list of financial performance measures and the table below does not include a column for a “Company-Selected Measure” as defined in Item 402(v) of Regulation S-K.
Required Tabular Disclosure of Pay Versus Performance
In accordance with rules adopted by the SEC pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, we provide the following disclosure regarding executive compensation for our principal executive officer (“PEO”) and non-PEO named executive officers (“Non-PEO NEOs”) and our performance for the fiscal years listed below. The amounts set forth below under the headings “Compensation Actually Paid to PEO” and “Average Compensation Actually Paid to Non-PEO NEOs” have been calculated in a manner consistent with Item 402(v) of Regulation S-K. Use of the term “Compensation Actually Paid” is required by the SEC’s rules and as a result of the calculation methodology required by the SEC, such amounts differ from compensation actually received by the individuals and the compensation decisions described in the “Compensation Discussion and Analysis” section above.

Year	Summary Compensation Table Total for PEO(1) ($)	Compensation Actually Paid to PEO(1),(2),(3) ($)	Average Summary Compensation Table Total for Non-PEO NEOs(1) ($)	Average Compensation Actually Paid to Non-PEO NEOs(1),(2),(3) ($)	Value of Initial Fixed $100 Investment based on:(4)		Net Income ($ Thousands)(5)
					TSR ($)	Peer Group TSR ($)
2024	12,852,234	(21,435,278)	3,345,568	(4,255,249)	68.29	83.72	(51,087)
2023	11,678,834	21,968,689	2,930,061	4,744,087	158.15	84.19	(55,287)
2022	8,008,503	51,268,598	—	—	132.11	80.50	(52,543)
2021	34,783,285	71,311,934	—	—	79.26	89.56	(180,029)

(1)
Dr. Jallal was our PEO for each year presented. The individuals comprising the Non-PEO NEOs for 2023 and 2024 are our other named executive officers: Mr. Di Donato, Dr. Berman and Ms. St. Leger. Effective January 1, 2024, we began filing periodic reports and registration statements on U.S. domestic issuer forms. Prior to 2024, we were a foreign private issuer and were not required to disclose the annual compensation amounts for our named executive officers and were only required to disclose the PEO’s compensation in our Remuneration Report as a company organized under the laws of England and Wales. As such, we have provided our PEO’s compensation for 2021, 2022, 2023, and 2024 and only provided the 2023 and 2024 compensation for Non-PEO NEOs.

(2)
The amounts shown for “Compensation Actually Paid” have been calculated in accordance with Item 402(v) of Regulation S-K and do not reflect compensation actually earned, realized, or received by our named executive officers. These amounts reflect the Summary Compensation Table Total with certain adjustments as described in footnote 3 below.

(3)
“Compensation Actually Paid” reflects the exclusions and inclusions of certain amounts for the PEO and the Non-PEO NEOs as set forth below. Equity values are calculated in accordance with FASB ASC Topic 718. Amounts in the Exclusion of Option Awards column are the totals from the Option Awards column set forth in the Summary Compensation Table.

Year	Summary Compensation Table Total for PEO ($)	Exclusion of Option Awards for PEO ($)	Inclusion of Equity Values for PEO ($)	Compensation Actually Paid to PEO ($)
2024	12,852,234	(11,399,973)	(22,887,539)	(21,435,278)

Year	Average Summary Compensation Table Total for Non-PEO NEOs ($)	Average Exclusion of Option Awards for Non-PEO NEOs ($)	Average Inclusion of Equity Values for Non-PEO NEOs ($)	Average Compensation Actually Paid to Non-PEO NEOs ($)
2024	3,345,568	(2,590,939)	(5,009,878)	(4,255,249)

The amounts in the “Inclusion of Equity Values” column in the tables above are derived from the amounts set forth in the following tables:

Year	Year-End Fair Value of Equity Awards Granted During Year That Remained Unvested as of Last Day of Year for PEO ($)	Change in Fair Value from Last Day of Prior Year to Last Day of Year of Unvested Equity Awards for PEO ($)	Vesting-Date Fair Value of Equity Awards Granted During Year that Vested During Year for PEO ($)	Change in Fair Value from Last Day of Prior Year to Vesting Date of Unvested Equity Awards that Vested During Year for PEO ($)	Fair Value at Last Day of Prior Year of Equity Awards Forfeited During Year for PEO ($)	Value of Dividends or Other Earnings Paid on Equity Awards Not Otherwise Included for PEO ($)	Total - Inclusion of Equity Values for PEO ($)
2024	3,787,652	(13,869,003)	—	(12,806,188)	—	—	(22,887,539)

Year	Average Year-End Fair Value of Equity Awards Granted During Year That Remained Unvested as of Last Day of Year for Non-PEO NEOs ($)	Average Change in Fair Value from Last Day of Prior Year to Last Day of Year of Unvested Equity Awards for Non-PEO NEOs ($)	Average Vesting-Date Fair Value of Equity Awards Granted During Year that Vested During Year for Non-PEO NEOs ($)	Average Change in Fair Value from Last Day of Prior Year to Vesting Date of Unvested Equity Awards that Vested During Year for Non-PEO NEOs ($)	Average Fair Value at Last Day of Prior Year of Equity Awards Forfeited During Year for Non-PEO NEOs ($)	Average Value of Dividends or Other Earnings Paid on Equity Awards Not Otherwise Included for Non-PEO NEOs ($)	Total - Average Inclusion of Equity Values for Non-PEO NEOs ($)
2024	561,820	(1,715,283)	—	(2,300,460)	(1,555,955)	—	(5,009,878)

(4)
For the relevant fiscal year, represents the cumulative total shareholder return (“TSR”) of our ADSs (each representing one ordinary share) and of the Nasdaq Biotechnology Index (“Peer Group TSR”), which we also utilize in the stock performance graph required by Item 201(e) of Regulation S-K included in our Annual Report for the year ended December 31, 2024. The comparison assumes $100 was invested for the period starting February 5, 2021, through the end of the listed year in our ADSs and in the Nasdaq Biotechnology Index, respectively. Historical stock performance is not necessarily indicative of future stock performance.

(5)	The dollar amounts reported represent the amount of net income reflected in our audited financial statements for the applicable year included in our Annual Report for the year ended December 31, 2024.

Required Disclosure of the Relationship Between Compensation Actually Paid and Financial Performance
In accordance with Item 402(v) of Regulation S-K, we are providing the following descriptions of the relationships between information presented in the Pay Versus Performance table above.
Relationship Between PEO and Non-PEO NEO Compensation Actually Paid and Total Shareholder Return
The following chart sets forth the relationship between Compensation Actually Paid to our PEO, the average of Compensation Actually Paid to our Non-PEO NEOs, and the cumulative TSR over the four most recently completed fiscal years for the Company and the Nasdaq Biotechnology Index TSR. TSR has been indexed to February 5, 2021, the date of our IPO.

PEO and Average Non-PEO NEO Compensation Actually Paid Versus TSR
Compensation Actually Paid ($ Millions)
TSR (Indexed to 2/5/2021)
80
60
40
20
0
-20
-40
$180
$160
$140
$120
$100
$80
$60
$40
$20
$0
71.3
51.3
22.0
4.7
-21.4
-4.3
100.00
79.26
132.11
158.15
68.29
89.56
80.50
84.19
83.72
2020
2021
2022
2023
2024
Fiscal Year
PEO Compensation Actually Paid
Average Non-PEO NEO Compensation Actually Paid
Immunocore Holdings, Inc. TSR
Nasdaq Biotechnology Index TSR

Relationship Between PEO and Non-PEO NEO Compensation Actually Paid and Net Income
The following chart sets forth the relationship between Compensation Actually Paid to our PEO, the average of Compensation Actually Paid to our Non-PEO NEOs, and our net income during the four most recently completed fiscal years.

PEO and Average Non-PEO NEO Compensation Actually Paid
Versus Net Income
Compensation Actually Paid ($ Millions)
80
60
40
20
0
-20
-40
71.3
51.3
22.0
4.7
-21.4
-4.3
-180,029
-52,543
-55,287
-51,087
0
(20,000)
(40,000)
(60,000)
(80,000)
(100,000)
(120,000)
(140,000)
(160,000)
(180,000)
(200,000)
Net Income ($ Thousands)
2021
2022
2023
2024
Fiscal Year
PEO Compensation Actually Paid
Average Non-PEO NEO Compensation Actually Paid
Immunocore Holdings, Inc. Net Income

All information provided above under the “Item 402(v) Pay Versus Performance” heading will not be deemed to be incorporated by reference into any filing of Immunocore Holdings plc under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing, except to the extent we specifically incorporate such information by reference.

ADDITIONAL INFORMATION
U.K. Statutory Annual Accounts and Reports of the Board and Auditors of Immunocore Holdings plc for the year ended December 31, 2024
Consistent with its obligations under the Companies Act, our board of directors will present at the AGM our 2024 U.K. Annual Report, which has been approved by and, where appropriate, signed on behalf of our board of directors and will be delivered to the Registrar of Companies in the United Kingdom following the AGM. A copy of our U.K. statutory directors’ remuneration report, including the annual report on remuneration and the remuneration policy, is included as Annex A to this proxy statement. A complete copy of our 2024 U.K. Annual Report, including the statutory board of directors report, strategic report and auditor’s report on our U.K. accounts are being sent, or made available, separately to you as part of the Proxy Materials. We will provide our shareholders with an opportunity to raise questions in relation to the 2024 U.K. Annual Report at the AGM.
Shareholders’ Rights to Call a General Meeting
Our shareholders have the right to call a meeting of our shareholders. The Companies Act generally requires the directors to call a general meeting once we have received requests to do so from shareholders representing at least 5% of our paid-up shares entitled to vote at a general meeting. The Companies Act generally prohibits shareholders of a U.K. public limited company from passing written resolutions. However, significant shareholders would, in any case, still have the power to call a general meeting and propose resolutions. These provisions are mandatory under the Companies Act and cannot be waived by our shareholders.
Shareholder Proposals and Director Nominations for 2026 Annual General Meeting
Pursuant to the various rules promulgated by the SEC and without prejudice to the rights of a shareholder of record under the Companies Act, shareholders interested in submitting a proposal for inclusion in our proxy materials and for presentation at the 2026 annual general meeting of shareholders may do so by following the procedures set forth in Rule 14a-8 under the Exchange Act.
In order to be considered for inclusion in our proxy statement for our 2026 annual general meeting of shareholders, shareholder proposals must be received by our Company Secretary in writing at c/o Immunocore Holdings plc, 92 Park Drive, Milton Park, Abingdon, Oxfordshire OX14 4RY no later than 120 days before the anniversary of the date on which we sent our proxy materials for the AGM, or December 5, 2025. However, if the date of such annual general meeting is more than 30 calendar days from the date of the anniversary of the AGM, then the notice must be received by our Company Secretary a reasonable time before we begin to print and send our proxy materials.
Shareholder proposals submitted for consideration at our 2026 annual general meeting of shareholders, but not submitted for inclusion in our proxy statement for our 2026 annual general meeting of shareholders, must be received by our Company Secretary at our principal executive offices, 92 Park Drive, Milton Park, Abingdon, Oxfordshire, United Kingdom, OX14 4RY no later than 45 days before the anniversary of the date of the AGM, or March 31, 2026. However, if the date of the 2026 annual general meeting is changed by more than 30 calendar days from the date of the anniversary of the Meeting, the notice must be received by our Company Secretary at least 45 days prior to the date we intend to distribute our proxy materials with respect to the 2026 annual general meeting. If a shareholder does not timely provide notice as described above, proxies solicited on behalf of our management for the 2026 annual general meeting will confer discretionary authority to vote with respect to any such matter, as permitted by Rule 14a-4 of the Exchange Act.
Under section 338 of the Companies Act, shareholders representing at least 5% of holders entitled to vote on a resolution at an annual general meeting may require us to include such resolution in our notice of an annual general meeting. Provided the applicable thresholds are met, notice of the resolution must be received by us at the Office of the Company Secretary, 92 Park Drive, Milton Park, Abingdon, Oxfordshire, United Kingdom, OX14 4RY at least six weeks prior to the date of the annual general meeting, or, if later, at the time notice of the annual general meeting is delivered to shareholders.
In addition to satisfying the forgoing requirements under our articles of association and the Companies Act, to comply with the universal proxy rules (once effective), shareholders who intend to solicit proxies in support of director nominees other than our nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than March 16, 2026.

Shareholder Rights
Under section 527 of the Companies Act, members meeting the threshold requirement set out in that section have the right to require us to publish on a website a statement setting out any matter relating to:
(i)	the audit of our accounts (including the auditor’s report and the conduct of the audit) that are to be laid before the AGM; or
(ii)	any circumstance connected with our auditor ceasing to hold office since the previous meeting at which annual accounts or reports were laid in accordance with section 437 of the Companies Act.
We may not require the shareholders requesting any such website publication to pay our expenses in complying with sections 527 or 528 of the Companies Act. Where we are required to place a statement on a website under section 527 of the Companies Act, we must forward the statement to our auditor not later than the time when we make the statement available on the website. The business which must be dealt with at the AGM includes any statement that we have been required, under section 527 of the Companies Act, to publish on a website.
Householding
The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for Proxy Materials with respect to two or more shareholders sharing the same address by delivering a single set of Proxy Materials addressed to those shareholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for shareholders and cost savings for companies.
This year, a number of brokers with account holders who are our shareholders will be “householding” the Proxy Materials. A single set of Proxy Materials will be delivered to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate set of Proxy Materials, please notify your broker or us. Direct your written request to c/o Immunocore Holdings plc, 92 Park Drive, Milton Park, Abingdon, Oxfordshire, United Kingdom, OX14 4RY, Attn: Lily Hepworth, Company Secretary. Shareholders who currently receive multiple copies of the Proxy Materials at their addresses and would like to request “householding” of their communications should contact their brokers.
Questions
If you have any questions or need more information about the AGM please write to us at:

c/o Immunocore Holdings plc
Attn: Lily Hepworth, Company Secretary
92 Park Drive, Milton Park
Abingdon, Oxfordshire
United Kingdom, OX14 4RY
A copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2024 is available without charge upon written request to: c/o Immunocore Holdings plc, 92 Park Drive, Milton Park, Abingdon, Oxfordshire, United Kingdom, OX14 4RY, Attn: Lily Hepworth, Company Secretary.

Annex A
Directors’ Remuneration Report Annual statement by the Chair of the Remuneration Committee for the year ended 31 December 2024
The information provided in this part of the Directors’ Remuneration Report is not subject to audit:
Dear Shareholder,
As the Chair of the Remuneration Committee (the “Committee”), I am pleased to present, on behalf of the board of directors (the “Board”) of Immunocore Holdings plc (the “Company” or “Immunocore”), the Directors’ Remuneration Report for the year ended 31 December 2024 (the “Report”). This is the Company’s fourth report following the successful initial public offering (“IPO”) on 5 February 2021.
The Annual Report and Consolidated Financial Statements of the Company and its subsidiaries (collectively, the “Group”), along with the Remuneration Report, will be subject to an advisory vote at the forthcoming Annual General Meeting on 15 May 2025 (the “AGM”).
During 2024, the Committee has reviewed the Directors’ Remuneration Policy (the “Remuneration Policy”) approved at the 2022 AGM to consider whether it remains appropriate and continues to support the delivery of the Company’s strategy. We are confident that this is the case and that, overall, it provides sufficient flexibility to support our current and future needs. Our proposed approach to the new Remuneration Policy is, therefore, broadly to roll forward the Remuneration Policy approved in 2022 and no significant changes have been made. Shareholders will be invited to approve the new Remuneration Policy, which will be subject to a binding Shareholder vote, at the 2025 AGM. If approved, the Remuneration Policy would be expected to be effective from 15 May 2025, and remain in force until the AGM in 2028 with no requirement to vote again on the Remuneration Policy in the intervening years provided that no substantive changes are proposed.
Approval of the Remuneration Policy will help support our next phases of growth. We are a commercial stage biotechnology company pioneering and delivering transformative immunomodulating medicines to radically improve outcomes for patients with cancer, infectious diseases, and autoimmune diseases. Leveraging our proprietary, flexible, off-the-shelf ImmTAX (Immune mobilizing monoclonal TCRs Against X disease) platform, we are developing a deep pipeline in multiple therapeutic areas, including clinical stage programs in oncology and infectious disease, advanced pre-clinical programs in autoimmune disease and earlier pre-clinical programs across three therapeutic areas.
In 2022, we received approval for our lead product, KIMMTRAK, for the treatment of unresectable or metastatic uveal melanoma (“mUM”) from the FDA, the European Commission and other health authorities. KIMMTRAK is now approved in 39 countries for the treatment of unresectable or mUM. In 2024, we launched KIMMTRAK in 14 additional countries (including Australia, Spain, Poland, and the United Kingdom (excluding Scotland), and, reached price agreements with England’s National Institute for Clinical Excellence (NICE), with further commercial launches planned in additional territories where KIMMTRAK is approved.
KIMMTRAK is the lead product from our ImmTAX platform and was the first approved therapy in mUM. To date, we have treated over 2,000 cancer patients with KIMMTRAK, tebentafusp, and our other ImmTAX product candidates, which we believe is the largest clinical data set of any T cell engager bispecific in solid tumors and any TCR therapeutic.
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Our clinical programs are being conducted with patients with a broad range of cancers including melanoma, ovarian, lung, and colorectal among others. We believe that these other tumor types have large addressable patient populations and significant unmet need.

•	We are progressing three late-stage clinical programs within our ImmTAC (Immune mobilizing monoclonal TCRs Against Cancer) portfolio, including KIMMTRAK and the PRAME-targeted brenetafusp.
KIMMTRAK is manufactured at facilities located in Denmark and Germany, with final packaging completed in the Netherlands. We are supporting the appropriate use of KIMMTRAK in the United States and Europe through a well-equipped and fit-for-purpose trained team that includes commercial, medical, sales, and value access team members. We utilize a hybrid commercialization model that includes an in-house sales force in the United States and contracted resources in the United States and Europe. To support our commercialisation efforts, we have entered into an exclusive multi-regional agreement with Medison Pharma Ltd. to help seek regulatory authorization and commercialize KIMMTRAK in Canada, Australia, New Zealand, Israel, Central and Eastern Europe, South and Central America, and the Caribbean.
Unlike antibody targeted immunotherapies that have a relatively small target pool, our approach relies on the power of TCRs which are naturally occurring receptors found on the surface of T cells that have the ability to target nearly all of the human proteome. Natural TCRs give T cells the ability to scan for abnormalities in nearly any cell in the body that are presented as protein fragments, or antigens, by human leukocyte antigen, or HLA, on the cell surface. Our ImmTAX platform builds upon these natural TCRs to engineer soluble targeted and high-affinity TCRs. By engineering these TCRs through our ImmTAX platform, we are developing off-the-shelf, bispecific therapeutics, which are able to precisely target a wide range of proteins uniquely expressed by unhealthy and abnormal cells that cannot be targeted by current antibody-based immunotherapies.
Our ImmTAX bispecific therapeutics couple the targeting power of these engineered TCRs on one end with the other end displaying pre-optimized effector functions, which have the ability to drive a desired immune response at the site of the disease. This combination is designed to provide us with significant flexibility as we are able to engineer and tailor our ImmTAX therapeutics to target proteins that are specific to the disease we are trying to treat and then modulate the corresponding immune response by either boosting or inhibiting the immune system. We will also continue pioneering immunotherapy and unlocking the full potential of our platform to generate transformative treatments for patients, by using different targeting mechanisms and immune effectors for next-generation bispecific therapies.
In 2024, we continued to execute a successful, focused business strategy for identifying, developing and marketing biopharmaceuticals in targeted therapeutic areas for diseases.
As we move into 2025 and beyond, the Committee will continue to ensure that the Executive Director (also referred to herein as our Chief Executive Officer (“CEO”)) and senior executives at Immunocore are appropriately compensated and incentivised to deliver growth to shareholders in a long-term and sustainable manner. The Committee will seek to accomplish this by continuing to operate its established remuneration programs that: are grounded in competitive market practice, effective at driving proper executive behaviors, clearly link pay with performance, and are cost-efficient overall to shareholders.
The Global Marketplace for Talent
Immunocore is the parent company of a UK headquartered global biopharmaceutical group with operations in the UK, US and other countries in Europe. The Company intends for all regions to be areas of growth and importance both now and in the future. Given that the market for experienced directors and biopharmaceutical CEO talent, particularly in the US, is very competitive, the Committee references the US market as the leading indicator for remuneration levels and practices, supplemented by UK data. This will help attract and retain directors and motivate the superior talent needed to successfully manage the Group’s operations worldwide. Being consistent in this market view of the US as the primary benchmark for remuneration practices for our Non-Executive Directors and the Executive Director, our CEO, is key for the Group as it builds its global operations in a manner designed to deliver sustainable, long-term growth and shareholder value.
While the Committee references US market practice as the primary benchmark for both Executive and Non-Executive Director remuneration, it also takes account of UK market practice and any additional relevant local market practice when making pay decisions for Executives who reside in the UK. Immunocore will align to the local market where appropriate and align to the interests of its shareholders, but, as a global group there will be circumstances where global policies have to be adapted to meet specific jurisdiction requirements.
In taking any actions, the Committee is mindful of general UK compensation frameworks, including investor bodies’ guidance and the UK Corporate Governance Code, and has incorporated practices into its remuneration programs and policies where it believes they best serve the long-term interests of shareholders.
Corporate Governance Standards
For the majority of 2024 our Board had nine members with Mr. Ranjeev Krishana appointed May 2024. Our Board has determined that Professor Sir John Bell, Ms. Kristine Peterson, Professor Sir Peter Ratcliffe, Dr Roy S Herbst, Mr. Travis Coy, Mr. Siddharth Kaul, Mr. Ranjeev Krishana and Mr. Robert Perez, representing eight of our nine Directors, do not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these Directors is “independent” as that term is defined under Nasdaq general independence rules. For audit committee purposes, our Board has determined that each of Mr. Travis Coy, Professor Sir Peter Ratcliffe, Mr. Siddharth Kaul, Mr. Robert Perez and Dr Roy S Herbst are independent directors under Nasdaq listing rules and under Rule 10A-3 under the U.S. Securities Exchange Act of 1934, as amended. While we follow Nasdaq corporate governance rules, we also comply with UK Corporate Governance practices where applicable. Effective 1 January 2024, we were no longer a foreign private issuer within the meaning of the Exchange Act. Accordingly, for the last two fiscal years (2024 and 2023) we have been subject to United States domestic issuer rules.
Remuneration Program Highlights
During 2024, we undertook a number of activities in furtherance of our broad range of remuneration programs and policies to appropriately position us as a competitive global biopharmaceutical group, including:
•	Updated peer group that informed our executive compensation decisions;
•	Reviewed and approved compensation for Executive Officers;
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Reviewed the short-term incentives opportunities for all employees against market data and introduced a global bonus structure that aligns all employees in the same job level with the same short-term incentive opportunity;

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Reviewed using market data, and approved, the introduction of Restricted Share Units (“RSUs”) starting with our fiscal year 2025 as part of the long-term incentive plan for the CEO (as a percentage of the annual grant value, 70% options and 30% RSUs), executives and all employees;

•	Continued to make grants under the equity incentive plan, which was adopted in 2021, and included the opportunity to introduce RSUs as described above;
•	Granted awards for employees (including the Executive Director) with market value share options under the equity incentive plan;
•	Analyzed share pool utilisation and evergreen provision under our equity incentive plan;
•	Considered, reviewed and approved the short-term objectives for the annual bonus for the financial year
•	Assessed performance against the short-term objectives for the financial year and approved the level of bonuses to be paid to the Executive Director, as discussed below; and
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Reviewed, evaluated, and approved employment agreements, service contracts, severance agreements, change-of-control protections, corporate performance goals and objectives, and other compensatory arrangements of the executive officers and other senior management and adjusted remuneration, as appropriate;

•	Assessed and proposed Board of Directors remuneration;
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Revised Committee Charter which became effective 1 January 2024 and was again updated 5 December 2024 to reflect the change in responsibility to the Nominations and Governance Committee for Board of Directors’ remuneration review.

Total Direct Compensation
The CEO’s current total direct compensation was reviewed against the approved peer group companies and the following was agreed by the Committee.
2024 Salary Outcome
Salaries are normally reviewed during the first quarter each year and for 2024 it was agreed the CEO would be awarded a 4.1% salary increase.
2024 Bonus Outcome
The CEO was eligible to receive a target bonus of 75% of salary for 2024. This bonus was based entirely on corporate, strategic objectives measured through the annual bonus scorecard. Based on performance against strategic, corporate targets and the overall performance of the business over the year, 100% of the target bonus was awarded, which resulted in a payout of 75% of salary. The Committee noted that the Group achieved the majority of goals and exceeded in some.
2025 Salary Outcome
The CEO requested to keep base salary flat for 2025 to increase the pool for employee salary increases. The Committee has agreed a 2025 salary increase of 0% for the CEO for this reason. This increase is not reflective of the CEO’s strong performance.
2025 Equity Grant
The Committee approved an equity grant to be made to the CEO of options covering 405,824 shares in 2025 with an exercise price of $29.60 and RSUs covering 95,270 shares compared to a grant of 281,819 options with an exercise price of $70.50 in 2024. These vest in line with the Group’s equity incentive plan rules and practices set out further in this report.
2024 Remuneration Policy
In 2022 we considered the activities undertaken and remuneration measures applicable during 2021 and developed a Remuneration Policy, which, following shareholder approval in 2022, has remained in place since the date of the 2021 AGM and for up to three years thereafter. This formalised a number of remuneration programs and policies effective during 2021 and which have remained until the Annual General Meeting in 2025 or until a Remuneration Policy is approved by the shareholders. The updated Remuneration Policy on pages will be subject to a binding Shareholder vote at the 2025 AGM, and if approved, would be expected to be effective from 15 May 2025 and remain in force until the AGM in 2028 with no requirement to vote again on the Policy in the intervening years provided that no substantive changes are proposed.
Conclusion
The Committee believes the proposals put forth in this report will properly motivate our Non-Employee Directors and our CEO to deliver sustainable growth and shareholder value over the long term and do so in a responsible and cost-efficient manner.
I hope that you find the information in this report helpful, and look forward to the AGM, where we hope to have your support.

Yours sincerely

/s/ Ms. Kristine Peterson

Ms. Kristine Peterson
Remuneration Committee Chair

24 March 2025

Directors’ Remuneration Policy
Period Covered by the Directors’ Remuneration Report
Immunocore Holdings Limited was incorporated under the laws of England and Wales on 7 January 2021. Following a subsequent corporate reorganisation, Immunocore Holdings Limited became the ultimate parent company of the Group and was re-registered as Immunocore Holdings plc.
The Director’s Remuneration Report that follows is for the year from 1 January 2024 to 31 December 2024. Except where otherwise stated, remuneration data is only included for the periods since the Company was formed and appointed directors.
Policy Overview, Remit of the Remuneration Committee
This part of the Directors’ Remuneration Report sets out the Remuneration Policy proposed to apply for the Company’s Executive and Non-Executive Directors and has been prepared in accordance with the Large and Medium-sized Companies and Groups (Accounts and Reports) (Amendment) Regulations 2013.
Our proposed approach to the new Remuneration Policy is to broadly roll forward the Remuneration Policy approved by shareholders in May 2022 and no significant changes have been made.
The following Remuneration Policy will be put to shareholders in a binding vote at the AGM on 15 May 2025. Assuming the Remuneration Policy is approved it will take effect from the date of approval and is intended to apply for a period of three years from that date.
The Policy set out below has updated scenario charts for the year ended 31 December 2024. There are no significant differences between the Remuneration Policy approved in 2022 and the new Policy. The full previously approved Remuneration Policy can be found in the Annual Report and Financial Statement for the Year Ended 31 December 2021.
The new and existing Policy is designed to:
•	Attract and retain new and different types of talent who have the potential to support the growth of the Group;
•	Attract and retain new and different types of Non-Executive Directors who can substantially contribute to the Group’s success;
•	Be competitive against the market median for benchmarks (appropriate peers will be selected based on headcount, market cap, therapeutic focus, product pipeline and other relevant factors);
•	Have a strong link to performance and align the Executive Director’s incentives to shareholder value creation; and
•	Encourage equity ownership by the Non-Executive Directors and the CEO to motivate and align them with the overall interests of shareholders and the Company

Remuneration Policy for the Executive Directors
The table below sets out, for each element of pay, a summary of how Executive Director remuneration is structured and how it supports the Company’s strategy.
Base Salary

Element, purpose and link to strategy
To attract and retain new and different types of talent.

Set at a level to attract and retain employees of sufficient calibre to drive the Company’s success and based on achieving the Company’s objectives that are primarily linked to the Group’s business strategies.

Reflects the role in the Company, experience, skills, and external market conditions.

How it operates
Salaries are normally reviewed annually, with any increases normally taking effect from 1 March.

When awarding any increase, the Committee will take into consideration:

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the role in the company, experience, skills, and external market conditions; and
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the Company’s salary and pay structures and general workforce increases.

Salaries are benchmarked periodically against peer groups to ensure they remain competitive.

Maximum opportunity
There is no prescribed maximum annual salary or salary increase. The Committee will be guided by the market in determining salary increases but may use its discretion to award a lower increase for an Executive Director if deemed necessary. The Committee can also use its discretion to award a higher increase to recognise, for example, an increase in the scale, scope or responsibility of the role and/or take into account appropriate market factors. The Committee is also guided by the general increase for the wider workforce.

Performance-related framework	Executive Directors’ performance is a factor considered when determining any base salary increases.

Pension

Element, purpose and link to strategy	To provide employees with competitive long-term savings for their future.

How it operates
Executive Directors are eligible to participate in the Group’s pension scheme. For example, U.S.-based executives and other U.S.-based employees are eligible to participate in our Section 401(k) plan, and our U.K.-based executives and employees are eligible to participate in a U.K. defined contribution plan. If enrolled, the Group match is consistent with what is provided to other similarly situated employees enrolled in the relevant plan, subject to the terms of the retirement plan and applicable law. Levels will be reviewed annually, and the Committee may decide to change future contribution levels should the review indicate such a change is appropriate.

Maximum opportunity
Maximum opportunity under the Section 401(k) plan or other pension scheme in the jurisdiction that the Executive Director is based is set at the same level of contributions available to the wider workforce based in the same jurisdiction as the Executive Director.

Performance-related framework	Not applicable.

Other Benefits

Element, purpose and link to strategy	Market competitive employment benefits will support the personal health and well-being of executives.

How it operates
The benefits currently available to Executive Directors include insurance at a level comparable to similarly-situated employees of the Group, as well as coverage in its Directors and Officer Liability insurance policy, each in effect from time to time. Executive Directors will be, or will continue to be eligible to participate on the same basis as similarly- situated employees in the Group’s benefit plans in effect from time to time during their employment in accordance with the terms of such benefit plans.

In addition, Executive Directors may also be provided with tax-equalisation benefits.

Executive Directors may participate in any all-employee share schemes or spot-bonuses that may be operated by the Group from time to time on the same basis as similarly- situated employees in the same jurisdiction.

Benefit levels and components are reviewed periodically. The Group reserves the right to change, alter, or terminate any benefit plan at its sole discretion.

Maximum opportunity
Because the value of insured and other benefits will vary year-to-year based on the cost quoted by third party providers, there is no formal maximum level of benefits provided to an Executive Director.

Performance-related framework	Not applicable.

Annual Bonus

Element, purpose and link to strategy
Supports the corporate strategy and business plan by linking executive performance to pay. Rewards the achievement of targets that support the Company’s corporate goals and delivery of the business strategy in the short term.

How it operates
Bonus payments are set by reference to a percentage of annual base salary, are normally awarded in cash (but may be awarded in shares or otherwise) and are deferrable under the U.K. defined contribution plan and under our U.S. Section 401(k) plan.

Bonuses will be based upon the assessment of the Board of an Executive Director’s performance and the Company’s attainment of targeted goals over the applicable calendar year. Unless otherwise provided to the Executive Director in writing, an Executive Director must be an employee in good standing through the applicable annual bonus payment date to be eligible to receive an annual bonus, save as set out below in our policy on Termination and Loss of Office Payments.

Bonus payments may be subject to malus and/or clawback under the Incentive Compensation Recoupment Policy, adopted 26 October 2023, or any other malus and/or clawback policy that may be adopted in the future.

Maximum opportunity
There is no defined maximum value for bonus, but the Committee will consider the aggregate value of any such bonus when determining what should be offered. Maximum annual bonus is currently 150% of base salary for the CEO and there is currently no intention to increase it during the life of this policy.

Performance-related framework
Each year, the Committee, in consultation with the Board, will determine the performance measures, which will be a range of targets that promote the Group’s business strategy and value creation for shareholders.

The annual bonus will be based upon the assessment of the Board (or a committee thereof) of the Executive Directors’ performance and the Group’s attainment of targeted goals (as established by the Board or a committee thereof in its sole discretion) for the applicable calendar year.

The Committee will have the discretion to revise bonus measures annually, and the Committee also has the discretion to alter measures or to introduce new measures, based on the strategic focus of the Group at that time.

If the level of payout is inconsistent with overall Group performance, the Committee has the discretion to alter the bonus outcome (including to reduce it to zero) taking into account any factors it considers relevant. This will help ensure that payouts reflect overall Group performance during the period.

Equity Incentives

Element, purpose and link to strategy
The Company adopted the 2021 Equity Incentive Plan (“EIP”) to enhance the Group’s ability to attract, retain and motivate persons who make (or are expected to make) important contributions to the Group by providing these individuals with equity ownership opportunities.

The EIP facilitates share ownership to provide further alignment of the interests of Executive Directors with the interests of shareholders.

Executive Directors may also hold awards granted under the predecessor plans to the EIP and may also participate in any future discretionary equity incentive plan that may be adopted from time to time to replace the EIP.

How it operates
The EIP provides for the grant of market value options, share appreciation rights, restricted share unit awards, dividend equivalents, performance awards (subject to performance conditions) and other share-based awards.

Awards may be granted at such times as the Committee may determine but will generally be granted annually following the end of the financial year. Awards vest at such times and as specified in the applicable award agreement, typically being over a four- year period although the Committee retains the discretion to provide for other vesting schedules or to accelerate vesting, such as in connection with a change of control. If the participant violates the non-competition, non-solicitation, confidentiality or other similar restrictive covenant provisions of any employment contract, the right of the participant to receive these shares on vesting shall terminate immediately. The Committee maintains discretion over the type and terms of equity awards granted. The EIP is administered by the Committee or its delegate.

EIP awards are not currently subject to any holding period.

All awards may be subject to malus and/or clawback under the Incentive Compensation Recoupment Policy, adopted 26 October 2023, or any other malus and/or clawback policy that may be adopted in the future.

Any share-based entitlements granted to an Executive Director under the Company’s share plans will be treated in accordance with the relevant plan rules or any applicable agreement. Under the good leaver provisions unvested options usually lapse, but vested options can be exercised within a period as set out in the plan rules. The Committee retains the discretion to vest awards (and measure performance accordingly) on cessation and disapply time prorating; however, it is envisaged that this would only be applied in exceptional circumstances, save as set out below in our policy on Termination and Loss of Office Payments.

Maximum opportunity
There is no maximum opportunity under the EIP. However, the Committee will ensure that annual awards that are granted are guided by the market and will take account of factors such as the Executive Director’s performance, salary, other benefits and the size and value of existing awards. The Committee will look at the position at comparators to help inform its decision.

Performance-related framework
The Committee has the discretion to choose the form of EIP awards for each year, as well as each individual grant. Currently, awards are granted subject to time-based vesting only, but the Committee may decide to introduce performance conditions for future awards and will be guided by the market in making any such decision.
Legacy Arrangements
For the duration of this Remuneration Policy, the Company will honor any commitments made in respect of current or former Directors before the date on which either: (i) the Remuneration Policy becomes effective; or (ii) an individual becomes a Director, even where not consistent with the Remuneration Policy set out in this report or prevailing at the time such commitment is fulfilled. For the avoidance of doubt, all outstanding historic awards that were granted in connection with, or prior to, listing remain eligible to vest based on their terms.
Choice of Performance Measures for Executive Directors
The choice of annual bonus performance metrics reflects the Committee’s belief that these should be appropriately challenging and tied to the delivery of key corporate and strategic targets intended to ensure that the Executive Director is incentivised to deliver across a range of objectives for which they are accountable. The Committee has retained some flexibility on the specific measures which will be used to ensure that any measures are fully aligned with the strategic imperatives prevailing at the time they are set.
The targets for the bonus scheme for the forthcoming year will be set out in general terms, subject to limitations with regards to commercial sensitivity. Short-term corporate objectives in any given year may typically include targets relating to research and development, business development and commercial revenue targets. Additional details of the targets may be disclosed when they are no longer considered to be commercially sensitive.
It is important to note that the Committee annually assesses the appropriate equity vehicle and design for its executives, including the Executive Director. Specifically, this has included a discussion around the use of awards tied to the achievement of certain performance conditions (“Performance Awards”). We understand that certain investors would recommend that a portion of the annual equity grants made to the Executive Director be in Performance Awards. However, Performance Awards must be introduced at the right time when they can drive the right behaviours. Given we became a public, newly commercial stage biotechnology company in recent years, the Committee did not determine that 2024 (and 2025) was the time to introduce Performance Awards. Further, many of our peer group continue to use share options as opposed to Performance Awards for the same reasons. Therefore, the Committee approved the use of market value share options again for 2024.
Share options are inherently performance-based and automatically link executive pay to shareholder return, as the value realized, if any, from an award of share options is dependent upon, and directly proportionate to, future appreciation in our share price. We also realize that certain of our investors engage in quantitative analysis of our pay and other programs annually. Accordingly, our compensation programs have been tied to a “pay for performance” culture as our option grants, which as described above, only deliver value upon share appreciation, are closely linked to share performance. As such, pay levels will continue to be adjusted to reflect our share price and stage of development. To this end, the Company’s recent share option grants have not delivered realizable value to its named executive officers.
The Committee will review the calibration of targets applicable to the annual bonus, and the EIP in years where performance measures apply, annually to ensure they remain appropriate and sufficiently challenging, taking into account the Company’s strategic objectives and the interests of shareholders. The Committee did approve the introduction of RSUs in 2025 for the Executive Director, executives and the broader employee population as part of the long-term incentives plan mix. Specifically, the Executive Director will, from 2025 until a further date, receive 30% of their annual equity award in RSUs and the remaining 70% will be in share options.
Remuneration Committee Discretions
The members of the Committee, including the Chairperson, will be appointed by and serve at the discretion of the Board. Vacancies on the Committee will be filled by the Board. Resignation or removal of a Committee member from the Board for any reason will automatically constitute resignation or removal from the Committee. In addition, the Committee complies with rules that are either subject to shareholder approval or by approval from the Board. These rules provide the Committee with certain discretions which serve to ensure that the implementation of the Remuneration Policy is fair, both to the individual director and to the shareholders. The Committee also has discretions to set components of remuneration within a range, from time to time. The extent of such discretions is set out in the relevant rules, the maximum opportunity or the performance metrics section of the policy table above. To ensure the efficient administration of the variable incentive plans outlined above, the Committee will apply certain operational discretions.
These include the following:
•
reviewing, evaluating, and approving employment agreements, severance agreements, change-of-control protections, corporate performance goals and objectives relating to the compensation, and other compensatory arrangements of the Company’s executive officers and other senior management and adjusting compensation, as appropriate;

•	evaluating and approving the compensation plans and programs advisable for the Company and evaluating and approving the modification or termination of existing plans and programs;
•
reviewing and approving any compensation arrangement for any executive officer involving any subsidiary, special purpose or similar entity, with consideration of the potential for conflicts of interest in such arrangements and whether the arrangement has the potential to benefit the Company; and

•	evaluating the efficacy of the Group’s compensation policy and strategy in achieving expected benefits to the Company and otherwise furthering the Committee’s policies.
If an event occurs which results in the annual bonus plan or any EIP performance conditions and/or targets being deemed no longer appropriate (e.g., material acquisition or divestment), the Committee will have the ability to make appropriate adjustments to the measures and/or targets and alter weightings, provided that the revised conditions are not materially less challenging that the original conditions. Any use of the above discretion would, where relevant, be explained in the Annual Report on Remuneration and may, as appropriate, be the subject of consultation with the Company’s major shareholders.
Differences in Remuneration Policy between the Executive Director and Other Employees
The Company operates a coherent approach to remuneration across the organisation. All employees are currently eligible to participate in the annual bonus plan and to receive equity incentive awards. Equity incentive awards encourage broad employee share ownership and alignment with the Company’s success. Although the Committee does not consult with employees directly, it is appraised of any decisions relating to pay for the broader workforce and will consider pay conditions throughout the Group when making decisions on the Executive Directors’ remuneration. In addition, the Committee has input into the pay budget for the wider employee population and has sight of equity grants below the Board.

Illustrations of Application of Remuneration Policy
The chart below sets out, for illustrative purposes only, an estimate of the 2024 remuneration package for the Company’s CEO and sole Executive Director under three performance scenarios, based on the remuneration policy set out above.
The scenarios are defined as follows:
Minimum (Fixed Pay Only)
•	Salary (as of 1 March 2024: $765,000)
•	Benefits paid to 31 December 2024 ($21,904)
•	Pension (2.27% of salary (Maximum contribution $17,250 under Section 401(k)))
Target
•	Fixed pay as defined above
•	Target bonus (75% of salary)
Maximum
•	Fixed pay as defined above
•	Maximum bonus (150% of salary)
The bar chart below does not include any value for equity-based award remuneration since the share price at the date the options were granted equals the options exercise price.

$2,200,000
$2,000,000
$1,800,000
$1,600,000
$1,400,000
$1,200,000
$1,000,000
$800,000
$600,000
$400,000
$200,000
$0
100%
57%
43%
40%
60%
Minimum
On-target
Maximum
Bahija Jallal
Chief Executive Officer
Fixed remuneration
Annual bonus

(1)
No maximum with share price growth is disclosed, since the CEO’s remuneration package does not include any element of remuneration with performance measures or targets relating to more than one financial year.

Executive Director Employment Agreement and Payments for Loss of Office
The CEO, who is the only current Executive Director, is currently employed at-will pursuant to an employment agreement entered into with the Company’s indirect wholly owned subsidiary Immunocore LLC, effective as of

5 February 2021. The CEO’s employment may be terminated by either party at any time for any or no reason, with or without notice. Severance payments no greater than those described in this policy will be payable to her on termination. Upon termination of the employment agreement, the CEO is required to resign from all other positions within the Group. Following termination of employment, the CEO will be bound by certain post-termination covenants.
As is customary for US executives, the CEO’s remuneration is subject to a “best-after-tax” cutback for excise tax calculations under section 280G of the US Internal Revenue Code of 1986, with no tax gross-up.
The CEO is also engaged as a director of the Company pursuant to an appointment letter dated 22 January 2021. The CEO is not entitled to any additional remuneration under this appointment letter.
A copy of the contract and appointment letter may be viewed at the Company’s head office or may be requested from the Company Secretary at the AGM. The initial term of the CEO’s appointment as a director of the Company was due to end on 23 May 2024 but was renewed on that date for a further three years by approval of the Company’s shareholders.

Executive Director	Date of employment contract	Date of director appointment
Bahija Jallal	30 January 2021	22 January 2021

Termination and Loss of Office Payments – Executive Directors
Depending on market practice in the jurisdiction in which an executive director is employed, exit payments shall depend on the circumstances of termination and may be made by reference to a notice period (including a payment in lieu of notice) or employment “at-will” together with a severance payment. Where a notice period applies, this will not exceed 12 months but may be accompanied by additional severance entitlements where applicable.
The remuneration the Executive Director is eligible for under her employment agreement upon leaving the Company in certain circumstances is set out in the table below. The Committee will exercise its discretion when determining amounts that should be paid to leavers, taking into account the facts and circumstances of each case.

	Termination without cause or Resignation with Good Reason[1]	Termination for cause	Termination without cause or Resignation with Good Reason(1) in connection with change in control
Salary and benefits	A payment of up to 18 months’ salary and contractual benefits including COBRA or other applicable healthcare coverage.	No payment.	A payment of up to 24 months’ salary and contractual benefits including COBRA or other applicable healthcare coverage.

Annual bonus	No payment.	Unpaid awards lapse in full.
A payment of up to (i) any earned but unpaid Annual Bonus for the year immediately preceding the year in which Executive’s employment terminates, (ii) a pro rata bonus for the year worked and (iii) two times the Target Bonus for the year in which termination occurs.

Equity incentive awards	Unvested awards lapse in full.	Unvested awards lapse in full.	The vesting and exercisability of all outstanding equity awards held by the executive prior to the termination date shall be accelerated in full.

[1]	Includes, among others, a diminution in role or mandated relocation, as defined by contract.

Additional Payments
The Committee reserves the right to make payment it considers reasonable under a settlement agreement, including payment of reimbursement of reasonable legal and professional fees, untaken holiday and any payment for the settlement of potential claims against the Group in the US, UK or other jurisdictions. Payment or reimbursement of reasonable outplacement fees may also be provided.
Approach to Recruitment and Promotions
Where it is necessary to appoint or replace an Executive Director, the Committee’s approach when considering the overall remuneration arrangements (including base salary, cash incentives, equity based awards, benefits, sign on bonus and other components) in the recruitment or promotion of a new Executive Director is to take account of the calibre, expertise and responsibilities of the individual, his or her remuneration package in their prior role and the prevailing market rate for similar roles. Remuneration will be in line with the Company’s policy and the Committee will not pay more than is necessary for a successful recruitment.
The remuneration package for a new Executive Director will be set in accordance with the terms of the Company’s approved remuneration policy in force at the time of appointment. Where necessary, the Board retains discretion to provide additional or different remuneration or benefits to recruit new Executive Directors (including but not limited to “buy-out” existing awards on such terms as the Committee may determine) or continue the employment of an existing Executive Director.
Policy on External Appointments
Except with the prior written consent of the Board, Executive Directors will not, while employed by the Company, undertake or engage in any other employment, occupation, or business enterprise. The Board, however, recognises the potential for an Executive Director to be involved in volunteering work, or serve on another board of directors, so long as such activities do not interfere in any material way or conflict with the performance of the Executive Director’s duties and responsibilities.
Remuneration Policy for Non-Executive Directors Fees and Benefits

Element, purpose and link to strategy
To attract and retain Non-Executive Directors who have a broad range of experience and skills to provide independent judgement on issues of purpose, value, and strategy for the Company. Supports the retention of Non- Executive Directors who will promote the long-term sustainable success of the Company, generating value for shareholders. We annually review the composition, skills and other qualities that the Non-Executive Directors bring to the Board.

How it operates
Non-Executive Directors’ fees (including the basic fee and fees for any additional roles) will be set forth in the Company’s Non-Executive Director Remuneration Policy as amended from time to time by the Board of Directors. The Company shall reimburse Non-Executive Directors for all reasonable and properly documented expenses in accordance with the Non-Executive Director Remuneration Policy. Non-Executive Directors may also be provided with tax-equalisation benefits and assistance with tax returns. Non- Executive Directors do not receive any pension benefits or cash in lieu thereof.

Maximum opportunity
While there is no maximum annual fee or fee increase, the Board can use its discretion to award a lower or higher fee, taking into account wider workforce experience. A higher fee or out-of-cycle additional payment could recognise an increase in the scale, scope or responsibility of the role and/or take account of relevant market movements.
Actual fee levels are disclosed in the Annual Remuneration Report for the relevant financial year.

Performance-related framework	Not applicable.

Equity Incentives

Element, purpose and link to strategy	To facilitate share ownership by Non-Executive Directors in the Company and provide alignment of the interests of the Non-Executive Directors with those of shareholders.

How it operates
Non-Executive Directors are eligible to participate in the Non-Employee Sub-Plan to the EIP. The EIP provides for the grant of market value options, share appreciation rights, restricted share unit awards, dividend equivalents, performance awards (subject to performance conditions) and other share-based awards. Further, subject to the terms of the award agreement, awards can be granted in respect of ordinary shares, American Depositary Shares (“ADS”), cash or a combination thereof. However, performance awards (subject to performance conditions) will not be issued to Non-Executive Directors.

Awards vest in accordance with the vesting schedule set for the relevant award in its award agreement. The Committee maintains discretion over the type and terms of equity awards granted.

Non-Executive Directors usually receive options on joining the Board and annually as part of their remuneration with phased vesting. Under normal circumstances, initial share awards vest monthly over three years and options awarded annually will usually vest upon the first anniversary of the date of grant. Vesting may be accelerated in certain circumstances, such as in connection with a change of control.

Non-Executive Directors may also hold awards granted under the predecessor plans to the EIP and may also participate in any future discretionary equity incentive plan that may be adopted from time to time to replace the EIP.

Maximum opportunity
There is no maximum number of equity incentive awards that may be awarded to individuals each year. However, when reviewing award levels, account is taken of market movements in equity incentive awards, Board committee responsibilities, ongoing time commitments and the general economic environment.

Performance-related framework
Performance Awards will not be made to Non-Executive Directors. However, we believe share options are inherently performance-based and automatically link pay to shareholder return, as the value realized, if any, from an award of share options is dependent upon, and directly proportionate to, future appreciation in our share price.

Non-Executive Directors’ Terms of Engagement – Letters of Appointment
The Company has entered into appointment letters with its Non-Executive Directors. The terms of appointment for a new Non-Executive Director would be in accordance with the Remuneration Policy for Non-Executive Directors as set out in the policy table above. Newly appointed Non-Executive Directors would normally receive an initial award of market value options (but this may also take the form of restricted share units or similar securities) on the date of election or appointment, which will vest based on time only on a monthly basis over a three-year period from the date of grant, provided that the Non-Executive Director continues his or her directorship through each of the vesting dates.
A Non-Executive Director’s directorship may be terminated at any time by the Non-Executive Director or the Board giving one month’s notice in writing, or by the Company in accordance with Company Articles.

Non-Executive Directors	Date of appointment letter	Date of appointment	Date of Resignation
Professor Sir John Bell	February 2021	7 January 2021	—
Kristine Peterson	February 2021	22 January 2021	—
Robert Perez	February 2021	22 January 2021	—
Roy Herbst, M.D., Ph.D.	February 2021	28 January 2021	—
Professor Sir Peter Ratcliffe	February 2021	22 January 2021	—
Travis Coy	February 2021	22 January 2021	1 January 2025
Siddharth Kaul	May 2022	8 June 2022	—
Ranjeev Krishana	May 2024	28 May 2024

Directors’ letters of appointment are available for inspection at the Company’s registered office during normal business hours and will be available for inspection at the AGM.
While engaged by the Company, Non-Executive Directors engaged in any other employment, occupation, or business enterprise will keep the Group’s Nominations Committee informed of any changes to their status or any conflicts that emerge. The Board recognises the potential for a Non-Executive to be involved in such engagements, as well as volunteering work, or service on another board of directors, so long as such activities do not interfere in any material way or conflict with the performance of the Non-Executive Director’s duties and responsibilities.
Statement of Consideration of Employment Conditions Elsewhere in the Group
The Committee is regularly updated throughout the year on pay and conditions applying to Group employees. Where significant changes are proposed to employment conditions elsewhere in the Group, these are highlighted for the attention of the Committee. Although the Committee does not consult with employees directly, it is apprised of any decisions relating to pay for the broader workforce and will consider pay conditions throughout the Group when making decisions on Executive Directors’ remuneration.
Statement of Consideration of Shareholder Views
The Board is committed to an open dialogue with shareholders. Following each AGM, the Board will look to receive any feedback and guidance from shareholders, as well as any additional feedback and guidance from time to time throughout the year. This feedback will be incorporated into the Committee’s discussions as it develops the Company’s remuneration framework and practices for the following year. Assisted by its independent adviser, the Committee and the Board will also actively monitor developments in the expectations of institutional investors and their representative bodies.
Annual Report of Remuneration
Remuneration Committee
The compensation of the Executive Director and the Chair is determined by the Board.
The members of the Committee during the year were made up of Non-Executive Directors and included observers and representatives from the Company’s major shareholders. Kristine Peterson chaired the Committee and Professor Sir John Bell, Siddharth Kaul, Dr Roy S Herbst and Travis Coy were members of the Committee throughout 2024. Ranjeev Krishana was previously an observer on the committee and was appointed as a Non-Executive Director to the Board and as a member of the Committee on 28 May 2024.
No conflicts of interest have arisen during the period and none of the members of the Committee has any personal financial interest in the matters discussed, other than as shareholders. The fees of the Non-Executive Directors are approved by the Board on the recommendation of the Committee.

During the reporting period, the Committee met six times formally. Details of attendees are as below.
Meetings Attendance
Attendance

Kristine Peterson	6 of 6
Professor Sir John Bell	6 of 6
Travis Coy	6 of 6
Siddharth Kaul	6 of 6
Roy Herbst, M.D, Ph.D.	3 of 6
Ranjeev Krishana	3 of 6

The CEO is invited to attend meetings where appropriate. No individual is present when matters relating to their own remuneration are discussed.
Advisors to the Remuneration Committee
From 2021, following a competitive tender process, and until 15 September 2023, the Committee had engaged Willis Towers Watson as independent advisors to the Committee to provide independent advice and consultation with respect to remuneration arrangements for the CEO (being our sole Executive Director), non-executive directors, and senior management. Willis Towers Watson is a global remuneration consultant with a well-established reputation for the design and implementation of remuneration programmes, including the design and implementation of equity-based incentive programmes.
From 15 September 2023, following a request for proposal (RFP) process, Aon Human Capital Solutions practice, a division of Aon plc (“Aon”) replaced Willis Towers Watson in their role as independent advisors to the Committee. Aon is a global remuneration consultant which delivers compensation insights through data, analytics and advice to help make better and more equitable rewards decisions. This includes compensation and benefits benchmarking and the design of executive, and employee compensation plans.
The Committee is satisfied that advice provided by Aon is independent and objective. In the year ended 31 December 2024, the amounts paid Aon totalled £295,758, which was charged on a time spent basis, compared to a total of £128,339 in the year ended 31 December 2023 paid to Willis Towers Watson (£76,330) and Aon (£52,009) respectively. This increase was largely due to the additional advice required for first US domestic filing requirements in 2024.
The Committee is formally constituted and operates on a written Committee Charter, which is available on the Company’s website, http://www.immunocore.com.

Implementation of the Remuneration Policy for the Years Ended 31 December 2024 and 2023
The information provided in this part of the Directors’ Remuneration Report is subject to audit:
Single Figure of Remuneration
The table below provides a breakdown of the various elements of Director’s pay for the years ended 31 December 2024 and 2023. In the case of Dr Jallal, the table below sets forth the remuneration paid for services as a member of the Group’s senior management. Dr Jallal does not receive any remuneration for serving as an Executive Director.
Year ended 31 December 2024

Name	Salary and Fees $	Benefits(1) $	Pension (401(k)) $	Total Fixed Remuneration $	Annual Bonus(2) $	Share- based Awards(3) $	Total Variable Remuneration $	Total Remuneration $
Executive Director:
Bahija Jallal, Ph.D.	760,000	123,165	17,250	900,415	573,750	—	573,750	1,474,165
Non-Executive Directors:
Professor Sir John Bell	98,532	—	—	98,532	—	—	—	98,532
Travis Coy(4)	—	—	—	—	—	—	—	—
Roy Herbst, M.D., Ph.D.	66,189	703	—	66,892	—	—	—	66,892
Robert Perez(4)	—	—	—	—	—	—	—	—
Kristine Peterson	68,689	2,956	—	71,645	—	—	—	71,645
Professor Sir Peter Ratcliffe	60,140	—	—	60,140	—	—	—	60,140
Siddharth Kaul	66,189	—	—	66,189	—	—	—	66,189
Ranjeev Krishana	31,569			31,569				31,569
Total director compensation	1,151,308	126,824	17,250	1,295,382	573,750	—	573,750	1,869,132

Year ended 31 December 2023

Name	Salary and Fees $	Benefits(1) $	Pension (401(k)) $	Total Fixed Remuneration $	Annual Bonus(2) $	Share- based Awards(3) $	Total Variable Remuneration $	Total Remuneration $
Executive Director:
Bahija Jallal, Ph.D.	735,000	45,329	16,500	796,829	606,375	—	606,375	1,403,204
Non-Executive Directors:
Professor Sir John Bell	91,199	—	—	91,199	—	—	—	91,199
Travis Coy(4)	—	—	—	—	—	—	—	—
Roy Herbst, M.D., Ph.D.	61,199	—	—	61,199	—	—	—	61,199
Robert Perez(4)	—	—	—	—	—	—	—	—
Kristine Peterson	63,699	—	—	63,699	—	—	—	63,699
Professor Sir Peter Ratcliffe	58,699	—	—	58,699	—	—	—	58,699
Siddharth Kaul	61,199	—	—	61,199	—	—	—	61,199
Total director compensation	1,070,995	45,329	16,500	1,132,824	606,375	—	606,375	1,739,199

Notes to the compensation table:
1.
Dr. Jallal’s benefits comprise health cover, life insurance, disability cover and tax equalization gross-up payments paid with respect to the portion of her income subject to United Kingdom taxation. Dr. Herbst and Kristine Peterson’s benefits comprise tax equalization gross-up payments paid with respect to the portion of their income subject to United Kingdom taxation.

2.
Represents a performance-based cash bonus awarded to Dr. Jallal in connection with the achievement of 2024 annual performance milestones (paid in 2025). Dr. Jallal was assigned a target bonus expressed as a percentage of her base salary, and the target bonus amount for Dr. Jallal for 2024 was 75% (2023: 75%). For 2024, the Board determined to award Dr. Jallal an annual bonus of $573,750 (2023: $606,375) (reflecting an achievement level of 100% (2023: 110%)), as reflected in the “Annual Bonus” column of the table above.

3.
For awards granted in the years ended 31 December 2024 and 2023, the exercise price is equal to the market value of the shares on the date of the grant and therefore there is no value to disclose. Details of awards granted and held are set out in the options table further below in this report. There were no performance obligations linked to the share-based awards granted during the years above.

4.
Robert Perez and Travis Coy were originally nominated to our board of directors by General Atlantic and Eli Lilly S.A., respectively, pursuant to our pre-IPO fundraising arrangements, which granted a right to each of General Atlantic and Eli Lilly S.A. to appoint an individual to our board. Both directors elected to forgo remuneration in respect of their services as non-executive directors.

2024 Annual Bonus
In 2024, the CEO’s bonus of $573,750 (being 75% of salary), compared to $606,375 (82.5% of salary) in 2023, was based on corporate, strategic objectives: Lead in T cell receptor (“TCR”) Innovation (50%); Grow the Business (40%); Be the Best Workplace (10%), measured through the annual bonus scorecard.
The summary of our 2024 annual performance bonus design below includes the level of detail we believe we can disclose without creating competitive harm for the Company.

Metric	Weight	Goals	Achievement	Weighted Achievement
Lead in TCR Innovation	50%	Goals focused on executing our clinical trials, building our pipeline for new products, completing regulatory submissions, high impact publications and other related matters	95.2%	47.6%
Grow the Business	40%	Goals pertaining to commercial and other matters, including related to expanding access to our product, governmental affairs, sales, cash and operating expense targets, investor relations and business development	103.5%	41.4%
Be the Best Workplace	10%	Goals related to recruiting, employee engagement, compliance, workforce planning, culture and other employee matters	108.0%	10.8%

Initial Calculated Achievement				99.8%

Adjusted Achievement (See Below)				100%

In January 2025, the Committee assessed 2024 performance against the corporate scorecard and initially determined that the goals were achieved at 99.8%, as summarized in the table above. However, in light of solid achievement of specific corporate goals and exceeding in some, including those noted in the table below, the Committee approved a minimal uplift in the overall achievement percentage of 100%, which the Committee determined was appropriate to reward the hard work and accomplishments across our entire company.

Metric	Goal	Achievement
Lead in TCR Innovation	Various detailed goals around delivering on our pipeline
Goals Achieved:

Reported data on three Phase 1trials to expand our pipeline beyond KIMMTRAK for mUM

Delivered commercial-scale manufacturing and initiated process validation for PRAME-A2

First patient randomized in Phase 3 PRISM-MEL and KIMMTRAK ATOM trial

First patients dosed in PIWIL Phase 1 trial

Goals Exceeded:

Completed GMP manufacturing and achieved first patient dosed for Phase 1 study for PRAME HLE

Converted Phase 2/3 Tebe-AM trial into Phase 3

	Deliver three high impact publications and 10 high quality publications/presentations	Goal Exceeded:Delivered 6 high impact and 17 high quality publications

Grow the Business	Increased KIMMTRAK net sales and reaching more patients (via community settings in US, new market launches ex-US) Execute successful capital raise to support corporate cash reserves
Goal Exceeded: $310 million in net sales for 2024

Goal Achieved: Year-end cash was $455.7 million.

Goal Exceeded: Successful completion of an offering of $402.5 million aggregate principal amount of convertible senior notes and $52.1 million Pharmakon loan repayment.

Be the Best Workplace	Build manager capability establishing a Management Development Program Build external engagement via relaunched website - increase page views to 250,000 per-year/bounce rate below 70%
Goal Exceeded: 100% of participants rated 4 out of 5 evaluation categories on Management Development Program as strongly agree/agree

Goal Exceeded: significantly exceeded page views and bounce rate targets

Equity Awards
Scheme interest granted in the year ended 31 December 2024
The following table summarises the number of share options and total face value of options granted to the Executive Director and Non-Executive director in the year ended 31 December 2024. Additional details for these options are included in the table of all outstanding options for our Executive Director and Non-Executive Directors under “Share options” further below.
Face value has been calculated using the share price at the date of grant multiplied by the number of options granted.

	Date of grant	Number of shares under award	Face Value $	Exercise Price
Executive Director
Bahija Jallal	16 February 2024	281,819	19,868,240	$70.50

Non-Executive Directors
Professor Sir John Bell	23 May 2024	14,534	733,531	$50.47
Roy Herbst, M.D., Ph.D.	23 May 2024	14,534	733,531	$50.47
Kristine Peterson	23 May 2024	14,534	733,531	$50.47
Professor Sir Peter Ratcliffe	23 May 2024	14,534	733,531	$50.47
Siddharth Kaul	23 May 2024	14,534	733,531	$50.47
Ranjeev Krishana	28 May 2024	12,925	595,196	$46.05

Share options
The table below sets out all outstanding share options grants awarded to the CEO and Non-Executive Directors up to 31 December 2024. Non-Executive Directors not listed below did not hold any equity awards as at 31 December 2024.

	Date of grant	Number of shares outstanding under award	Vested during 2024	Total vested as at 31 Dec 24	Total vested as at 31 Dec 23	Exercise price (1)	Vesting end date	Expiry
Executive Director

Bahija Jallal(2)(3)	16 February 2024	281,819	—	—	—	$70.50	16 February 2028	15 February 2034
	16 February 2023	259,214	113,406	113,406	—	$64.53	16 February 2027	15 February 2033
	16 February 2022	445,577	111,394	306,334	194,940	$24.66	16 February 2026	15 February 2032
	4 February 2021	2,076,080	519,020	1,946,325	1,427,305	$26.00	4 February 2025	3 February 2031
	30 October 2020	28,345	3,543	28,345	24,802	$17.46	1 April 2024	29 October 2030
	7 January 2019	1,854,470	129,966	1,854,470	1,724,504	$17.46	7 January 2024	6 January 2029
	Total Options	4,945,505
Non-Executive Directors
Professor Sir John Bell(4)	23 May 2024	14,534	—	—	—	$50.47	23 May 2025	22 May 2034
	16 May 2023	8,676	8,676	8,676	—	$58.69	16 May 2024	15 May 2033
	12 May 2022	14,176		14,176	14,176	$25.83	12 May 2023	11 May 2032
	4 February 2021	33,985	8,496	31,860	23,364	$26.00	4 February 2025	3 February 2031
	16 November 2020	18,215	—	18,215	18,215	$17.46	16 November 2020	15 November 2030
	13 December 2016	1,335	—	1,335	1,335	$40.93	13 December 2016	12 December 2026
	9 September 2016	1,335	—	1,335	1,335	$40.93	9 September 2016	8 September 2026
	12 June 2015	6,915	—	6,915	6,915	$11.83	12 June 2015	11 June 2025
	Total Options	99,171
Roy Herbst, M.D., Ph.D.(4)	23 May 2024	14,534	—	—	—	$50.47	23 May 2025	22 May 2034
	16 May 2023	8,676	8,676	8,676	—	$58.69	16 May 2024	15 May 2033
	12 May 2022	14,176	—	14,176	14,176	$25.83	12 May 2023	11 May 2032
	4 February 2021	10,620	2,655	9,956	7,301	$26.00	4 February 2025	3 February 2031
	Total Options	48,006
Kristine Peterson(4)	23 May 2024	14,534	—	—	—	$50.47	23 May 2025	22 May 2034
	16 May 2023	8,676	8,676	8,676	—	$58.69	16 May 2024	15 May 2033
	12 May 2022	14,176		14,176	14,176	$25.83	12 May 2023	11 May 2032
	4 February 2021	13,778	3,445	12,917	9,473	$26.00	4 February 2025	3 February 2031
	16 November 2020	11,520	—	11,520	11,520	$17.46	16 November 2020	15 November 2030
	Total Options	62,684
Professor Sir Peter Ratcliffe(4)	23 May 2024	14,534	—	—	—	$50.47	23 May 2025	22 May 2034
	16 May 2023	8,676	8,676	8,676	—	$58.69	16 May 2024	15 May 2033
	12 May 2022	14,176	—	14,176	14,176	$25.83	12 May 2023	11 May 2032
	Total Options	37,386
Siddharth Kaul(5)	23 May 2024	14,534	—	—	—	$50.47	23 May 2025	22 May 2034
	16 May 2023	8,676	8,676	8,676	—	$58.69	16 May 2024	15 May 2033
	8 June 2022	10,268	3,423	8,557	5,134	$34.44	8 June 2025	7 June 2032
	Total Options	33,478
Ranjeev Krishana(6)	28 May 2024	12,925	2,513	2,513	—	$46.05	28 May 2027	27 May 2034
	Total Options	12,925
Total Director Options		5,239,155

Notes to the table:
1.	Options granted during 2021 were granted at the time of our IPO. The exercise price of $26.00 is equal to the price per ADS sold in the IPO, and the awards have no performance conditions attached.
2.
Options granted to Dr. Jallal on 16 February 2024, 16 February 2023, 16 February 2022, 4 February 2021, and 30 October 2020, vest over a four-year period from the date of grant. Twenty-five percent of the shares subject to each of those awards vested on the first anniversary of the vesting commencement date, and the remaining shares vest in quarterly installments thereafter, subject to the officer’s continued service through each vesting date. The options granted on 30 October 2020, have a vesting commencement date of 1 April 2020. Twenty-five percent of the shares subject to the 30 October 2020, award vest on the first anniversary of the vesting commencement date (1 April 2021), and the remaining shares vest in quarterly installments thereafter, subject to the officer’s continued service through each vesting date
3.
The options granted to Dr. Jallal on 7 January 2019, vesting over a five-year period were modified during 2020 and immediately prior to the IPO. The incremental fair values arising on these modifications for accounting purposes were $3.84 and $5.19, respectively. Twenty five percent of the shares subject to the award vested on the second anniversary of the vesting commencement date, and the remaining shares vested in quarterly installments thereafter, subject to the officer’s continued service through each vesting date.

4.	The Non-Executive Director options vest as follows:
•
Awards Granted in 2024, 2023 and 2022: Other than for Mr. Kaul’s 2022 award (described in note 5 below) and Mr. Krishana’s 2024 award (described in note 6 below), these option awards become fully vested on the one-year anniversary of the grant date.

•
Awards Granted 2021: These annual option awards vest over a four-year period from the date of grant, with 25% of the award vesting on the first anniversary of the vesting commencement date and the remaining shares vesting in quarterly installments thereafter, subject to the director’s continued service through each vesting date.

•	Awards Granted Prior to 2021: These pre-IPO awards were fully vested on the date of grant.
5.	Represents option awards granted on appointment as a non-executive director in the year ended 31 December 2022, with the award vesting monthly over a period of three years.
6.	Represents option awards granted on appointment as a non-executive director in the year ended 31 December 2024, with the award vesting monthly over a period of three years.
7.
The exercise price of all option awards is equal to the market value at the date of grant, and accordingly there is no value to the recipients at the point of grant. The face value of awards granted in the years ended have been calculated by multiplying the share price at the date of grant by the number of options granted.

8.
Travis Coy and Robert Perez were originally nominated to our board of directors by Eli Lilly S.A. and General Atlantic, respectively, pursuant to our pre-IPO fundraising arrangements, which granted a right to each of Eli Lilly S.A. and General Atlantic to appoint an individual to our board. Both directors elected to forgo remuneration in respect of their services as non-executive directors.

Payments to Past Directors and Loss of Office
No payments were made to former directors of the Company or in relation to loss of office during the year.
Directors’ Shareholding and Share Interests
The share interests of each Director as of 31 December 2024 (together with interests held by his or her connected persons) are set out in the table below. Directors are encouraged to build up a shareholding but currently no formal shareholding requirements apply. Details of share options award to the CEO and Non-Executive Directors, as of 31 December 2024 are set out in the Share options table provided earlier in this Remuneration Report.

Director	Interest in Shares	Options vested but unexercised	Unvested options	Total beneficial interest in shares	Options Vested in the Year	Options Exercised in the Year
Executive Director:
Bahija Jallal	—	4,248,880	696,625	4,945,505	877,330	—
Non-Executive Directors:
Professor Sir John Bell	13,452	82,513	16,658	112,623	17,172	—
Travis Coy	—	—	—	—	—	—
Roy Herbst, M.D., Ph.D.	—	32,808	15,198	48,006	11,331	—
Siddharth Kaul	—	17,233	16,245	33,478	12,099	—
Robert Perez	—	—	—	—	—	—

Director	Interest in Shares	Options vested but unexercised	Unvested options	Total beneficial interest in shares	Options Vested in the Year	Options Exercised in the Year
Kristine Peterson	—	47,289	15,395	62,684	12,120	—
Professor Sir Peter Ratcliffe	333	22,852	14,534	37,719	8,676	—
Ranjeev Krishana	—	2,513	10,412	12,925	—	—

Notes to the table:
1.	The closing market price of the Company’s ordinary shares as at 31 December 2024 was $29.50 (2023: $68.32).
2.	2024: No share options were exercised. Bahija Jallal exercised 225,000 share options during 2023, resulting in a gain of $9,724,878.
3.	No performance conditions apply to any share options.
The information provided in this part of the Directors’ Remuneration Report is not subject to audit:
TSR Performance Graph
The graph below shows a comparison, from 5 February 2021 (the date our ADSs commenced trading on Nasdaq) through 31 December 2024, of the cumulative total return to shareholders of our ADSs relative to the Nasdaq Composite Index and the Nasdaq Biotech Index. The graph assumes that $100 was invested in each of our ADSs, the Nasdaq Composite Index and the Nasdaq Biotech Index at their respective closing prices on 5 February 2021 and assumes reinvestment of gross dividends. The share price performance shown in the graph represents past performance and should not be considered an indication of future share price performance

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Month - Year
IMCR (-25.74%)
NBI (-14.96%)
Nasdaq (42.42%)

Aligning Pay with Performance
2021 was the first year that the Company has prepared a Remuneration Report and as the Company was incorporated on 7 January 2021, and we do not have any historical remuneration to disclose for periods prior to 2021.

	Total remuneration $	Annual bonus (percentage of target)	Share options vested during the year(1)
2024
Executive Director	1,474,165	100%	877,329
Bahija Jallal

2023
Executive Director:	1,403,204	110%	1,240,914
Bahija Jallal

2022
Executive Director:	1,417,606	125%	1,435,239
Bahija Jallal

2021
Executive Director:	1,266,024	100%	920,397
Bahija Jallal

(1)
the number of share options vesting during each year are included on the basis that no performance-based conditions currently apply to share options and therefore a disclosure of the percentage permitted to vest in respect of the year is not informative.

External Directorships
The Board believes that it may be beneficial to the Company for Executives to hold certain roles outside the Company, provided that the Company’s business takes priority. Any such appointments are subject to the prior written consent of the Board and the Director may retain any fees received. The CEO currently serves as a member of the board for Elevance Health (previously known as Anthem Inc), and Johns Hopkins University.
Percentage Change in the Remuneration of the Directors Compared to Other Employees
2021 was the first year that the Company prepared a Remuneration Report as the Company was incorporated on 7 January 2021, and we do not have any historical remuneration to disclose for periods prior to 2021.

	Percentage change 2023-2024			Percentage change 2022-2023			Percentage change 2022-2021
	Base salary/fees	Benefits	Bonus	Base salary/fees	Benefits	Bonus	Base salary/fees	Benefits	Bonus
Executive Directors
Bahija Jallal	4.0%	-10.1%	-5.4%	5.0%	-1.7%	-7.6%	0%	49.1%	25%
Non-Executive Directors
Professor Sir John Bell	8.0%	—	—	6.9%			20.9%
Travis Coy	—	—	—	—	—	—	—	—	—
Roy Herbst, M.D.,Ph.D.	8.2%	—	—	8.9%	—	—	19.9%	—	—
Robert Perez	—	—	—	—	—	—	—	—	—
Kristine Peterson	7.8%	—	—	13.3%	—	—	25.9%	—	—
Professor Sir Peter Ratcliffe	2.5%	—	—	2.7%	—	—	21.9%	—	—
Siddharth Kaul	8.2%	—	—	87.7%	—	—	—	—	—
Ranjeev Krishana	—	—	—	—	—	—	—	—	—
Average pay of employees as a whole	10.1%	15.4%	1.0%	7.9%	10.8%	18.3%	13.1%	13.8%	19.1%

Relative Importance of the Spend on Pay
The table below illustrates the Company’s expenditure on pay, in comparison to Group’s expenditure on research and development costs. Research and Development is the company’s principal activity and, as such, is the most appropriate metric against which to measure employee expenditure given there have been no distributions to shareholders by way of dividend or share buyback.

	2024 ($000)(2)	2023 ($000)(2)
Group research and development costs	217,658	160,971
Total employee pay expenditure	120,884	101,877

(1)	Total employee pay expenditure includes wages and salaries, social security costs, GUID contributions, bonus and share-based compensation charge.
(2)	For remuneration not paid in U.S. dollars, amounts in pounds sterling have been translated for convenience to U.S. dollars at a rate of 1.2781 (2023: 1.2400).
The above table reflects expenditure for the full year.
Chief Executive Officer Pay Ratio
These ratios set out the comparison between the CEO’s remuneration and that for employees in the UK for the full years ended 31 December 2024, 2023, 2022, and 2021. 2021 was the first year that the Company prepared a Remuneration Report as the Company was incorporated on 7 January 2021, and we do not have any historical remuneration to disclose for periods prior to 2021.

Year	Method	CEO	25th percentile pay		Median pay		75th percentile pay
		$	$	Ratio	$	Ratio	$	Ratio
2024	B	1,474,165	55,547	27:1	74,095	20:1	123,820	12:1
2023	B	1,403,204	54,944	26:1	72,637	19:1	105,236	13:1
2022	B	1,417,606	46,868	30:1	67,368	21:1	120,732	12:1
2021	B	1,270,414	56,939	22:1	70,025	18:1	132,040	10:1

The remuneration for employees in the UK workforce is based on the data used for gender pay reporting, which comprises salary and benefits as of 5 April of each applicable year and incentive payments payable in respect of the full years ended 31 December of each applicable year. Actual benefit amounts are used for the purposes of ratio in the table above. The ratios have been calculated using Method B as we believe it provides the best comparison of colleague pay with that of our CEO. For remuneration not paid in U.S. dollars, amounts in pounds sterling have been translated for convenience to U.S. dollars at a rate of 1.2781 (2023: 1.2400) otherwise no estimates or adjustments have been made.
As reflected in the table above, our CEO pay ratio has not varied significantly over the last three years. Therefore, changes to the ratio are generally reflective of adjustments within our broader workforce and their applicable pay.
Statement of Shareholder Voting
The Policy was proposed for approval by the Company’s shareholders at an AGM on 12 May 2022 and will remain in force for three years from that date (until the AGM in 2025, or until a revised remuneration policy is approved by shareholders).
The table below sets out the previous votes cast at our AGM on 12 May 2022 in respect of the Remuneration Policy, and the previous votes cast at our AGM on 23 May 2024 in respect of the Annual Remuneration Report for the year ended 31 December 2024.

	Votes for		Votes against		Votes withheld
	%	Number	%	Number	Number
Annual Remuneration Report	98.42	33,719,838	1.56	535,752	4,169
Remuneration Policy	80.97	11,009,912	19.03	2,588,236	6,469

Withheld votes are not counted when calculating voting outcomes. The Directors’ Remuneration Policy is renewed at least every three years.
Statement of implementation of remuneration policy for the year ending 31 December 2025
Salary
The CEO requested to keep base salary flat for 2025 to increase the pool for employee salary increases. The Committee has agreed a 2025 salary increase of 0% for the CEO for this reason. This increase is not reflective of the CEO’s strong performance.
Benefits and Pension (401(k))
Benefits and Pension (401(k)) will be in line with the Policy set out above. (Executive Directors will also be entitled to tax equalisation benefits.)
Annual Bonus
The 2025 annual bonus target opportunity for the CEO is 75% of base salary.
Bonuses will be paid entirely in cash and will be based entirely on the achievement of operational and strategic objectives based on the company scorecard and assessed following the end of the 2025 financial year. Specific targets are commercially sensitive and therefore are not disclosed in advance. However, a description of the targets and performance against them will be disclosed in next year’s Annual Report and Accounts.
Equity Incentive Plan
The Committee has granted an award in the first quarter of 2025 of options covering 405,824 shares with an exercise price of $29.60 and RSUs covering 95,270 shares to the CEO, Options will vest 25% after one year and in quarterly instalments thereafter, subject to continued service. RSUs will vest over 4 years with 25% vesting each year, subject to continued service. RSUs do not have an exercise price but settlement is subject to payment of the nominal value (GBP 0.002 per share).
Non-Executive Director Fees
Non-Executive Director fees were initially reviewed and set at the time of the IPO. Fees are reviewed annually and in 2024 were reviewed against a peer group, with the resulting changes (none recommended) proposed for 2025 approved by the board effective from 6th April 2025.
Non-Executive Directors will receive the following annual retainers, which will be paid in cash:

	Fee (effective from 6 April 2025)	Fee (effective from 6 April 2024)
Base fee:	No Changes	$50,000
Board member

Additional Fees:	No Changes
Board Chairperson		$35,000
Audit Committee Chair		$20,000
Audit Committee Member		$10,000
Remuneration Chair		$15,000
Remuneration Committee Member		$7,500
Nomination & Corporate Governance Committee Chair		$10,000
Nomination & Corporate Governance Committee Member		$5,000

The Company provides an initial, one-time equity award of market value share options to each new Non-Executive Director upon his or her election to our Board of Directors. Under normal circumstances, initial share awards vest monthly over three years. The Company intends to provide an annual equity incentive award of market value share options to each Non-Executive Director. Options awarded annually will usually vest at the earlier of (i) the one-year anniversary of the date of grant and (ii) the day immediately prior to the date of the Company’s next annual general meeting. All vesting is subject to the eligible Non-Executive Director continuing to be a Service Provider (as defined in the EIP) on each applicable vesting date. Notwithstanding the foregoing vesting schedules, for each eligible director who remains continuously a Service Provider until immediately prior to the closing of a “Change in Control” (as in the EIP), the shares subject to his or her then-outstanding equity awards will become fully vested immediately prior to the closing of such change in control.
Each Non-Executive Director will also be entitled to reimbursement of reasonable expenses and tax equalisation benefits.

On behalf of the Board

/s/ Ms. Kristine Peterson

Ms. Kristine Peterson Remuneration Committee Chair 24 March 2025

IMMUNOCORE

The Chairman of Immunocore Holdings plc invites you to attend the Annual General Meeting of the Company to be held at **the offices of Cooley (UK) LLP, 22 Bishopsgate, London EC2N 4BQ** on **15 May 2025** at **2.30 pm London Time (9.30 am Eastern Daylight Time)**.

If you would prefer to participate online, please visit: **meetnow.global/IHCAGM2025**.
For further information on online participation, please see overleaf.

000001010101000

MR SAM SAMPLE
DESIGNATION (IF ANY)
MR JOINT HOLDER 1
ADD1
ADD2
ADD3
ADD4

100000

SG350

Shareholder Reference Number

C1234567890

Please detach this portion before posting this proxy form.

Form of Proxy - Annual General Meeting to be held on 15 May 2025

Cast your Proxy online...**It's fast, easy and secure!**

www.investorcentre.co.uk/eproxy **Control Number:** 920695 **SRN:** C1234567890 **PIN:** 1234

You will be asked to enter the Control Number, Shareholder Reference Number (SRN) and PIN shown above and agree to certain terms and conditions.

View the Annual Report online: **https://ir.immunocore.com/financials-filings/annual-reports**

Register at **www.investorcentre.co.uk** - manage your shareholding online, the easy way!

To be effective, all proxy appointments must be lodged with the Company's Registrars at:
Computershare Investor Services PLC, The Pavilions, Bridgwater Road, Bristol BS99 6ZY by 13 May 2025 at 2.30 pm London Time (9.30 am Eastern Daylight Time).

Explanatory Notes:

1. Every holder has the right to appoint some other person(s) of their choice, who need not be a shareholder, as his proxy to exercise all or any of his rights, to attend, speak and vote on their behalf at the meeting. If you wish to appoint a person other than the Chairman, please insert the name of your chosen proxy holder in the space provided (see reverse). If the proxy is being appointed in relation to less than your full voting entitlement, please enter in the box next to the proxy holder's name (see reverse) the number of shares in relation to which they are authorised to act as your proxy. If returned without an indication as to how the proxy shall vote on any particular matter, the proxy will exercise his discretion as to whether, and if so how, he votes (or if this proxy form has been issued in respect of a designated account for a shareholder, the proxy will exercise his discretion as to whether, and if so how, he votes).
2. To appoint more than one proxy, an additional proxy form(s) may be obtained by contacting the Registrar's helpline on 0370 703 0387 or you may photocopy this form. Please indicate in the box next to the proxy holder's name (see reverse) the number of shares in relation to which they are authorised to act as your proxy. Please also indicate by marking the box provided if the proxy instruction is one of multiple instructions being given. All forms must be signed and should be returned together in the same envelope.
3. The 'Abstain' option overleaf is provided to enable you to abstain on any particular resolution. However, it should be noted that a 'Abstain' is not a vote in law and will not be counted in the calculation of the proportion of the votes 'For' and 'Against' a resolution.
4. Pursuant to Regulation 41 of the Uncertificated Securities Regulations 2001, entitlement to attend and vote at the meeting and the number of votes which may be cast thereat will be determined by reference to the Register of Members of the Company at close of business on the day which is two days before the day of the meeting. Changes to entries on the Register of Members after that time shall be disregarded in determining the rights of any person to attend and vote at the meeting.
5. To appoint one or more proxies or to give an instruction to a proxy (whether previously appointed or otherwise) via a designated voting platform www.proxymity.io. or CREST system, (CREST messages must be received by the issuer's agent, ID number 3RA50 not later than 48 hours before the time appointed for holding the meeting) any such messages must be received by the issuer's agent prior to the specified deadline within the relevant system. For this purpose, the time of receipt will be taken to be the time (as determined by the timestamp generated by the relevant designated voting platform) from which the issuer's agent is able to retrieve the message. The Company may treat as invalid a proxy appointment sent via a designated voting platform in the circumstances set out in Regulation 35(5)(a) of the Uncertificated Securities Regulations 2001.
6. The above is how your address appears on the Register of Members. If this information is incorrect please ring the Registrar's helpline on 0370 703 0387 to request a change of address form or go to www.investorcentre.co.uk to use the online Investor Centre service.
7. Any alterations made to this form should be initialled.
8. The completion and return of this form will not preclude a member from attending the meeting and voting in person.

Kindly Note: This form is issued only to the addressee(s) and is specific to the unique designated account printed hereon. This personalised form is not transferable between different: (i) account holders; or (ii) uniquely designated accounts. The Company and Computershare Investor Services PLC accept no liability for any instruction that does not comply with these conditions.

All Named Holders

MR A SAMPLE
<Designation>
ADDITIONAL HOLDER 1
ADDITIONAL HOLDER 2
ADDITIONAL HOLDER 3
ADDITIONAL HOLDER 4

12WZFB D01

ATTENDING THE AGM BY ELECTRONIC MEANS

This year we will be conducting a hybrid meeting, giving you the opportunity to attend the meeting in-person or to participate online, using your smartphone, tablet or computer.

If you choose to participate online you will be able to view a live webcast of the meeting, ask questions and submit your votes in real time.

Visit: meetnow.global/IHCAGM2025

This link will be active from 2:15pm BST (9.15am EDT) on 15 May 2025.

You will need your Shareholder Reference Number and PIN shown below to login to the meeting.

Shareholder Reference Number: C0000000000
PIN: 1245

Note: For best Web Browser experience, please use the latest version of Chrome, Firefox, Edge or Safari. Internet Explorer is not supported.

Form of Proxy

Please complete this box only if you wish to appoint a third party proxy other than the Chairman.
Please leave this box blank if you want to select the Chairman. Do not insert your own name(s).

C1234567890

*

I/We hereby appoint the Chairman of the Meeting OR the person indicated in the box above as my/our proxy to attend, speak and vote in respect of my/our full voting entitlement* on my/our behalf at the Annual General Meeting of Immunocore Holdings plc to be held at **the offices of Cooley (UK) LLP, 22 Bishopsgate, London EC2N 4BQ** on **15 May 2025** at **2.30 pm**, and at any adjourned meeting.

*** For the appointment of more than one proxy, please refer to Explanatory Note 2 (see front).**

☐ Please mark here to indicate that this proxy appointment is one of multiple appointments being made.

Please use a **black** pen. Mark with an **X** inside the box as shown in this example. ☒

Ordinary Resolutions

Special Resolution

I/We instruct my/our proxy as indicated on this form. Unless otherwise instructed the proxy may vote as he or she sees fit or abstain in relation to any business of the meeting.

Signature

Date

DD / MM / YY

In the case of a corporation, this proxy must be given under its common seal or be signed on its behalf by an attorney or officer duly authorised, stating their capacity (e.g. director, secretary).

W K F 2 6 5 2 0 4 I H C

12WZFB D01